As filed with the Securities and Exchange Commission on January 2, 2009
Registration No. 333-153645
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VirnetX Holding Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	5615 Scotts Valley Drive, Suite 110	77-0390628
(State or Other Jurisdiction of Incorporation or Organization)	Scotts Valley, California 95066 (831) 438-8200	(I.R.S. Employer Identification Number)
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Kendall Larsen
Chief Executive Officer
VirnetX Holding Corporation
5615 Scotts Valley Drive, Suite 110
Scotts Valley, California 95066
(831) 438-8200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lowell D. Ness Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, California 94025 (650) 614-7400	Christopher C. Paci Peter M. Astiz DLA Piper (US) LLP 2000 University Avenue East Palo Alto, California 94303 (650) 833-2000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(2)	Fee(1)
Common Stock, par value $0.0001	$30,000,000(3)	$1,179.00
Warrants to purchase Common Stock	—	—
Total Registration Fee		1,179.00	*

(1)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered. Pursuant to Rule 457(g), no separate registration fee is required for the Warrants because we are registering those Securities in the same registration statement as the underlying common stock.

(2)	Includes the common stock underlying the Warrants to purchase shares of Common Stock. In accordance with Rule 416 under the Securities Act of 1933 in order to prevent dilution, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event of a stock split, stock dividend or similar transaction. No additional registration fee has been paid for these shares of common stock.

(3)	The registrant has previously paid a registration fee to the Securities and Exchange Commission for an offering with a proposed maximum aggregate offering price of $30,000,000. The prospectus included in this amendment reflects a reduction in the proposed maximum aggregate offering price. This prospectus contemplates an offering, at an assumed offering price of $1.75 per share and associated warrants, with a proposed maximum aggregate offering price of $18,750,000 (including proceeds from exercise of the warrants offered hereby, but excluding proceeds from exercise of the over-allotment option granted to the underwriter). There are therefore no additional registration fees remaining to be paid by the registrant.

*	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)	Dated January 2, 2009

3,000,000 Shares of Common Stock
Warrants to Purchase 4,500,000 Shares of Common Stock

VIRNETX HOLDING CORPORATION

We are offering 3,000,000 shares of our common stock, warrants to purchase 1,500,000 shares of our common stock at an exercise price of $2.00 per share, warrants to purchase 1,500,000 shares of our common stock at an exercise price of $3.00 per share, and warrants to purchase 1,500,000 shares of our common stock at an exercise price of $4.00 per share. This prospectus also covers the offer and sale of 4,500,000 shares of common stock issuable upon exercise of the warrants offered hereby.

Our common stock is currently listed on the American Stock Exchange under the symbol “VHC.” We do not intend to apply for listing of the warrants on any securities exchange. On December 31, 2008, the last reported sales price of our common stock as reported on the American Stock Exchange was $1.48 per share.

Our business and an investment in our common stock and warrants involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 7 of this prospectus.

Gilford Securities Incorporated has agreed to act as the underwriter in connection with this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Per Share
of Common Stock and
	Associated Warrants	Total(1)
Public Offering Price	$	$
Underwriting Discount*	$	$
Offering Proceeds before expenses**	$	$

*	See section entitled “Underwriting” on page 67 of this prospectus.

**	Our underwriter is offering these shares on a firm commitment basis and expects that delivery of shares will be made on or about , 2009. We have granted the underwriter a 45-day option to purchase up to 450,000 additional shares and warrants to purchase up to an additional 225,000 shares at an exercise price of $2.00 per share, an additional 225,000 shares at an exercise price of $3.00 per share and an additional 225,000 shares at an exercise price of $4.00 per share from us at the public offering price, less the underwriting discount, to cover over-allotments. The underwriter’s over-allotment option is subject to adjustment for stock splits, stock dividends or similar transactions.

(1)	Table excludes shares of common stock issuable upon exercise of warrants offered hereby.

Gilford Securities Incorporated

          , 2009

This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the Securities and Exchange Commission. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus is a part. Before purchasing any of the offered securities, you should carefully read this prospectus, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information” on page 68. In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” in this prospectus starting on page 7 before you decide whether to purchase any of the offered securities. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect the price of our common stock.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offers are being made hereby in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the cover. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about our company and the offering and may not contain all the information that may be important to you. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus. You should carefully read this entire prospectus before making a decision about whether to invest in the offered securities.

The Company

We are developing and commercializing software and technology solutions for securing real-time communications over the Internet. Our patented GABRIEL Connection Technologytm combines industry standard encryption protocols with our patented techniques for automated domain name system, or DNS, lookup mechanisms, enabling users to create a secure communication link using secure domain names. We also intend to establish the exclusive secure domain name registry in the United States and other key markets around the world. Our software and technology solutions provide the security platform required by next-generation Internet-based applications such as instant messaging, or IM, voice over Internet protocol, or VoIP, mobile services, streaming video, file transfer and remote desktop. Our technology generates secure connections on a “zero-click” or “single-click” basis, significantly simplifying the deployment of secure real-time communication solutions by eliminating the need for end users to enter any encryption information.

We intend to license our patents and our GABRIEL Connection Technologytm to original equipment manufacturers, or OEMs, within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets. The leaders in these markets include Alcatel-Lucent, Avaya Inc., Cisco Systems, Inc., Juniper Networks, Inc., LM Ericsson Telephone Company, Motorola, Inc., NEC Corporation, Nokia Corporation, Nortel Networks Corporation, Samsung Electronics Co. Ltd. and Sony Ericsson Mobile Communications AB, among others. We also intend to license our patent portfolio, technology, and software, including our secure domain name registry service, to communication service providers as well as to system integrators. We believe that the market opportunity for our software and technology solutions is large and expanding. As part of our licensing strategy, in March 2008, we hired ipCapital Group, a leading advisor on licensing technology and intellectual property, to initiate discussions with several major potential licensees. Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value. We are currently in discussions with prospective customers in our target markets.

Our portfolio of intellectual property is the foundation of our business model. We currently have 11 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications. Our patent portfolio is primarily focused on securing real-time communications over the Internet, as well as related services such as the establishment and maintenance of a secure domain name registry. Our software and technology solutions also have additional applications in operating systems and network security. The core development team behind our patent portfolio, technology, and software has worked together for over ten years and is the same team that invented and developed this technology while working at Science Application International Corporation, or SAIC. SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. In 2006, we acquired this patent portfolio, which now serves as the foundation of our planned licensing and service offerings. We expect to derive the majority of our revenue from license fees and royalties associated with these patents. We also intend to continue our research and development efforts to further strengthen and expand our patent portfolio, and over time, we plan to leverage this portfolio to develop a product suite that can be sold to enterprise customers and developers.

Industry Overview

The Internet is increasingly evolving into a rich medium used by individuals and businesses to conduct commerce, share information and engage in real-time communications including email, text messaging, IM, and voice and video calls. This communications experience is richer and more complex than ever before. Session initiation protocol, or SIP, was developed to enable the convergence of voice and data networks and today is the predominant industry standard for establishing multimedia communications over the Internet such as voice, video, instant messaging, presence information and file transfer. SIP as well as other real-time collaboration-protocols such as XMPP, use DNS lookup as their primary means of connecting Internet devices but is an open architecture that remains inherently unsecure. As the workforce becomes increasingly dispersed, mobile features enabled by Internet protocol-based communications such as presence, unified messaging, find me/follow me, white-boarding and document sharing have become more commonplace. However, the development of the security infrastructure for these applications has lagged behind the adoption of next-generation networks, leaving them vulnerable to a multitude of threats including man-in-middle, eavesdropping, domain hijacking, distributed denial of service, or DDoS, spam over Internet telephony, or SPIT, and spam over instant messaging, or SPIM. These threats continue to highlight the need for securing these next-generation networks.

We believe that accessing a diversity of services from a single device, anytime and anywhere, and the ability to access these same services from a range of devices, are emerging as key market requirements. The portions of the IP-telephony, mobility, fixed-mobile convergence and unified communications markets that could benefit from our software and technology solutions are forecasted to grow from approximately $59 billion in total revenues in 2006 to approximately $162 billion in total revenues by 2011, representing a compound annual growth rate, or CAGR, of approximately 23%. This growing trend represents a significant opportunity for VirnetX to license its patent portfolio, technology and software, and establish its secure domain name registry.

Our Solutions

Our software and technology solutions, including GABRIEL Connection Technologytm, our secure domain name registry, and our patents are designed to secure all types of real-time communications over the Internet. Our patented GABRIEL Connection Technologytm combines industry standard encryption protocols with our patented techniques for automated DNS lookup mechanisms, enabling users to create a secure communication link using secure domain names. Our technology can be built into network infrastructure, operating systems or silicon chips developed for a communication or computing device to secure real-time communications over the Internet between any number of devices. Our technology automatically encrypts data allowing organizations and individuals to establish communities of secure, registered users and transmit information between multiple devices, networks and operating systems. These secure network communities, which we call secure private domains, or SPDs, are designed to be fully-customizable and support rich content applications such as IM, VoIP, mobile services, streaming video, file transfer and remote desktop in a secure environment. Our approach is a unique and patented solution that provides the robust security platform required by these rich content applications and real-time communications over the Internet. The key benefits and features of our technology include the following:

•	Automatic and seamless to the user. After a one-time registration, users connect securely on a “zero-click” or “single-click” basis.

•	Secure data communications. Users create secure networks with people they trust and communicate over a secure channel.

•	Control of data at all times. Users can secure and customize their unified communication and collaboration applications such as file sharing and remote desktop with policy-based access and secure presence information.

•	Authenticated users. Users know they are communicating with authenticated users with secure domain names.

•	Application-agnostic technology. Our solution provides security at the IP layer of the network by using patented techniques for automated DNS lookup mechanisms to make connections between secure domain names, thereby obviating the need to provide application specific security.

Competitive Strengths

We believe the following competitive strengths will enable our success in the marketplace:

•	Unique patented technology. We are focused on developing innovative technology for securing real-time communications over the Internet, and establishing the exclusive secure domain name registry in the United States and other key markets around the world. Our unique solutions combine industry standard encryption methods and communication protocols with our patented techniques for automated DNS lookup mechanisms. Our technology and patented approach enables users to create a secure communication link by generating secure domain names. We have a strong portfolio comprised of 11 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications. Our portfolio includes patents and pending patent applications in the United States and other key markets that support our secure domain name registry service for the Internet.

•	Scalable licensing business model. Our intellectual property portfolio is the foundation of our business model. We are actively engaged in commercializing our intellectual property portfolio by pursuing licensing agreements with OEMs, service providers and system integrators within the IP-telephony, mobility, fixed-mobile convergence and unified communications end-markets. We have engaged ipCapital Group to accelerate our patent and technology licensing program with customers and to expand the depth of our intellectual property portfolio, and we are actively pursuing our first licensing agreements. We believe that our licensing business model is highly scalable and has the potential to generate strong margins once we achieve significant revenue growth.

•	Highly experienced research and development team. Our research and development team is comprised of nationally recognized network security and encryption technology scientists and experts that have worked together as a team for over ten years and, collectively, have over 120 years of experience in the field. During their careers, this team has developed several cutting-edge technologies for U.S. national defense, intelligence and civilian agencies, many of which remain critical to our national security today. Prior to joining VirnetX, our team worked for SAIC during which time they invented the technology that is the foundation of our patent portfolio, technology, and software. Based on the collective knowledge and experience of our development team, we believe that we have one of the most experienced and sophisticated groups of security experts researching vulnerability and threats to real-time communication over the Internet and developing solutions to mitigate these problems.

Our Strategy

Our strategy is to become the market leader in securing real-time communications over the Internet and to establish our GABRIEL Communications Technologytm as the industry standard security platform. Key elements of our strategy are to:

•	Implement a patent and technology licensing program to commercialize our intellectual property, including our GABRIEL Connection Technologytm.

•	Establish VirnetX as the exclusive universal registry of secure domain names and to enable our customers to act as registrars for their users and broker secure communication between users on different registries.

•	Leverage our patent portfolio, technology and software to develop a suite of products that can be sold directly to end-user enterprises.

In furtherance of our strategy, in March 2008, we engaged ipCapital Group to help us support and grow our licensing business. The ipCapital Group is a leading advisor on licensing technology and intellectual property. Through our alliance with ipCapital Group, we are actively engaged in discussions with several potential customers in our target markets. ipCapital Group is led by John Cronin. Prior to founding ipCapital Group, Mr. Cronin was a distinguished inventor at IBM for 17 years where he patented 100 inventions, published over 150 technical papers, received IBM’s “Most Distinguished Inventor Award,” and was recognized as IBM’s “Top Inventor.” As a member of the senior technical staff and the prestigious IBM Academy, Mr. Cronin led an intellectual asset team that spearheaded efforts to produce and manage the development of intellectual property at IBM. Eventually known as “The IBM Patent Factory,” this select group supported the division that increased IBM’s annual licensing revenue from $30 million in 1992 to more than $1 billion in 1997 when Mr. Cronin left IBM. Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value.

Microsoft Litigation

We filed a patent infringement lawsuit against Microsoft Corporation on February 15, 2007. The lawsuit involves three patents and 18 claims. The patent infringement claims extend to eight Microsoft products including Windows Vista, Windows XP, Server 2003, Server 2008 and Officer Communicator, among others. On March 31, 2008, Microsoft filed a Motion to Dismiss our patent infringement case against it. On June 3, 2008, the court held that VirnetX has constitutional standing to file its complaint and on that basis denied Microsoft’s motion to dismiss. Also pursuant to the June 2008 court decision, SAIC joined us in our lawsuit as a plaintiff. On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator. Microsoft was ordered to provide further information regarding its non-infringement contentions and invalidity contentions in light of the amended infringement contentions. A “Markman” hearing is scheduled for February 17, 2009. After the hearing, the Court will make certain determinations regarding the scope of our patent claims. The trial is scheduled to begin on October 12, 2009.

Corporate Information

Our principal executive offices are located at 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, and our phone number is (831) 438-8200. We maintain a website at www.virnetx.com. Information contained on our website does not comprise a part of this prospectus.

In November 2006, we acquired certain patents from SAIC. In July 2007, we effected a reverse merger between PASW, Inc., a publicly traded company with limited operations, and VirnetX, which became our principal operating subsidiary. As a result of this merger, the former security holders of VirnetX came to own a majority of our outstanding common stock. On October 29, 2007, we changed our name from PASW, Inc. to VirnetX Holding Corporation.

VirnetXtm and GABRIEL Connection Technologytm are our trademarks in the United States. This prospectus includes product names, trade names and trademarks of other companies. All other product names, trade names and trademarks appearing in this prospectus are the property of their respective holders.

The Offering

Securities offered:	3,000,000 shares of our common stock and warrants to purchase 4,500,000 shares of our common stock (as described in more detail below).

Offering price:	We anticipate that the offering price of each share of our common stock and associated warrants will be $ .

Description of the warrants:	We are offering three types of warrants for each share of our common stock offered hereby. The three types of warrants have similar terms but are exercisable at different prices. For each share purchased at the closing of the offering, an investor will receive a warrant to purchase 0.5 shares of our common stock at $2.00 per share, 0.5 shares of our common stock at $3.00 per share and 0.5 shares of our common stock at $4.00 per share (fractional shares will be rounded up). All warrants will be exercisable on or after the applicable closing date of this offering through and including the 18-month anniversary of the first closing date. All warrants will also include a call feature that gives us the right to require the holder of the warrant to exercise the warrant when our average closing stock price over five consecutive trading days is equal to or exceeds two times the applicable warrant’s purchase price, failing which the warrant will terminate.

Common stock outstanding before the offering:	34,899,985 shares of our common stock.

Common stock outstanding after the offering:	37,899,985 shares of our common stock.

Use of proceeds:	To fund product development, pursue our litigation strategy and for general working capital needs.

Amex symbol:	VHC

Risk factors:	See “Risk Factors” beginning on page 7 of this prospectus and the other information in this prospectus for a discussion of factors you should consider before you decide to invest in our securities.

Unless otherwise noted in this prospectus, all information in this prospectus related to the number of shares of our common stock to be outstanding or beneficially owned after this offering:

•	is based on 34,899,985 shares of common stock outstanding as of December 31, 2008;

•	assumes no exercise of the underwriter’s over-allotment option;

•	assumes no exercise of the warrants to purchase 4,500,000 shares of our common stock offered hereby;

•	assumes no exercise of the 300,000 shares of our common stock issuable upon exercise of the warrant to be issued to the underwriter at the closing of this offering;

•	excludes 300,000 shares of our common stock issuable upon exercise of the warrant issued to the underwriter in connection with our previous public offering which closed on December 31, 2007; and

•	excludes 4,318,596 shares of our common stock issuable upon exercise of stock options outstanding as of December 31, 2008.

Summary Financial Data

The summary financial data set forth below is derived from our financial statements and notes thereto, and should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and notes thereto and the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case appearing elsewhere in this prospectus.

For accounting purposes, VirnetX Holding Corporation was a publicly-held shell company prior to the merger with VirnetX.

In light of the fact that VirnetX was deemed to be the acquiror in the Merger, the historical financial information of VirnetX has been presented as the historical financial information of the Company throughout this prospectus.

Statement of Operations Data

					For the Period
	Nine Months	Nine Months			August 2, 2005
	Ended	Ended	Year Ended	Year Ended	(Date of Inception)
	September 30,	September 30,	December 31,	December 31,	to December 31,
	2008	2007	2007	2006	2005

Revenue:	$107,955	$46,664	$74,866	$—	$—
Total operating expenses:	9,253,611	4,571,749	8,725,210	1,407,675	882,478
Total other income (expenses), net:	142,454	(23,111)	(41,820)	6,336	—

Net loss:	$(9,003,202)	$(4,548,196)	$(8,692,164)	$(1,401,339)	$(882,478)

Balance Sheet and Other Data

	As of	As of	As of	As of
	September 30,	December 31,	December 31,	December 31,
	2008	2007	2006	2005

Cash and cash equivalents:	$2,260,170	$8,589,447	$139,997	$86,552
Total assets:	3,079,152	9,279,166	195,123	147,722
Accounts payable and accrued expenses:	1,467,412	531,790	87,386	—
Total stockholders’ equity (deficit):	$1,407,740	$8,495,376	$107,737	$(82,278)

RISK FACTORS

You should carefully consider the following material risks in addition to the other information set forth in this prospectus before making any investment in the offered securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of these risk factors occurs, you could lose substantial value or your entire investment in the offered securities.

Risks Related To Existing and Future Litigation

We have commenced legal proceedings against Microsoft, and we expect such litigation to be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

On February 15, 2007, we initiated a lawsuit by filing a complaint against Microsoft in the United States District Court for the Eastern District of Texas, Tyler Division, pursuant to which we allege that Microsoft infringes two of our patents regarding the creation of virtual private networks, or VPNs. We seek damages and injunctive relief. On April 5, 2007, we filed an amended complaint, pursuant to which we allege that Microsoft infringes a third patent. We anticipate that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. The time and effort required of our management to effectively pursue the Microsoft lawsuit may adversely affect our ability to operate our business, since time spent on matters related to the lawsuit will take away from the time spent on managing and operating our business. Microsoft has counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. If Microsoft’s counterclaims are successful, they may preclude our ability to commercialize our initial products. Additionally, we anticipate that our legal fees will be material and will negatively impact our financial condition and results of operations and may result in our inability to continue our business.

While we believe Microsoft infringes our patents, we can provide no assurance that we will be successful in our lawsuit.

We believe that Microsoft infringes on three of our patents, but obtaining and collecting a judgment against Microsoft may be difficult or impossible. Patent litigation is inherently risky and the outcome is uncertain. Microsoft is a large, well-financed company with substantially greater resources than us. We believe that Microsoft will devote a substantial amount of resources in an attempt to prove that either their products do not infringe our patents or that our patents are not valid and are unenforceable. At this time, we cannot predict the outcome of this litigation.

We are devoting a substantial amount of our financial and management resources to the Microsoft litigation, and if we are unsuccessful in this lawsuit, our financial condition may be so adversely affected, we may not survive.

Currently, we are devoting substantial time, effort and financial resources to our lawsuit against Microsoft. We are a development stage company with no finished product, and, although our business strategy is focused primarily on bringing patented products to market, our business strategy also depends greatly on obtaining a judgment in our favor from the courts and collecting such judgment before our financial resources are depleted. In the event we are not awarded and do not subsequently obtain monetary and injunctive relief, we may not have enough financial resources to continue our operations.

The burdens of being a public company may adversely affect our ability to pursue the Microsoft litigation.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws. This may have a material adverse affect on management’s ability to effectively pursue the Microsoft litigation as well as our other business initiatives. In addition, our disclosure obligations under U.S. securities laws require us to disclose information publicly that will be available to

Microsoft as well as any other future litigation opponents. We may, from time to time, be required to disclose information that will have a material adverse affect on our litigation strategies. This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

We may commence additional legal proceedings against third parties who we believe are infringing on our intellectual property rights, and if we are forced to litigate to defend our intellectual property rights, or to defend claims by third parties against us relating to intellectual property rights, legal fees and court injunctions could adversely affect our financial condition or end our business.

Disputes regarding the ownership of technologies and intellectual property rights are common and we may have intellectual property infringement claims against other parties in addition to our claims against Microsoft. If we decide to commence actions against any additional parties, doing so may be expensive and time-consuming, which may adversely affect our financial condition and results of operations. Moreover, there can be no assurance that we would be successful in these additional legal proceedings and the existence and outcome of any such litigation could harm our business. In addition, commencing lawsuits may lead to potential counterclaims which may preclude our ability to develop and commercialize our initial products.

Risks Related to Our Business and Our Industry

We are a development stage company with virtually no revenues.

We are a development stage company with a very small amount of revenue and do not expect to generate additional revenues unless and until after our patent portfolio, or part of it, is commercialized. We do not anticipate launching any new products into the market until the first quarter of 2009, at the earliest. We will need to raise additional capital to fund our operations and our litigation against Microsoft and there can be no assurance that we will be successful in doing so on acceptable terms or at all.

We anticipate incurring operating losses and negative cash flows for the foreseeable future resulting in uncertainty of future profitability and limitations on our operations.

We anticipate that we will incur operating losses and negative cash flows in the foreseeable future, and we will accumulate increasing deficits as we increase our expenditures for:

•	our lawsuit against Microsoft;

•	infrastructure;

•	sales and marketing;

•	research and development;

•	personnel; and

•	general business enhancements.

We need to significantly increase our revenue if we are to attain profitability and there is no assurance that we will be able to do so. In the event that we are unable to achieve profitability or raise sufficient funding to cover our losses, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern.

Our business plan for commercializing our patents and technology is new and unproven, and therefore we can provide no assurance that we will be successful in pursuing it.

We intend to develop products to provide a security platform for real-time communications; however, this is not a defined market. We expect to depend on our intellectual property licensing fees for the majority of our revenues. Our ability to generate licensing fees is highly dependent on mainstream market adoption of real-time communications based on SIP or using DNS lookup protocols as well as customer adoption of our GABRIEL Communication Technologytm and our secure domain name registry. We cannot assure you that customers will adopt our products and services, or that we will succeed in building a profitable business based on our business plan.

We may or may not be able to capitalize on potential market opportunities related to our licensing strategy or our patent portfolio.

Our business strategy calls for us to enter into licensing relationships with the leading companies in our target market in order to reach a larger end-user base than we could reach through direct sales and marketing efforts. We have engaged ipCapital Group to help develop our licensing strategy and to introduce the Company to five potential strategic licensees of the Company’s technology. In connection with this engagement, we agreed to pay ipCapital Group 10% of the royalties of each resulting licensing arrangement, up to an aggregate maximum of $2 million per licensee, or $10 million in the aggregate. There can be no assurance that we will be able to capitalize on the potential market opportunity. Our inability to generate licensing revenues associated with the potential market opportunity could result from a number of factors, including, but not limited to:

•	our capital resources may be insufficient;

•	our management team may not have sufficient bandwidth to successfully capitalize on all of the opportunities identified by ipCapital Group;

•	we may not be successful in entering into licensing relationships with our targeted customers on commercially acceptable terms; and

•	the validity of our patents underlying the licensing opportunity is currently being challenged in our litigation against Microsoft.

We will need additional capital to pursue our litigation strategy, conduct our operations and develop our products, and our ability to obtain the necessary funding is uncertain.

We expect to utilize a substantial portion of the proceeds of this offering to finance our litigation with Microsoft. We will require significant additional capital from sources including equity and/or debt financings, license arrangements, grants, collaborative research arrangements and/or other sources in order to develop and commercialize our products and continue operations. If we are not able to raise additional capital when needed, our business will fail. There can be no assurance that we will be able to close this financing on acceptable terms or at all, especially in the current capital markets environment.

Our business greatly depends on the growth of IM, VoIP, mobile services, streaming video, file transfer and remote desktop and other next-generation Internet-based applications.

We cannot assure you that next-generation Internet-based applications such as instant messaging, or IM, voice over Internet protocol, or VoIP, mobile services, streaming video, file transfer and remote desktop will continue to gain widespread market acceptance. The Internet may ultimately prove not to be a viable commercial marketplace for such applications for a number of reasons, including:

•	unwillingness of consumers to shift to VoIP and use other such next-generation Internet-based applications;

•	refusal to purchase security products to secure information transmitted through such applications;

•	perception by the licensees of unsecure communication and data transfer;

•	lack of concern for privacy by licensees and users;

•	limitations on access and ease of use;

•	congestion leading to delayed or extended response times;

•	inadequate development of Internet infrastructure to keep pace with increased levels of use; and

•	increased government regulations.

If the market for IM, VoIP, mobile services, streaming video, file transfer and remote desktop does not grow as anticipated, our business would be adversely affected.

The success of our products that secure IM, VoIP, mobile services, streaming video, file transfer and remote desktop, among other real-time communications applications, depends on the growth in the number of users, which in turn depends on the Internet gaining more widespread acceptance as the basis for these real-time communications applications. These real-time communications applications are still in early stages of market acceptance and we cannot assure you that they will continue to develop a broader audience. For example, potential new users may view VoIP as unattractive relative to traditional telephone services for a number of reasons, including the need to purchase computer headsets or the perception that the price advantage for VoIP is insufficient to justify the perceived inconvenience.

While the use of IM and other next-generation Internet-based applications has grown rapidly in personal and professional use, there can be no assurance that users will pay to secure their use of such applications.

Many services such as Microsoft, Yahoo! and America Online offer IM free of charge. However, security solutions for these services are not free, and OEMs may not want to adopt such security solutions if users of IM do not see the value and do not want to pay for such security solutions. If personal and professional users of IM and other next-generation Internet-based solutions do not want to pay for the security solutions, we will have difficulty marketing and selling our products and technologies.

We expect that we will experience long and unpredictable sales cycles, which may impact our quarterly operating results.

We expect that our sales cycles will be long and unpredictable due to a number of uncertainties such as:

•	the need to educate potential customers about our patent rights and our product and service capabilities;

•	customers’ willingness to invest potentially substantial resources and modify their network infrastructures to take advantage of our products;

•	customers’ budgetary constraints;

•	the timing of customers’ budget cycles; and

•	delays caused by customers’ internal review processes.

We expect that we will be substantially dependent on a concentrated number of customers. If we are unable to establish, maintain or replace our relationships with customers and develop a diversified customer base, our revenues may fluctuate and our growth may be limited.

We expect that for the foreseeable future, a significant portion of our revenues will be generated from a limited number of customers. There can be no guarantee that we will be able to obtain such customers, or if we do so, to sustain our revenue levels from these customers. If we cannot establish, maintain or replace the limited group of customers that we anticipate will generate a substantial majority revenues, or if they do not generate revenues at the levels or at the times that we anticipate, our ability to maintain or grow our revenues will be adversely affected.

If we do not successfully develop our planned products and services in a cost-effective manner to customer demand in the rapidly evolving market for Internet and IP-based communications services, our business may fail.

The market for communications services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. We are currently focused on developing products to provide security solutions for real-time communications. Our future success will depend, in part, on our ability to use new technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards. If we fail to use new technologies effectively, to develop our technical expertise and new services, or to enhance existing services on a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues and prospects for growth.

In addition, if we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers, strategic alliances and market share. Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the technology and communications industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability to:

•	design, develop, launch and/or license our planned products, services and technologies that address the increasingly sophisticated and varied needs of our prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of our planned products and services and other patented technology involves significant technological and business risks and requires substantial expenditures and lead time. We may be unable to use new technologies effectively. Updating our technology internally and licensing new technology from third-parties may also require us to incur significant additional expenditures.

If our products do not gain market acceptance, we may not be able to fund future operations.

A number of factors may affect the market acceptance of our planned products or any other products we develop or acquire, including, among others:

•	the price of our products relative to other products that seek to secure real-time communication;

•	the perception by users of the effectiveness of our products;

•	our ability to fund our sales and marketing efforts; and

•	the effectiveness of our sales and marketing efforts.

If our products do not gain market acceptance, we may not be able to fund future operations, including the development of new products and/or our sales and marketing efforts for our current products, which inability would have a material adverse effect on our business, financial condition and operating results.

Our products are highly technical and may contain undetected errors, which could cause harm to our reputation and adversely affect our business.

Our products are highly technical and complex and, when deployed, may contain errors or defects. In addition, we rely on third parties for software development and technology services, and there may be errors in the development processes used by our third party counterparts that may adversely affect our end products. Despite testing, some errors in our products may only be discovered after a product has been installed and used by customers. Any errors or defects discovered in our products after commercial release could result in failure to achieve market acceptance, loss of revenue or delay in revenue recognition, loss of customers and increased service and warranty cost, any of which could adversely affect our business, operating results and financial condition. In addition, we could face claims for product liability, tort or breach of warranty, including claims relating to changes to our products made by our channel partners. The performance of our products could have unforeseen or unknown adverse effects on the networks over which they are delivered as well as on third-party applications and services that utilize our services, which could result in legal claims against us, harming our business. Furthermore, we expect to provide implementation, consulting and other technical services in connection with the implementation and ongoing maintenance of our products, which typically involves working with sophisticated software, computing and communications systems. We expect that our contracts with customers will contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business, operating results and financial condition could be adversely impacted.

Malfunctions of third-party communications infrastructure, hardware and software exposes us to a variety of risks we cannot control.

In addition, our business will also depend upon the capacity, reliability and security of the infrastructure owned by third parties that we will use to deploy our offerings. We have no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment. We depend on these companies to maintain the operational integrity of our connections. If one or more of these companies is unable or unwilling to supply or expand its levels of service to us in the future, our operations could be severely interrupted. Also, to the extent the number of users of networks utilizing our future products suddenly increases, the technology platform and secure hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions. System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users. In addition, users depend on real-time communications; outages caused by increased traffic could result in delays and system failures. These types of occurrences could cause users to perceive that our solution does not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

System failure or interruption or our failure to meet increasing demands on our systems could harm our business.

The success of our license and service offerings will depend on the uninterrupted operation of various systems, secure data centers and other computer and communication networks that we establish. To the extent the number of users of networks utilizing our future products suddenly increases, the technology platform and hosting services which will be required to accommodate a higher volume of traffic may result in slower response times, service interruptions or delays or system failures. Our systems and operations will also be vulnerable to damage or interruption from:

•	power loss, transmission cable cuts and other telecommunications failures;

•	damage or interruption caused by fire, earthquake, and other natural disasters;

•	computer viruses or software defects; and

•	physical or electronic break-ins, sabotage, intentional acts of vandalism, terrorist attacks and other events beyond our control.

System interruptions or failures and increases or delays in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users. These types of occurrences could cause users to perceive that our solution does not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

Any significant problem with our systems or operations could result in lost revenue, customer dissatisfaction or lawsuits against us. A failure in the operation of our secure domain name registration system could result in the inability of one or more registrars to register and maintain secure domain names for a period of time. A failure in the operation or update of the master directory that we plan to maintain could result in deletion or discontinuation of assigned secure domain names for a period of time. The inability of the registrar systems we establish, including our back office billing and collections infrastructure, and telecommunications systems to meet the demands of an increasing number of secure domain name requests could result in substantial degradation in our customer support service and our ability to process registration requests in a timely manner.

If we experience security breaches, we could be exposed to liability and our reputation and business could suffer.

We will retain certain confidential customer information in our secure data centers and secure domain name registry. It will be critical to our business strategy that our facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Our secure domain name registry operations will also depend on our ability to maintain our computer and telecommunications equipment in effective working order and to reasonably protect our systems against interruption, and potentially depend on protection by other registrars in the shared registration system. The secure domain name servers that we will operate will be critical hardware to our registry services operations. Therefore, we expect to have to expend significant time and money to maintain or increase the security of our facilities and infrastructure.

Security technologies are constantly being tested by computer professionals, academics and “hackers.” Advances in the techniques for attacking security solutions could make some or all of our products obsolete or unmarketable. Likewise, if any of our products are found to have significant security vulnerabilities, then we may need to dedicate engineering and other resources to eliminate the vulnerabilities and to repair or replace products already sold or licensed to our customers. Despite our security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers or similar disruptive problems. It is possible that we may have to expend additional financial and other resources to address such problems. Any physical or electronic break-in or other security breach or compromise of the information stored at our secure data centers and domain name registration systems may jeopardize the security of information stored on our premises or in the computer systems and networks of our customers. In such an event, we could face significant liability and customers could be reluctant to use our services. Such an occurrence could also result in adverse publicity and therefore adversely affect the market’s perception of the security of electronic commerce and communications over IP networks as well as of the security or reliability of our services.

We may incur significant expenses and damages because of liability claims.

An actual or perceived breach of our security solutions could result in a product liability claim against us. A substantial product liability claim against us could harm our operating results and financial condition. In addition, any actual or perceived breach of our security solution, whether or not caused by the failure of one of our products, could hurt our reputation and cause potential customers to turn to our competitors’ products.

Our ability to sell our solutions will be dependent on the quality of our technical support, and our failure to deliver high-quality technical support services could have a material adverse effect on our sales and results of operations.

If we do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that we may not be able achieve to the foregoing, our ability to sell our products would be adversely affected, and our reputation with potential customers could be harmed. In addition, as we expand our operations internationally, our technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. As a result, our failure to deliver and maintain high-quality technical support services to our customers could result in customers choosing to use our competitors’ products instead of ours in the future.

There has been increased competition for security solutions in the real-time communications industry, as more companies seek to provide products and services similar to our proposed products and services, and because larger and better-financed competitors may affect our ability to operate our business and achieve profitability, our business may fail.

We expect competition for our products and services to be intense. We expect to compete directly against other companies offering similar security products and services that will compete directly with our proposed products and services. We also expect that we will compete against established vendors within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets. These companies may incorporate other competitive technologies into their product offerings, whether developed internally or by third parties. For the foreseeable future, substantially all of our competitors are likely to be larger, better-financed companies that may develop products superior to our proposed products, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with our competitors. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;

•	a larger customer base;

•	better name recognition; and

•	more expansive product offerings.

These competitors are likely to command a larger market share than us, which may enable them to establish a stronger competitive position, in part, through greater marketing opportunities. Further, our competitors may be able to respond more quickly to new or emerging technologies and changes in user preferences and to devote greater resources to developing and operating networks of affinity websites. These competitors may develop products or services that are comparable or superior. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

If we are not able to adequately protect our patented rights, our operations would be negatively impacted.

Our ability to compete largely depends on the superiority, uniqueness and value of our technology and intellectual property. To protect our intellectual property rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Further, we can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. Despite these efforts, any of the following may reduce the value of our intellectual property:

•	our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide us with any competitive advantages;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop.

In addition, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. While we have numerous pending international patents, obtaining such patents will not necessarily protect our technology or prevent our international competitors from developing similar products or technologies. Our inability to adequately protect our patented rights would have a negative impact on our operations and revenues.

In addition, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving. Because of the growth of the Internet and Internet related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology. There are a significant number of U.S. and foreign patents and patent applications in our areas of interest, and we believe that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights.

If we fail to meet our obligations to SAIC, we may lose our rights to key technologies on which our business depends.

Our business depends on our rights to and under the patents we obtained from SAIC. Our agreements with SAIC impose various obligations on us, including payment obligations and minimum royalties that we must pay to SAIC. If SAIC believes that we have failed to meet these obligations, SAIC could seek to limit or reacquire the assigned patent rights, which could lead to costly and time-consuming litigation and, potentially, a loss of our rights in these patents. During the period of any such litigation, our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. The loss or restriction of our rights in our patents would result in our inability to continue our business.

When we attempt to implement our secure domain name registry services business, we may be subject to government and industry regulation and oversight which may impede our ability to achieve our business strategy.

The U.S. government has historically controlled the authoritative domain name system, or DNS, root server since the inception of the Internet. On July 1, 1997, the President of the United States directed the U.S. Secretary of Commerce to privatize the management of the domain name system in a manner that increases competition and facilitates international participation in its management.

On September 29, 2006, the U.S. Department of Commerce extended its delegation of authority by entering into a new agreement with the Internet Corporation for Assigned Names and Numbers, or ICANN, a California non-profit corporation headquartered in Marina Del Rey, California. ICANN is responsible for managing the accreditation of registry providers and registrars that manage the assignment of top level domain names associated with the authoritative DNS root directory. Although other DNS root directories are possible to create and manage privately without accreditation from ICANN, the possibility of conflicting name and number assignments makes it less likely that users would widely adopt a top level domain name associated with an alternative DNS root directory provided by a non-ICANN-accredited registry service.

On June 26, 2008, ICANN announced that it will be relaxing its prior position and will begin to issue generic top level domain names, or gTLDs, more broadly than it had previously. ICANN expects to begin to take applications for gTLDs in April or May of 2009 with an application fee of $100,000 or more per application. ICANN expects the first of these customized gTLDs to be issued in the fourth quarter of 2009.

We are currently evaluating whether we will apply to become an ICANN-accredited registry provider with respect to one or more customized gTLDs, or create our own alternative DNS root directory to manage the assignment of non-standard secure domain names. We have not yet begun discussions with ICANN and we cannot assure you that we will be successful in obtaining ICANN accreditation for our registry service on terms acceptable to us or at all. Whether or not we obtain accreditation from ICANN, we will be subject to the ongoing risks arising out of the delegation of the U.S. government’s responsibilities for the domain name system to the U.S. Department of Commerce and ICANN and the evolving government regulatory environment with respect to domain name registry services.

The laws governing online secure communications are largely unsettled, and if we become subject to various government regulations, costs associated with those regulations may materially adversely affect our business.

The current regulatory environment for our services remains unclear. We can give no assurance that our planned product offerings will be in compliance with local, state and/or U.S. federal laws or other laws. Further, we can give no assurance that we will not unintentionally violate such laws or that such laws will not be modified, or that new laws will be enacted in the future which would cause us to be in violation of such laws.

VoIP services are not currently subject to all of the same regulations that apply to traditional telephony. The U.S. Federal Communications Commission has imposed some traditional telephony requirements on VoIP such as disability access requirements and other obligations. It is possible that federal and state legislatures may seek to impose increased fees and administrative burdens on VoIP, data and video providers. Such regulations could result in substantial costs depending on the technical changes required to accommodate the requirements, and any increased costs could erode the pricing advantage over competing forms of communication and adversely affect consumer adoption of VoIP products generally.

The use of the Internet and private IP networks to provide voice, video and other forms of real-time, two-way communications services is a relatively recent development. Although the provisioning of such services is currently permitted by U.S. law and is largely unregulated within the United States, several foreign governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of voice communications services over the Internet or private IP networks. More aggressive domestic or international regulation of the Internet in general, and Internet telephony providers and services specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of IP telephony services.

In addition to regulations addressing Internet telephony and broadband services, other regulatory issues relating to the Internet in general could affect our ability to provide our planned security solutions. Congress has adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally.

Telephone carriers have petitioned governmental agencies to enforce regulatory tariffs, which, if granted, would increase the cost of online communication, and such increase in cost may impede the growth of online communication and adversely affect our business.

The growing popularity and use of the Internet has burdened the existing telecommunications infrastructures, and many high traffic areas have begun to experience interruptions in service. As a result, certain local telephone carriers have petitioned governmental agencies to enforce regulatory tariffs on IP telephony traffic that crosses over the traditional telephone networks. If any of these petitions or the relief that they seek is granted, the costs of communicating via online could increase substantially, potentially adversely affecting the growth in the use of online secure communications. Any of these developments could have an adverse effect on our business.

The departure of Kendall Larsen, our Chief Executive Officer and President, and/or other key personnel could compromise our ability to execute our strategic plan and may result in additional severance costs to us.

Our success largely depends on the skills, experience and efforts of our key personnel, including Kendall Larsen, our Chief Executive Officer and President. We have no employment agreements with any of our key executives that prevent them from leaving us at any time. In addition, we do not maintain key person life insurance for any of our officers or key employees. The loss of Mr. Larsen, or our failure to retain other key personnel, would jeopardize our ability to execute our strategic plan and materially harm our business.

We will need to recruit and retain additional qualified personnel to successfully grow our business.

Our future success will depend in part on our ability to attract and retain qualified operations, marketing and sales personnel as well as engineers. Inability to attract and retain such personnel could adversely affect our business. Competition for engineering, sales, marketing and executive personnel is intense, particularly in the technology and Internet sectors and in the regions where our facilities are located. We can provide no assurance that we will attract or retain such personnel.

Growth of internal operations and business may strain our financial resources.

We intend to significantly expand the scope of our operating and financial systems in order to build our business. Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•	the need for continued development of the financial and information management systems;

•	the need to manage relationships with future licensees, resellers, distributors and strategic partners;

•	the need to hire and retain skilled management, technical and other personnel necessary to support and manage our business; and

•	the need to train and manage our employee base.

The addition of new infrastructure services, networks, vertical categories and affinity websites and the attention they demand, on top of the attention demanded by our pending litigation with Microsoft, may also strain our management resources. We cannot give you any assurance that we will adequately address these risks and, if we do not, our ability to successfully expand our business could be adversely affected.

If we expand into international markets, our inexperience outside the United States would increase the risk that our international expansion efforts will not be successful, which would in turn limit our prospects for growth.

We may explore expanding our business to outside the United States. Expansion into international markets requires significant management attention and financial resources. In addition, we may face the following risks associated with any expansion outside the United States:

•	challenges caused by distance, language and cultural differences;

•	legal, legislative and regulatory restrictions;

•	currency exchange rate fluctuations;

•	economic instability;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

•	potentially adverse tax consequences; and

•	other higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which would in turn harm our business prospects.

We will continue to incur significant costs as a result of being a public company.

As a public company, we will continue to incur significant legal, accounting and other expenses that VirnetX did not incur as a private company. We expect the laws, rules and regulations governing public companies to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, and these costs could be material to us.

In connection with audits of our financial statements, our independent auditors identified material weaknesses in our internal controls over financial reporting.

During the course of their audit of our 2007 financial statements, our independent auditors concluded that our internal controls over financial reporting suffered from certain “material weaknesses” as defined in standards established by the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants.

Farber Hass Hurley LLP noted the following matters involving our internal control over financial reporting that are considered to be material weaknesses in connection with their audit of our 2007 financial statements:

•	Farber Hass Hurley LLP proposed, and we recorded, adjustments to our accounting for equity transactions during 2007;

•	Farber Hass Hurley LLP noted that our controls over financial disclosures need to be improved; and

•	Farber Hass Hurley LLP noted that certain expenses within 2007 were not timely accrued prior to receipt of billing statements.

Prior to becoming our subsidiary, VirnetX was a development stage, privately held company that historically did not formalize or document internal controls over financial reporting, utilized the cash basis of accounting and was not required to have its financial statements audited or reviewed. Prior to becoming our subsidiary, VirnetX engaged independent auditors to audit its financial statements for certain prior periods. During the course of that audit, VirnetX’s independent auditors concluded that VirnetX’s internal controls over financial reporting suffered from certain “material weaknesses” and “significant deficiencies” over its internal controls over financial reporting as defined in standards established by the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants. Because VirnetX is now our wholly-owned subsidiary, the material weaknesses in VirnetX’s internal controls over financial reporting have resulted in our having material weaknesses and significant deficiencies in our internal controls over financial reporting. We have commenced a process of developing, adopting and implementing policies and procedures to address such material weaknesses, and management believes it has addressed the material weaknesses identified by Farber Hass Hurley LLP in the course of the audit of our 2007 financial statements. However, that process has been and may continue to be time consuming and costly and there can be no assurance that our audit firm will not continue to identify these and other material weaknesses and significant deficiencies in the course of the audit of our 2008 financial statements.

Our inability to become compliant with the internal controls requirements of Section 404 of the Sarbanes Oxley Act could negatively affect our stock price and limit our ability to raise additional financing.

Burr, Pilger & Mayer LLP, the independent audit firm retained to audit the 2005 and 2006 financial statements for our principal operating subsidiary resigned on October 26, 2007. The reason for the resignation was concern that we would not become compliant with the internal controls requirements of Section 404 of the Sarbanes Oxley Act by December 31, 2007 due to an insufficient quantity of experienced resources involved with the financial reporting and period closing process. Our management has concluded that, as of December 31, 2007, we were not compliant with these internal control requirements and, although we are pursuing compliance, there can be no assurance we will be successful in becoming compliant in future periods. Our lack of compliance with internal controls requirements of Section 404 of the Sarbanes Oxley Act could negatively affect our stock price, make us less attractive to our stockholders, jeopardize our listing status and limit our ability to raise additional financing.

Our ability to sell our solutions will be dependent on the quality of our technical support, and our failure to deliver high-quality technical support services could have a material adverse effect on our sales and results of operations.

If we do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that we may not be able achieve the foregoing, our ability to sell our products would be adversely affected, and our reputation with potential customers could be harmed. In addition, as we expand our operations internationally, our technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. As a result, our failure to deliver and maintain high-quality technical support services to our customers could result in customers choosing to use our competitors’ products instead of ours in the future.

Risks Related to Our Stock

Trading in our common stock is limited and the price of our common stock may be subject to substantial volatility.

Our common stock is listed on the American Stock Exchange, or AMEX, but its daily trading volume has been limited and sporadic. Also, there can be no assurance that we will remain listed on the AMEX. In the past several months, the market price of our common stock has experienced significant fluctuation. Between January 1, 2008 and September 15, 2008, the reported last sale price for our common stock has ranged from $5.65 to $2.80 per share. We expect the price of our common stock to continue to be volatile as a result of a number of factors, including, but not limited to, the following:

•	developments in our pending litigation against Microsoft;

•	quarterly variations in our operating results;

•	large purchases or sales of common stock;

•	actual or anticipated announcements of new products or services by us or competitors;

•	general conditions in the markets in which we compete; and

•	economic and financial conditions.

Purchasers in this offering will immediately experience substantial dilution in net tangible book value and may experience further dilution.

The public offering price of our common stock is substantially higher than $0.03, the net tangible book value per share of our common stock as of September 30, 2008. Therefore, if you purchase our common stock in this offering, and assuming no warrants are exercised, you will incur an immediate dilution of $1.60 in net tangible book value per share from the price you paid, based on an assumed public offering price of $1.75 per share.

The exercise of outstanding options to purchase shares of our common stock at a weighted average exercise price of $3.54 per share will result in further dilution.

Because ownership of our common shares is concentrated, you and other investors will have minimal influence on stockholder decisions.

As of December 31, 2008, our officers and directors beneficially owned an aggregate of 9,385,618 shares, or 26.16% of our outstanding common stock. In addition, a group of stockholders that, as of December 31, 2007, held 4,766,666 shares, or 13.7% of our outstanding common stock, have entered into a voting agreement with us that requires them to vote all of their shares of our voting stock in favor of the director nominees approved by our Board of Directors at each director election going forward, and in a manner that is proportional to the votes cast by all other voting shares as to any other matters submitted to the stockholders for a vote. As a result, our existing officers and directors could significantly influence shareholder actions of which you disapprove or that are contrary to your interests. This ability to exercise significant influence could prevent or significantly delay another company from acquiring or merging with us.

Large portions of our outstanding common shares were released from contractual restrictions on July 5, 2008 and December 31, 2008, and sales of those shares may drive down the price of our stock.

Stockholders who received our common shares as a result of the merger between PASW, Inc. and VirnetX entered into a lock-up agreement restricting sales of their shares until July 5, 2008. Subsequently, certain of our stockholders signed a lock-up agreement with the underwriter in connection with our public offering in December 2007, which restricted sales of their shares until December 31, 2008. Sales of the shares released from lock-up on July 5, 2008 may have driven down the price of our stock. Certain of these additional shares were released after the first quarter of 2008, and certain of the shares were released on December 31, 2008. Sales of such additional shares may drive down the price of our stock. The 8,489,545 shares that became eligible for trading on December 31, 2008 represented 24.3% of our outstanding common stock as of December 31, 2009.

Our protective provisions could make it more difficult for a third party to successfully acquire us even if you would like to sell your shares to them.

We have a number of protective provisions that could delay, discourage or prevent a third party from acquiring control of us without the approval of our Board of Directors. Our protective provisions include:

•	A staggered Board of Directors: This means that only one or two directors (since we have a five-person Board of Directors) will be up for election at any given annual meeting. This has the effect of delaying the ability of stockholders to effect a change in control of us since it would take two annual meetings to effectively replace at least three directors which represents a majority of the Board of Directors.

•	Blank check preferred stock: Our Board of Directors has the authority to establish the rights, preferences and privileges of our 10,000,000 authorized, but unissued, shares of preferred stock. Therefore, this stock may be issued at the discretion of our Board of Directors with preferences over your shares of our common stock in a manner that is materially dilutive to existing stockholders. In addition, blank check preferred stock can be used to create a “poison pill” which is designed to deter a hostile bidder from buying a controlling interest in our stock without the approval of our Board of Directors. We have not adopted such a “poison pill;” but our Board of Directors has the ability to do so in the future, very rapidly and without stockholder approval.

•	Advance notice requirements for director nominations and for new business to be brought up at stockholder meetings: Stockholders wishing to submit director nominations or raise matters to a vote of the stockholders must provide notice to us within very specific date windows and in very specific form in order to have the matter voted on at a stockholder meeting. This has the effect of giving our Board of Directors and management more time to react to stockholder proposals generally and could also have the effect of disregarding a stockholder proposal or deferring it to a subsequent meeting to the extent such proposal is not raised properly.

•	No stockholder actions by written consent: No stockholder or group of stockholders may take actions rapidly and without prior notice to our Board of Directors and management or to the minority stockholders. Along with the advance notice requirements described above, this provision also gives our Board of Directors and management more time to react to proposed stockholder actions.

•	Super majority requirement for stockholder amendments to the By-laws: Stockholder proposals to alter or amend our By-laws or to adopt new By-laws can only be approved by the affirmative vote of at least 66 2/3% of the outstanding shares.

•	Elimination of the ability of stockholders to call a special meeting of the stockholders: Only the Board of Directors or management can call special meetings of the stockholders. This could mean that stockholders, even those who represent a significant block of our shares, may need to wait for the annual meeting before nominating directors or raising other business proposals to be voted on by the stockholders.

Securities analysts may not cover our common stock and this may have a negative impact on our common stock’s market price.

The trading market for our common stock may depend on the research and reports that securities analysts publish about us or our business. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regularly reports on us, we could lose or fail to gain visibility in the financial markets, which could cause our stock price or trading volume to decline.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common shares. The holders of any debt securities or instruments we may issue would have rights superior to the rights of our common stockholders.

We have no current intention of declaring or paying any cash dividends on our common stock.

We do not plan to declare or pay any cash dividends on our common stock. Our current policy is to use all funds and any earnings in the operation and expansion of our business.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

ABOUT THIS PROSPECTUS

As used in this prospectus:

•	“VirnetX” refers to VirnetX, Inc., a Delaware corporation;

•	“VirnetX Holding Corporation” refers to VirnetX Holding Corporation, a Delaware corporation, formerly PASW, Inc., on and after our reincorporation which became effective on March 30, 2007 and name change which became effective on October 29, 2007, and refers to PASW, Inc., a California corporation, prior to that date;

•	“the merger” refers to the merger which became effective on July 5, 2007, by and among VirnetX, VirnetX Holding Corporation and a wholly-owned subsidiary of VirnetX Holding Corporation, whereby VirnetX merged with, and became, a wholly-owned subsidiary of VirnetX Holding Corporation and VirnetX Holding Corporation issued shares of its common stock to the stockholders of VirnetX as consideration for the merger; and

•	“we,” “our,” “us” and “the company” refer to VirnetX Holding Corporation and its wholly-owned subsidiaries, including VirnetX, collectively, on a consolidated basis after giving effect to the merger.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the offered securities, assuming gross proceeds of $5.3 million (which is the amount of gross proceeds received by us, based upon an assumed public offering price of $1.75 per share and associated warrants and assuming no warrants are exercised), will be approximately $4.0 million, after deducting the underwriter’s fees and expense reimbursement and other estimated expenses of this offering.

We expect to use all of the proceeds received from the sale of our shares of common stock and the associated warrants in this offering. We will have significant discretion in the use of any net proceeds raised in this offering less than all of the proceeds currently anticipated. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds received from this offering temporarily until we use them for their stated purpose. We anticipate that the net proceeds obtained from this offering will be used to fund development activities, pursue our litigation strategy and for general working capital needs.

DIVIDEND POLICY

We have not in the past paid, and do not expect for the foreseeable future to pay, dividends on our common stock. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used for working capital and other general corporate purposes. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report, including this Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to our management. Except for the historical information contained herein, the outcome of the events described in these forward-looking statements is subject to risks and uncertainties. See “Risk Factors” for a discussion of these risks and uncertainties. The following discussion should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements included elsewhere in this prospectus. Actual results and the outcome or timing of certain events may differ significantly from those stated or implied by these forward-looking statements due to the factors listed under “Risk Factors,” and from time to time in our other filings with the Securities and Exchange Commission, or SEC. For this purpose, using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential,” “indicate,” “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those stated or implied by these forward-looking statements. By making forward-looking statements, we have not assumed any obligation to, and you should not expect us to, update or revise those statements because of new information, future events or otherwise.

As used herein, “we,” “us,” “our,” or the “Company” means VirnetX Holding Corporation and its wholly-owned subsidiaries, including VirnetX, collectively, on a consolidated basis after giving effect to the merger.

Company Overview

We are a development stage company focused on commercializing a patent portfolio for securing real-time communications over the Internet. These patents were acquired by our principal operating subsidiary, VirnetX, from Science Applications International Corporation, or SAIC. SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health.

In December 2007, we closed an underwritten public offering of 3.45 million shares of our common stock, raising gross proceeds of $13.8 million before underwriting discounts and commissions and offering expenses. In connection with the 2007 offering, our common shares began trading on the American Stock Exchange under the ticker symbol “VHC.” Our principal business activities to date are our efforts to commercialize our patent portfolio. We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain Internet-based communications by a wholly-owned Japanese subsidiary of ours pursuant to the terms of a single license agreement. The revenue generated by this agreement is not significant.

Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date. Because we have limited capital resources, our revenues are insignificant and our expenses, including but not limited to those we expect to incur in our patent infringement case against Microsoft, are substantial, we may be unable to successfully complete our business plans, our business may fail and your investment in our securities may become worthless. See “Risk Factors” for additional information.

We are in the development stage and consequently we are subject to the risks associated with development stage companies including: the need for additional financings; the uncertainty that our patent and technology licensing program development efforts will produce revenue bearing licenses for us; the uncertainty that our development initiatives will produce successful commercial products as well as the marketing and customer acceptance of such products; competition from larger organizations; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, we will require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.

Recent Developments

We announced our GABRIEL Connection Technologytm on April 1, 2008. Our GABRIEL Connection Technologytm is designed to secure all types of real-time communications over the Internet. This technology uses industry standard encryption methods with our patented DNS lookup mechanisms to create a secure communication link between users intending to communicate in real time over the Internet. This technology automatically encrypts data allowing organizations and individuals to establish communities of secure, registered users to transmit information between multiple devices and operating systems. These secure network communities, which we call secure private domains, or SPDs, are designed to be fully-customizable and support applications such as IM, VoIP, mobile services, streaming video, file transfer and remote desktop in a completely secure environment.

On May 14, 2008, we announced jointly with ipCapital Group the completion and results of ipCapital Group’s evaluation of our business model, product, patent portfolio, technology and software. The goal of the evaluation was to determine the potential commercialization value range to potential licensing partners in IP telephony, mobility, fixed-mobile convergence and unified communications markets. Based on ipCapital Group’s proprietary ipValue Model, the estimated potential commercialization value range of our business model, product, patent portfolio, technology and software indicates a significant market opportunity. We are currently in discussions with prospective customers in our target markets.

On March 31, 2008, Microsoft filed a motion to dismiss our patent infringement case against it. On June 3, 2008, the court denied Microsoft’s motion to dismiss. The court ruled that VirnetX has “constitutional standing” to sue for patent infringement. Also pursuant to the court decision, on June 10, 2008, SAIC joined us in our lawsuit as a plaintiff.

On August 26, 2008, we were awarded another U.S. patent, number 7,418,504, by the U.S. Patent and Trademark Office. The new patent, titled “Agile network protocol for secure communications using secure domain names” describes a system for establishing a secure communication link using secure domain names. In conjunction with the issuance of this patent, we will seek to commercialize these exclusive rights in the United States by establishing the secure domain name registry service for the Internet. Additional information about the patent can be found on www.uspto.gov.

On October 23, 2008, our Board of Directors authorized the establishment of an advisory board and we concurrently entered into advisory board agreements with John Cronin, Paul Henderson, and John F. Slitz. The members of our advisory board collaborate with and provide advice and assistance to us, with a focus on facilitating the development and commercialization of our licensing program. We will strategically select members of our advisory board, including those appointed on October 23, 2008, who are well-informed and well-connected in fields relevant to our software and technology solutions, market direction, and future plans. Additional biographical information regarding the advisors appointed on October 23, 2008 is included under the section of this prospectus entitled “Management.”

On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator. Microsoft was ordered to provide further information regarding its non-infringement contentions and invalidity contentions in light of the amended infringement contentions. Microsoft was also ordered to provide additional e-mail discovery to us. Microsoft was not required to search disaster recovery tapes for additional information.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The critical accounting policies we employ in the preparation of our consolidated financial statements are those which involve impairment of long-lived assets, income taxes, fair value of financial instruments and stock-based compensation.

Impairment of Long-Lived Assets

We identify and record impairment losses on long-lived assets used in operations when events and changes in circumstances indicate that the carrying amount of an asset might not be recoverable, but not less than annually. Recoverability is measured by comparison of the anticipated future net undiscounted cash flows to the related assets’ carrying value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

Income Taxes

We account for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Fair Value of Financial Instruments

Carrying amounts of our financial instruments, including cash and cash equivalents, accounts payable, and accrued liabilities, approximate their fair values due to their short maturities.

Stock-Based Compensation

We account for share-based compensation in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123(R), which requires the measurement and recognition of compensation expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. Using the modified retrospective transition method of adopting SFAS 123(R), the financial statements presented herein reflect compensation expense for stock-based awards as if the provisions of SFAS 123(R) had been applied from the date of our inception.

In addition, as required by Emerging Issues Task Force Consensus No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, we record stock and options granted to non-employees at fair value of the consideration received or the fair value of the equity investments issued as they vest over the performance period.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141 (revised 2007), “Business Combinations” and SFAS No. 160, “Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51.” These standards will significantly change the accounting and reporting for business combination transactions and noncontrolling (minority) interests in consolidated financial statements, including capitalizing at the acquisition date the fair value of acquired in-process research and development, and, remeasuring and writing down these assets, if necessary, in subsequent periods during their development. These new standards will be applied prospectively for business combinations that occur on or after January 1, 2009, except that presentation and disclosure requirements of SFAS 160 regarding noncontrolling interests shall be applied retroactively. The implementation of these standards is not expected to have a material impact on the consolidated statements of operations or financial position.

In December 2007, the FASB ratified EITF No. 07-1, “Accounting for Collaborative Agreements.” This standard provides guidance regarding financial statement presentation and disclosure of collaborative agreements, as defined, which includes arrangements regarding the developing and commercialization of products and product candidates. EITF 07-01 is effective as of January 1, 2009. Implementation of this standard is not expected to have a material impact on the consolidated statements of operations or financial position.

In June 2007, the FASB ratified EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to be used in Future Research and Development Activities.” This standard requires that nonrefundable advance payments for goods and services that will be used or rendered in future research and development activities pursuant to executory contractual arrangements be deferred and recognized as an expense in the period the related goods are delivered or services are performed. EITF No. 07-3 became effective as of January 1, 2008 and it did not have a material impact on the consolidated statements of operations or financial position upon adoption.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, or SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ request for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair valued measurements on earnings. SFAS No. 157 applies whenever standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted, except for the impact of FASB Staff Position, or FSP, 157-2. FSP 157-2 deferred the adoption of SFAS 157 for non financial assets and liabilities until years ended after November 15, 2008. The Company must adopt these requirements no later than the first quarter of 2008.

On March 19, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” an amendment of FASB Statement No. 133, or SFAS No. 161. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We have not determined the impact, if any SFAS No. 161 will have on our consolidated financial statements.

Nine Months Ended September 30, 2008
Compared with Nine Months Ended September 30, 2007

Results of Operations

Revenue — Royalties

Revenue generated increased to $107,955 for the nine months ended September 30, 2008 from $46,664 for the nine months ended September 30, 2007. Our revenue in 2008 was solely limited to the royalties earned under our single license agreement through our Japan subsidiary. We expect the revenue from this license to decrease substantially in the future. We do not intend to seek additional licenses or other revenue through our Japan subsidiary.

Research and Development Expenses

Research and development costs include expenses paid to outside development consultants and compensation related expenses for our engineering staff. Research and development costs are expensed as incurred.

Our research and development expenses increased by $165,095 to $633,335 for the nine months ended September 30, 2008, from $468,240 for the nine months ended September 30, 2007. This increase is primarily due to increased engineering activities for product development and the addition of one engineer, bringing the total number of engineers we employ to four. We expect research and development expenses to increase as employees are hired to provide in-house research and development. While we expect to use outside contractors for additional product development on a limited basis, we expect those costs to remain level or decline.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include management and administrative personnel, as well as outside legal, accounting, and consulting services.

Our selling, general and administrative expenses increased by $4,516,767 to $8,620,276 for the nine months ended September 30, 2008 from $4,103,509 for the nine month period ended September 30, 2007.

Within selling, general and administrative expenses, legal fees increased by $2,166,735 to $4,618,256 for the nine months ended September 30, 2008 from $2,451,521 for the nine months ended September 30, 2007. The increase in fees incurred was due primarily to our patent infringement litigation against Microsoft and the filing of a Form S-1 registration statement on September 24, 2008.

In addition, during the nine months ended September 30, 2008, we made our first minimum annual royalty payment of $50,000 to SAIC pursuant to the patent license and assignment agreement, as amended, by and between VirnetX and SAIC. As of September 30, 2008, we had not received any royalty revenue on the patents nor begun to amortize the related intangible asset.

Also within selling, general and administrative expenses, expenses increased by $2,350,032 to $4,002,020 for the nine months ended September 30, 2008, from $1,651,988 for the nine month period ended September 30, 2007. The increase was due principally to stock options granted to our employees and directors. In addition, we increased the number of employees and resources in order to comply with the requirements associated with being an SEC reporting company.

Once we begin to generate royalty revenues, we expect that our selling expenses will increase significantly as we must make payments to ipCapital Group and SAIC with respect to such revenues and as we begin to expand our sales force.

Fiscal Year Ended December 31, 2007 Compared to the Fiscal Year Ended
December 31, 2006 and Inception Through December 31, 2005

Results of Operations

Revenue — Royalties

We generated only nominal revenue of $74,866 during the period from July 5, 2007 (the closing date of the merger between us and VirnetX) to December 31, 2007. We generated no revenue prior to July 5, 2007. Our revenue in 2007 was solely limited to the royalties earned under our single license agreement through our Japan subsidiary. We expect the revenue from this license to decrease substantially in the future. We do not intend to seek additional licenses or other revenue through our Japan subsidiary.

Research and Development Expenses

Research and development costs include expenses paid to outside development consultants and compensation-related expenses for our engineering staff. Research and development costs are expensed as incurred.

Our research and development expenses increased from $56,000 for the period from August 2, 2005 (date of inception) to December 31, 2005 to $554,187 for 2006 and to $684,316 for 2007, primarily as a result of increased engineering activities for product development. We expect research and development expenses to increase as employees are hired to provide in-house research and development. While we expect to use outside contractors for additional product development on a limited basis, we expect those costs to remain level or decline.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include management and administrative personnel, as well as outside legal, accounting, and consulting services.

Our selling, general and administrative expenses increased from $826,478 for the period from August 2, 2005 (date of inception) to December 31, 2005, to $853,488 for 2006 and to $8,040,894 for 2007.

Within selling, general and administrative expenses, professional fees, primarily legal fees, increased from $12,481 in the period from August 2, 2005 (date of inception) to December 31, 2005 to $133,199 in 2006 and to $5,286,525 in 2007. The fees were incurred to pursue the litigation with Microsoft, assist in the merger between VirnetX and VirnetX Holding Corporation, audit the financial statements, assist in obtaining financing and to assist in contract negotiations and in general corporate matters. Legal fees may continue to increase as our patent infringement litigation moves forward and we incur the costs associated with being an SEC reporting company.

Also within selling, general and administrative expenses, compensation expenses changed from $799,920 in the period from August 2, 2005 (date of inception) to December 31, 2005 to $613,757 in 2006 and to $2,152,000 in 2007. The compensation expense was higher in 2005 than 2006 due to the higher proportion of stock based compensation expense in 2005. The increase from 2006 to 2007 is due principally to stock-based compensation expense related to stock options granted to our employees and directors and an increase in the number of our employees as we added resources to comply with reporting requirements.

Other selling, general and administrative expenses increased from $14,077 in the period from August 2, 2005 (date of inception) to December 31, 2005 to $106,532 in 2006 and to $602,639 in 2007 as we incurred costs related to building our infrastructure, litigation support and completing the merger.

Once we begin to generate royalty revenues, we expect that our selling expenses will increase significantly as we must make payments to ipCapital Group and SAIC with respect to such revenues and as we begin to expand our sales force.

Liquidity and Capital Resources

We are in the development stage and have raised capital since our inception through the issuance of our equity securities. As of September 30, 2008, we had approximately $2,260,170 in cash. We expect to finance future cash needs primarily through proceeds from equity or debt financings, loans, and/or collaborative agreements with corporate partners. We have used the net proceeds from the sale of common and preferred stock for general corporate purposes, which have included funding research and development, litigation efforts and working capital needs.

We anticipate that our existing cash and cash equivalents, together with net proceeds from this offering, at an assumed public offering price of $1.75 per share and associated warrants and assuming no warrants are exercised, will be sufficient to fund our operations for at least the next 5 months. To the extent that we are able to generate our forecasted revenue from collaborative agreements with corporate partners, our existing cash and cash equivalents, together with the net proceeds from this offering, at an assumed offering price of $1.75 per share and associated warrants and assuming no warrants are exercised, will be sufficient to fund our operations for at least the next 12 months.

We believe that our 2009 average cash requirement to fund operations will average approximately $950,000 per month. We anticipate our monthly cash requirements will increase significantly as we increase our expenditures for:

•	our lawsuit against Microsoft;

•	infrastructure;

•	sales and marketing;

•	research and development;

•	personnel; and

•	general business enhancements.

We may exceed those projected amounts if we increase these expenditures in response to business conditions we do not currently expect or for other reasons.

The process of developing new security solutions is inherently complex, time-consuming, expensive and uncertain. We must make long-term investments and commit significant resources before knowing whether our patented technology offerings will achieve market acceptance. We are unable to predict when we will begin to generate material net cash inflows from our patent and technology licensing program and our secure domain name registry service.

To obtain additional capital when needed, we expect to evaluate alternative financing sources, including, but not limited to, the issuance of equity or debt securities, corporate alliances, joint ventures and licensing agreements; however, there can be no assurance that funding will be available on favorable terms, if at all. We cannot assure you that we will successfully commercialize our products and services or that our products and services will gain sufficient market acceptance to enable us to earn a profit. If we are unable to obtain additional capital, we may be required to cease operations or to reduce cash used in our business, including the termination of commercialization efforts that may appear to be promising, the sale of our patent portfolio or other assets, the abandonment of our litigation with Microsoft or others and the reduction in overall operating activities.

Off-Balance Sheet Arrangements

As of December 31, 2008, we did not have any off balance sheet arrangements except for operating lease commitments and the contingent portion of our royalty obligation under our royalty agreement with SAIC as discussed in the notes to the financial statements.

BUSINESS

The Company

We are developing and commercializing software and technology solutions for securing real-time communications over the Internet. Our patented GABRIEL Connection Technologytm combines industry standard encryption protocols with our patented techniques for automated domain name system, or DNS, lookup mechanisms, enabling users to create a secure communication link using secure domain names. We also intend to establish the exclusive secure domain name registry in the United States and other key markets around the world. Our software and technology solutions provide the security platform required by next-generation Internet-based applications such as instant messaging, or IM, voice over Internet protocol, or VoIP, mobile services, streaming video, file transfer and remote desktop. Our technology generates secure connections on a “zero-click” or “single-click” basis, significantly simplifying the deployment of secure real-time communication solutions by eliminating the need for end users to enter any encryption information.

We intend to license our patents and our GABRIEL Connection Technologytm to original equipment manufacturers, or OEMs, within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets. The leaders in these markets include Alcatel-Lucent, Avaya Inc., Cisco Systems, Inc., Juniper Networks, Inc., LM Ericsson Telephone Company, Motorola, Inc., NEC Corporation, Nokia Corporation, Nortel Networks Corporation, Samsung Electronics Co. Ltd. and Sony Ericsson Mobile Communications AB, among others. We also intend to license our patent portfolio, technology and software, including our secure domain name registry service, to communication service providers as well as to system integrators. We believe that the market opportunity for our software and technology solutions is large and expanding. As part of our licensing strategy, in March 2008, we hired ipCapital Group, a leading advisor on licensing technology and intellectual property, to initiate discussions with several major potential licensees. Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value. We are currently in discussions with prospective customers in our target markets.

Our portfolio of intellectual property is the foundation of our business model. We currently have 11 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications. Our patent portfolio is primarily focused on securing real-time communications over the Internet, as well as related services such as the establishment and maintenance of a secure domain name registry. Our software and technology solutions also have additional applications in operating systems and network security. The core development team behind our patent portfolio, technology, and software has worked together for over ten years and is the same team that invented and developed this technology while working at Science Application International Corporation, or SAIC. SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. In 2006, we acquired this patent portfolio, which now serves as the foundation of our planned licensing and service offerings. We expect to derive the majority of our revenue from license fees and royalties associated with these patents. We also intend to continue our research and development efforts to further strengthen and expand our patent portfolio, and over time, we plan to leverage this portfolio to develop a product suite that can be sold to enterprise customers and developers.

Industry Overview

The Internet is increasingly evolving into a rich medium used by individuals and businesses to conduct commerce, share information and engage in real-time communications including email, text messaging, IM, and voice and video calls. This communications experience is richer and more complex than ever before. Session initiation protocol, or SIP, was developed to enable the convergence of voice and data networks and today is the predominant industry standard for establishing multimedia communications over the Internet such as voice, video, instant messaging, presence information and file transfer. SIP, as well as other real-time collaboration protocols such as XMPP, use DNS lookup as its primary means of connecting Internet devices but is an open architecture that remains inherently unsecure.

We believe that accessing a diversity of services from a single device, anytime and anywhere, and the ability to access these same services from a range of devices, are emerging as key market requirements. The portions of the IP-telephony, mobility, fixed-mobile convergence and unified communications markets that could benefit from our software and technology solutions are forecasted to grow from approximately $59 billion in total revenues in 2006 to approximately $162 billion in total revenues by 2011, representing a compound annual growth rate, or CAGR, of approximately 23%. This growing trend represents a significant opportunity for VirnetX to license its patent portfolio, technology and software, and establish its secure domain name registry.

IP Telephony

IP telephony includes technologies that use Internet Protocol’s packet-switched connections to exchange voice, fax, and other forms of information traditionally carried over the dedicated circuit-switched connections of the public switched telephone network, or PSTN. The adoption of IP telephony has helped businesses significantly lower network operating costs by using a common network for voice and data. As the workforce becomes increasingly dispersed, mobile features enabled by Internet protocol-based communications such as presence, unified messaging, peer-to-peer applications, find me/follow me, white-boarding and document sharing have become more commonplace. However, the development of the related security infrastructure has lagged behind, leaving next-generation networks vulnerable to a multitude of threats including man-in-middle, eavesdropping, domain hijacking, distributed denial of service, or DDoS, spam over Internet telephony, or SPIT, and spam over instant messaging, or SPIM. These threats continue to highlight the need for securing next-generation networks. As the use of IP telephony systems extends beyond the boundaries of an organization’s private network, security is likely to become an even bigger concern. Worldwide revenue from IP telephony products like IP-PBX including IP phones, service provider VoIP and IMS equipment, VoIP gateways and hosted VoIP services for businesses is forecasted to grow from approximately $15 billion in 2006 to approximately $43 billion in 2011, representing a CAGR of approximately 24%. We believe our unique and patented solution provides the robust security platform required for providing on-demand secure communication links between enterprises intending to communicate securely without manually configuring the connections. We believe a standard security solution such as ours will further accelerate the adoption of IP telephony products in the market and allow enterprises to take full advantage of these rich content applications and real-time communications over the Internet, thereby significantly increasing their return on investment.

Fixed-Mobile Convergence

Fixed-mobile convergence is an environment where wireline and wireless phones work together with Internet Protocol to deliver services (voice, video, data and combinations thereof) uniformly across multiple access networks, including, among others, WiMAX, WiFi, cellular and fixed. We believe that the fixed-mobile convergence infrastructure equipment revenue will grow from approximately $9 million in 2006 to over $406 million in revenue in 2011, representing a CAGR of approximately 116%. Additionally, according to a thought leadership paper entitled “Road to Full Convergence” published by Fixed-Mobile Convergence Alliance, or FMCA, an alliance of leading operators representing a customer base of over 850 million customers, consumers increasingly feel the need to be connected and have real-time access to media streams, blogs and breaking news. During the past ten years, users have become increasingly technologically sophisticated and are now demanding greater functionality from the Internet. Today, the Internet is used for commerce, social networking, online dating and a number of other forms of media-rich, real-time communication and collaboration. Mobile devices like dual mode (cellular/WiFi) phones lie at the center of this transition and have become the device with the closest proximity and relationship to the user. We believe that accessing a diversity of services from a single device, anytime and anywhere, and the ability to access the same services from a range of devices, is emerging as a key market requirement. Worldwide total dual mode cellular/WiFi phone revenue was approximately $17 billion in 2006 and is expected to grow to over $76 billion in 2011, representing a CAGR of approximately 35%. The strong projected growth for converged cellular/WiFi phones and related services in enterprise and consumer market segments represents a significant opportunity for VirnetX’s patent portfolio, technology, and software to become the industry standard for securing real-time communication.

IP Mobility

Smartphones are multi-functional devices that handle a wide variety of business-critical applications and support increasingly complex functions including, enhanced data processing, Internet access, e-mail access, calendars and scheduling, contact management and the ability to view electronic documents. Users have continual access to these applications while on the move making them an increasingly essential business tool for the mobile worker. These devices enable mobile workers to have similar functionality inside or outside the office thereby increasing employee efficiency. However, it is critical that this mobile environment have the same level of security as an enterprise’s internal network. Worldwide revenue from IP mobility products like smartphones and mobile data cards is expected to grow from approximately $26 billion in 2006 to approximately $41 billion by 2011, representing a CAGR of approximately 9%. We believe in order to realize the full functionality of IP mobility, several challenges including security must be overcome. When users are mobile, connections and data need to cross multiple network boundaries, each of which poses a security threat. Wireless networks present unique threats because rogue users can enter the enterprise network through wireless access points that may not be sufficiently protected as part of an organization’s IT security protocols. Providing authenticated access to the wireless networks and enterprise applications through the wireless domain are important requirements and represent a significant market opportunity for VirnetX’s patented technology and secure domain names to provide users fully authenticated secure access on a “zero-click” or “single-click” basis.

Unified Communications

The need to enhance productivity is putting increasing demand on instant access to, and the management of, rapidly expanding real-time information. Mobile collaboration, and the ability to conduct business whether inside or outside of the office, are high priorities. Business and consumer users are nomadic and expect instant access everywhere. The ability to establish multiple secure simultaneous network connections and provide IP sessions with strong security and encryption will be critical to widespread deployment of next-generation networks. A shortcoming of this new communications environment is that the various modes of communication operate independently from one another and do not integrate easily, if at all. As the number of devices grows, individual points of contact multiply and communication becomes more sophisticated and increasingly vulnerable.

The idea behind unified communications is to organize the array of communication methodologies, integrating the various fragmented ways individuals communicate today into a single communications experience, ultimately increasing utility and productivity. The basic components comprising unified communications include: a directory for storing addresses, various modes of communication with each user/contact (desk phone, mobile phone, IM, etc.), message storage for all messages regardless of communication method and secure presence of a user’s status for each mode of communication (available, away, busy, etc.). Worldwide unified communications market generated approximately $377 million in revenue in 2006 and is forecasted to grow rapidly over the next few years generating approximately $813 million in revenue in 2011, representing a CAGR of approximately 17%. We believe the growth in unified communication products may not reach its full potential due to the lack of transparent and seamless security as users hesitate to place their presence information online for all to see and as organizations block access due to the lack of credentials verified by a neutral third party. Our solutions help address these concerns and should enable significant growth in the unified communications market.

Our Solutions

Our software and technology solutions, including our secure domain name registry, our patents and our GABRIEL Connection Technologytm are designed to secure all types of real-time communications over the Internet. Our technology uses industry standard encryption methods with our patented DNS lookup mechanisms to create a secure communication link between users intending to communicate in real time over the Internet. Our technology can be built into network infrastructure, operating systems or silicon chips developed for a communication or computing device to secure real-time communications over the Internet between any number of devices. Our technology automatically encrypts data allowing organizations and individuals to establish communities of secure, registered users and transmit information between multiple devices, networks and operating systems. These secure network communities, which we call secure private domains, or SPDs, are designed to be fully-customizable and support rich content applications such as IM, VoIP, mobile services, streaming video, file transfer and remote desktop in a completely secure environment. Our approach is a unique and patented solution that provides the robust security platform required by these rich content applications and real-time communications over the Internet. The key benefits and features of our technology include the following:

•	Automatic and seamless to the user. After a one-time registration, users connect securely on a “zero-click” or “single-click” basis.

•	Secure data communications. Users create secure networks with people they trust and communicate over a secure channel.

•	Control of data at all times. Users can secure and customize their unified communication and collaboration applications such as file sharing and remote desktop with policy-based access and secure presence information.

•	Authenticated users. Users know they are communicating with authenticated users with secure domain names.

•	Application-agnostic technology. Our solution provides security at the IP layer of the network by using patented DNS lookup mechanisms to make connections between secure domain names, thereby obviating the need to provide application specific security.

Competitive Strengths

We believe the following competitive strengths will enable our success in the marketplace:

•	Unique patented technology. We are focused on developing innovative technology for securing real-time communications over the Internet, and establishing the exclusive secure domain name registry in the United States and other key markets around the world. Our unique solutions combine industry standard encryption methods and communication protocols with our patented techniques for automated DNS lookup mechanisms. Our technology and patented approach enables users to create a secure communication link by generating secure domain names. We have a strong portfolio comprised of 11 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications. Our portfolio includes patents and pending patent applications in the United States and other key markets that support our secure domain name registry service for the Internet.

•	Scalable licensing business model. Our intellectual property portfolio is the foundation of our business model. We are actively engaged in commercializing our intellectual property portfolio by pursuing licensing agreements with OEMs, service providers and system integrators within the IP-telephony, mobility, fixed-mobile convergence and unified communications end-markets. We have engaged ipCapital Group to accelerate our patent and technology licensing program with customers and to expand the depth of our intellectual property portfolio, and we are actively pursuing our first licensing agreements. We believe that our licensing business model is highly scalable and has the potential to generate strong margins once we achieve significant revenue growth.

•	Highly experienced research and development team. Our research and development team is comprised of nationally recognized network security and encryption technology scientists and experts that have worked together as a team for over ten years and, collectively, have over 120 years of experience in the field. During their careers, this team has developed several cutting-edge technologies for U.S. national defense, intelligence and civilian agencies, many of which remain critical to our national security today. Prior to joining VirnetX, our team worked for SAIC during which time they invented the technology that is the foundation of our patent portfolio, technology, and software. Based on the collective knowledge and experience of our development team, we believe that we have one of the most experienced and sophisticated groups of security experts researching vulnerability and threats to real-time communication over the Internet and developing solutions to mitigate these problems.

Our Strategy

Our strategy is to become the market leader in securing real-time communications over the Internet and to establish our GABRIEL Communications Technologytm as the industry standard security platform. Key elements of our strategy are to:

•	Implement a patent and technology licensing program to commercialize our intellectual property, including our GABRIEL Connection Technologytm.

•	Establish VirnetX as the exclusive universal registry of secure domain names and to enable our customers to act as registrars for their users and broker secure communication between users on different registries.

•	Leverage our existing patent portfolio and technology to develop a suite of products that can be sold directly to end-user enterprises.

In furtherance of our strategy, in March 2008, we engaged ipCapital Group to help us support and grow our licensing business. The ipCapital Group is a leading advisor on licensing technology and intellectual property. Through our alliance with ipCapital Group, we are actively engaged in discussions with several potential customers in our target markets. ipCapital Group is led by John Cronin. Prior to founding ipCapital Group, Mr. Cronin was a distinguished inventor at IBM for 17 years where he patented 100 inventions, published over 150 technical papers, received IBM’s “Most Distinguished Inventor Award,” and was recognized as IBM’s “Top Inventor.” As a member of the senior technical staff and the prestigious IBM Academy, Mr. Cronin led an intellectual asset team that spearheaded efforts to produce and manage the development of intellectual property at IBM. Eventually known as “The IBM Patent Factory,” this select group supported the division that increased IBM’s annual licensing revenue from $30 million in 1992 to more than $1 billion in 1997 when Mr. Cronin left IBM. Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value.

License and Service Offerings

We plan to offer a diversified portfolio of license and service offerings focused on securing real-time communications over the Internet, including:

•	VirnetX patent licensing: Customers who want to develop their own implementation of the VirnetX code module for supporting secure domain names, or who want to use their own techniques that are covered by our patent portfolio for establishing secure communication links, will purchase a patent license. The number of patents licensed, and therefore the cost of the patent license to the customer, will depend upon which of the patents are used in a particular product or service. These licenses will typically include an initial license fee, as well as an ongoing royalty.

•	GABRIEL Connection Technologytm Software Development Kit, or SDK: OEM customers who want to adopt the GABRIEL Connection Technologytm as their solution for establishing secure connections using secure domain names within their products will purchase an SDK license. The software development kit consists of object libraries, sample code, testing and quality assurance tools and the supporting documentation necessary for a customer to implement our technology. These tools are comprised of software for a secure domain name connection test server, a relay test server and a registration test server. Customers will pay an up-front license fee to purchase an SDK license and a royalty fee for every product shipped with the embedded VirnetX code module.

•	Secure domain name registrar service: Customers, including service providers, telecommunication companies, ISPs, system integrators and OEMs can purchase a license to our secure domain name registrar service. We provide the software suite and technology support to enable such customers to provision devices with secure domain names and facilitate secure connections between registered devices. This suite includes the following server software modules:

•	Registrar server software: Enables customers to operate as a secure domain name registrar that provisions devices with secure domain names. The registrar server software provides an interface for our customers to register new virtual private domains and sub-domain names. This server module must be enrolled with the VirnetX secure domain name master registry to obtain its credentials before functioning as an authorized registrar.

•	Connection server software: Allows customers to provide connection services to enrolled devices. The connection services include registration of presence information for authenticated users and devices, presence information query request services, enforcement of policies and support for communication with peers behind firewalls.

•	Relay server software: Allows customers to dynamically maintain connections and relay data to private IP addresses for network devices that reside behind firewalls.

Secure domain name registrar service customers will enter into a technology licensing and revenue sharing agreement with VirnetX whereby we will typically receive an up-front licensing fee for the secure domain name registrar technology, as well as ongoing annual royalties for each secure domain name issued by the customer.

•	Secure domain name master registry and connection service: As part of enabling the secure domain name registrar service, we will maintain and manage the secure domain name master registry. This service will enroll all secure domain name registrar customers and generate the credentials required to function as an authorized registrar. It also provides connection services and universal name resolution, presence information and secure connections between authorized devices with secure domain names.

•	Technical support services: We intend to provide high-quality technical support services to licensees and customers for the rapid customization and deployment of GABRIEL Connection Technologytm in an individual customer’s products and services.

Our research and development team was the team responsible for inventing the patents that form the foundation of the technology we intend to license to OEMs and service providers globally. This team has worked together for over ten years and, collectively, has over 120 years of experience in engineering and technology. We intend to leverage this experience and continue investing in research and development and, over time, expect to strengthen and expand our patent portfolio, technology, and software. While we are currently focused on securing real-time communications over the Internet and establishing the first and only secure domain name registry, we believe our existing and future intellectual property portfolio will extend to additional areas including, among others, network security and operating systems for fixed and mobile devices.

Customers

We are currently focused on commercializing our technology and are actively pursuing our first licensing agreements. We intend to license our patents and our GABRIEL Connection Technologytm to original equipment manufacturers, or OEMs, within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets. We also intend to license our patent portfolio, technology and software, including our secure domain name registry service, to communication service providers as well as to system integrators.

Marketing and Sales

We plan to employ a leveraged, partner-oriented, marketing strategy for our patent and technology licensing program. The marketing strategy for our patent and technology licensing program will primarily be focused on OEMs. We have engaged ipCapital Group to accelerate our patent and technology licensing program with these customers and are actively pursuing our first licensing agreements.

We plan to directly market our domain name registry services to our service provider and system integrator customers. ipCapital Group is also focused on building our marketing efforts with these potential customers. Additionally, we hope to leverage our relationship with SAIC to extend our offering to departments and agencies within the federal government. SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health.

Once we begin generating revenue, we intend to build a sales force that will be responsible for managing existing accounts and pursuing licensing and sales opportunities with new customers.

Competition

We believe our technology and solutions will compete primarily against various proprietary security solutions. We group these solutions into three main categories:

•	Proprietary or home-grown application specific security solutions have been developed by vendors and integrated directly into their products for our target markets including IP-telephony, mobility, fixed-mobile convergence, and unified communications. These proprietary solutions have been developed due to the lack of standardized approaches to securing real-time communications. This approach has led to corporate networks that are isolated and, as a result, restrict enterprises to using these next-generation networks within the boundaries of their private network. These solutions generally do not provide security for communications over the Internet or require network administrators to manually exchange keys and other security parameters with each destination network outside their corporate network boundary. The cost-savings and other benefits of IP-based real-time communications are significantly limited by this approach to securing real-time communications.

•	A session border controller, or SBC, is a device used in networks to exert control over the signaling and media streams involved in establishing, conducting and terminating VoIP calls. Signaling protocols such as SIP and XMPP, transfer information including endpoint IP addresses and port numbers in a manner that prevents this information from being seen by a traditional firewall or network address translation, or NAT, device, and reaching the intended destination. SBCs are used in physical networks to address these limitations and enable real-time session traffic to cross the boundaries created by firewalls and other NAT devices and enable VoIP calls to be established successfully. However, SBCs must decrypt and analyze every single data packet for the information to be transmitted successfully, thereby preventing end-to-end encryption. This network designs results in SBCs becoming a single point of congestion on the network, as well a single point of failure. SBCs are also limited to the physical network they secure.

•	SIP firewalls, or SIP-aware firewalls, and application layer gateways, manage and protect the traffic, flow and quality of VoIP and other SIP-related communications. They perform real-time network address translation and dynamic firewall functions and support multiple signaling protocols, and media functionality, allowing secure interconnection and the flow of IP media streams across multiple networks. While SIP firewalls assist in analyzing SIP traffic transmitted over the corporate network to filter out various threats, they do not necessarily encrypt the traffic. As a result, this traffic is not entirely secure from end-to-end nor is it protected against threats like man-in-middle and eavesdropping.

Intellectual Property and Patent Rights

Our intellectual property is primarily comprised of trade secrets, patented know-how, issued and pending patents and technological innovation.

We have a strong portfolio comprised of 11 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications. Our patent portfolio is primarily focused on securing real-time communications over the Internet, as well as related services such as the establishment and maintenance of a secure domain name registry. Our software and technology solutions also have additional applications in operating systems and network security.

We have included a list of our U.S. patents below. Each patent below is publicly accessible on the Internet website of the U.S. Patent and Trademark Office at www.uspto.gov. The various terms of our issued U.S. and foreign patents will expire during the period from 2019 to 2024.

U.S. Patent
Number	Title of Patent

6,502,135	Agile network protocol for secure communications with assured system availability
6,618,761	Agile network protocol for secure communications with assured system availability
6,826,616	Method for establishing secure communication link between computers of virtual private network
6,834,310	Preventing packet flooding of a computer on a computer network
6,839,759	Method for establishing secure communication link between computers of virtual private network without user entering any cryptographic information
6,907,473	Agile network protocol for secure communications with assured system availability
7,010,604	Agile network protocol for secure communications with assured system availability
7,133,930	Agile network protocol for secure communications with assured system availability
7,188,180	Method for establishing secure communication link between computers of virtual private network
7,209,479	Third party VPN certification
7,418,504	Agile network protocol for secure communications using secure domain names

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this registration statement, of which this prospectus forms a part, in whole or in part, the information set forth on the United States Patent and Trademark Office, or the USPTO Website, shall not be deemed to be a part of or incorporated by reference into any such filings. The Company does not warrant the accuracy or completeness of the USPTO Website, or the adequacy of the USPTO Website, and expressly disclaims liability for errors or omissions on such website.

Assignment of Patents

Most of our issued patents were originally acquired from SAIC pursuant to an assignment agreement by and between VirnetX and SAIC dated December 21, 2006, and a patent license and assignment agreement by and between VirnetX and SAIC dated August 12, 2005, as amended on November 2, 2006, including documents prepared pursuant to the November amendment, and as further amended on March 12, 2008. VirnetX recorded the assignment from SAIC with the U.S. Patent and Trademark Office on December 21, 2006.

Key terms of these agreements are as follows:

•	Patent assignment. SAIC unconditionally and irrevocably conveyed, transferred, assigned and quitclaimed all its right, title and interest in and to the patents and patent applications, as specifically set forth on Exhibit A to the assignment document recorded with the U.S. Patent and Trademark Office, including, without limitation, the right to sue for past infringement.

•	License to SAIC outside the field of use. On November 2, 2006, we granted to SAIC an exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable right and license permitting SAIC and its assignees to make, have made, import, use, offer for sale, and sell products and services covered by, and to make improvements to, the patents and patent applications we acquired from SAIC, solely outside our field of use. We have, and retain, all right, title and interest to all our patents within our field of use. Our field of use is defined as the field of secure communications in the following areas: virtual private networks, or VPNs; secure VoIP; electronic mail, or e-mail; video conferencing; communications logging; dynamic uniform resource locators, or URLs; denial of service; prevention of functional intrusions; IP hopping; voice messaging and unified messaging; live voice and IP PBXs; voice web video conferencing and collaboration; IM; minimized impact of viruses; and secure session initiation protocol or SIP. Our field of use is not limited by any predefined transport mode or medium of communication (for example, wire, fiber, wireless, or mixed medium). On March 12, 2008, SAIC relinquished the November 2, 2006, exclusive grant back license outside our field of use, as well as any right to obtain such exclusive license in the future. Effective March 12, 2008, we granted to SAIC a non-exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable right and license permitting SAIC and its assignees to make, have made, import, use, offer for sale, and sell products and services covered by, and to make improvements to, the patents and patent applications we acquired from SAIC, solely outside our field of use.

•	Compensation obligations. As consideration for the assignment of the patents and for the rights we obtained from SAIC as a result of the March 12, 2008 amendment, we are required to make payments to SAIC based on the revenue generated from our ownership or use of the patents assigned to us by SAIC.

•	Our compensation obligation includes payment of royalties, in an amount equal to (a) 15% of all gross revenues generated by us in our field of use less (1) trade, quantity and cash discounts allowed, (2) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (3) actual product returns and allowances; (b) 15% of all non-license gross revenues generated by us outside our field of use less (1) trade, quantity and cash discounts allowed, (2) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (3) actual product returns and allowances; and (c) 50% of all license revenues generated by us outside our field of use less (1) trade, quantity and cash discounts allowed, (2) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (3) actual product returns and allowances.

•	Royalty payments are calculated based on each quarter and payment is due within 30 days following the end of each quarter.

•	Beginning 18 months after January 1, 2007, we must make a minimum guaranteed annual royalty payment of $50,000.

•	The maximum cumulative royalty paid in respect to our revenue-generating activities in our field of use shall be no more than $35 million.

•	In addition to the royalties, in the circumstances and subject to the limitations specified in the November amendment, SAIC shall be entitled to receive 10% of any proceeds, revenues, monies or any other form of consideration paid for the acquisition of VirnetX by Microsoft or any other party alleged to be infringing the patents or patent applications we acquired from SAIC, up to a maximum amount of $35 million. Any such payments to SAIC shall be credited against the $35 million maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

•	In the event that VirnetX receives any proceeds, recovery or other form of compensation (other than acquisition proceeds) as a result of any action or proceeding brought by VirnetX against Microsoft or certain other alleged infringing companies to resolve a claim of infringement or enforcement relating to the patents and patent applications we acquired from SAIC, or as a result of negotiations with such entities, as further consideration for the assignment of the patents, in lieu of any amounts otherwise owing to SAIC we must pay to SAIC 35% of the excess of such proceeds over all costs incurred in connection with any such litigation, without a cap. Any payment to SAIC of amounts with respect to such proceeds shall be credited against the $35 million maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

•	In the event that VirnetX receives any proceeds, recovery or other form of compensation as a result of any action or proceeding brought by VirnetX against parties other than Microsoft and certain other alleged infringing companies, with respect to which VirnetX is required to notify SAIC of infringement under the terms of the November amendment to resolve a claim of infringement or enforcement relating to the patents and patent applications we acquired from SAIC, or as a result of negotiations with such entities (other than acquisition proceeds) as further consideration for the assignment of the patents, in lieu of any amounts otherwise owing to SAIC we must pay to SAIC 25% of the excess of such proceeds over all costs incurred in connection with any such litigation, without a cap. Any payment to SAIC of amounts with respect to such proceeds shall be credited against the $35 million maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

•	Reversion to SAIC upon breach or default. We must convey, transfer, assign and quitclaim to SAIC all of our right, title and interest in and to the patents or patent applications we acquired from SAIC, upon the first occurrence of the following reversion events:

•	our failure to pay SAIC an aggregate cumulative amount of at least $7.5 million within seven years after January 1, 2007;

•	our failure to pay the $50,000 minimum annual royalty that has not been cured within 90 days after our receipt of written notice of such failure; or

•	for the period prior to the date of our full payment of the $35 million maximum cumulative royalty, any termination of the August 2005 agreement with SAIC, as amended.

If a reversion event occurs due to our failure to pay SAIC an aggregate cumulative amount of at least $7.5 million within seven years after January 1, 2007, then we will receive from SAIC a non-exclusive license to the reverting patents in our field of use.

•	Rights to bring and control actions for infringement and enforcement. In addition to the exclusive right to bring and control any action or proceeding with respect to infringement or enforcement of our patents, and to collect damages and fees for past, present and future infringement, both in and outside of our field of use, we also have the first right to negotiate with or bring a lawsuit against any and all third parties for purposes of enforcing our patents, regardless of the field of use.

•	Security agreement. We granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure our payment obligations to SAIC described above.

Government Regulation

The laws governing online secure communications remain largely unsettled, even in areas where there has been legislative action. It may take years to determine whether and how existing laws governing intellectual property, privacy and libel apply to online media. Such legislation may interfere with the growth in use of online secure communications and decrease the acceptance of online secure communications as a viable solution, which could adversely affect our business.

Due to the Internet’s popularity and increasing use, new laws regulating secure communications may be adopted. These laws and regulations may cover, among other things, issues relating to privacy, pricing, taxation, telecommunications over the Internet, content, copyrights, distribution and quality of products and services. We intend to comply with all new laws and regulations as they are adopted.

The U.S. government has historically controlled the authoritative domain name system, or DNS, root server since the inception of the Internet. On July 1, 1997, the President of the United States directed the U.S. Secretary of Commerce to privatize the management of the domain name system in a manner that increases competition and facilitates international participation in its management.

On September 29, 2006, the U.S. Department of Commerce extended its delegation of authority by entering into a new agreement with the Internet Corporation for Assigned Names and Numbers, or ICANN, a California non-profit corporation headquartered in Marina Del Rey, California. ICANN is responsible for managing the accreditation of registry providers and registrars that manage the assignment of top level domain names associated with the authoritative DNS root directory. Although other DNS root directories are possible to create and manage privately without accreditation from ICANN, the possibility of conflicting name and number assignments makes it less likely that users would widely adopt a top level domain name associated with an alternative DNS root directory provided by a non-ICANN-accredited registry service.

On June 26, 2008, ICANN announced that it will be relaxing its prior position and will begin to issue generic top level domain names, or gTLDs, more broadly than it had previously. ICANN expects to begin to take applications for gTLDs in April or May of 2009 with an application fee of $100,000 or more per application. ICANN expects the first of these customized gTLDs to be issued in the fourth quarter of 2009.

We are currently evaluating whether we will apply to become an ICANN-accredited registry provider with respect to one or more customized gTLDs, or create our own alternative DNS root directory to manage the assignment of non-standard secure domain names. We have not yet begun discussions with ICANN and we cannot assure you that we will be successful in obtaining ICANN accreditation for our registry service on terms acceptable to us or at all. Whether or not we obtain accreditation from ICANN, we will be subject to the ongoing risks arising out of the delegation of the U.S. government’s responsibilities for the domain name system to the U.S. Department of Commerce and ICANN and the evolving government regulatory environment with respect to domain name registry services.

Employees

As of December 31, 2008, we had 12 full-time employees.

Facilities

Our principal executive offices are located at 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066. Between July 1, 2008 and August 31, 2009, we will lease this property for approximately $3,150 per month. We have no other properties.

Corporate Overview and History

PASW, Inc. was incorporated in the State of California in November 1992. PASW, Inc. reincorporated in the State of Delaware in March 2007. From inception until January 2003, PASW, Inc. was engaged in the business of developing and licensing software that enabled Internet and web based communications. In January 2003, PASW, Inc. sold all of its operating assets and became a publicly traded company with limited operations.

VirnetX, Inc., which we refer to throughout this prospectus as VirnetX, was incorporated in the State of Delaware in August 2005. In November 2006, VirnetX acquired certain patents from SAIC. In July 2007, we effected a reverse merger between PASW, Inc., and VirnetX, which became our principal operating subsidiary. As a result of this merger, the former security holders of VirnetX came to own a majority of our outstanding common stock. On October 29, 2007, we changed our name from PASW, Inc. to VirnetX Holding Corporation.

MANAGEMENT

The following table sets forth the respective names, ages and positions of each of our directors, and executive officers as of December 31, 2008. There are no family relationships between any of the persons named below. All of our directors were elected to the Board of Directors on July 5, 2007.

Executive Officers and Directors

Name	Age	Position

Kendall Larsen	51	President, Chief Executive Officer and Director
William E. Sliney	70	Chief Financial Officer (Interim)
Edmund C. Munger	64	Director
Scott C. Taylor	47	Director
Michael F. Angelo	49	Director
Thomas M. O’Brien	42	Director

Kendall Larsen. Mr. Larsen has been our President since July 5, 2007 and has been our Chief Executive Officer and a Director since June 10, 2007. Mr. Larsen has held the same positions with VirnetX since its inception in August 2005. From April 2003 to July 2005, Mr. Larsen focused on pre-incorporation activities related to VirnetX. From April 2002 to April 2003, Mr. Larsen was a Limited Partner at Osprey Ventures, L.P., a venture fund that makes investments primarily in business and consumer technology companies. From October 2000 to April 2002, he was Senior Vice President and General Manager of the Security Products Division of Phoenix Technologies Ltd., a software and firmware developer. Prior to March 2003, and for a period of over 20 years, Mr. Larsen has held senior executive positions at various leading technology companies, including RSA Security, Inc., Xerox Corporation, Rolm/International Business Machines Corporation, Novell, Inc., General Magic, Inc., and Ramp Networks. Mr. Larsen holds a B.S. in Economics from the University of Utah.

William E. Sliney. Mr. Sliney has been our Chief Financial Officer on an interim and part-time basis since July 5, 2007. Mr. Sliney previously served as our President, Chief Financial Officer and Secretary. He also served as our Chairman of the Board from October 2000 to August 2001 and was a member of our Board of Directors from October 2000 to July 5, 2007. From March 2004 to March 2006, he was also a director of Enterra Energy Trust (NYSE: ENT), an oil and gas trust based in Calgary, Alberta that acquires, operates, and exploits petroleum and natural gas assets in Canada and in the United States. Before joining us, Mr. Sliney was the Chief Financial Officer of Legacy Software Inc. from 1995 to 1998. From 1993 to 1994, Mr. Sliney was Chief Executive Officer of Gump’s, a high end department store retailer based in San Francisco. Mr. Sliney received an M.B.A. from the Anderson School at UCLA.

Edmund C. Munger. Mr. Munger has been a Director since July 5, 2007. He has been the Chief Technology Officer of VirnetX since July 2006 and a director of VirnetX since July 2006. From July 1987 to June 2006, Mr. Munger held various positions including Associate Division Manager, Division Manager, Chief System Architect and Assistant Vice President at Science Applications International Corporation, or SAIC. Prior to SAIC, Mr. Munger was the chief system architect for the FBI’s Counterterrorism Data Warehouse Prototype, and has worked on several advanced defense systems. Mr. Munger is named as a co-inventor on substantially all of the patents in the VirnetX patent portfolio. Mr. Munger received a M.S. in Naval Architecture and Marine Engineering from MIT and a B.S. in Naval Science from the United States Naval Academy.

Scott C. Taylor. Mr. Taylor has been a Director since July 5, 2007. Mr. Taylor has recently been promoted to Executive Vice President and General Counsel and had previously served as the Vice President of Corporate Legal Services for Symantec Corporation since February 2007. From January 2002 to February 2007, Mr. Taylor worked for Phoenix Technologies Ltd. Prior to 2002, Mr. Taylor has worked at Narus Inc, Symantec Corporation, Pillsbury Madison & Sutro LLP (now Pillsbury Winthrop Shaw Pittman LLP), ICF Incorporated (now ICF Consulting) and the U.S. Securities and Exchange Commission in various roles.

Mr. Taylor was admitted to practice law in the State of California in 1993 and is an advisory Board Member at Langtech (IT infrastructure consulting and outsourced management). He is the Co-chair of General Counsel Committee (and former board member) of the Silicon Valley Campaign for Legal Services and maintains a Top Secret security clearance with the U.S. government. Mr. Taylor has a B.A. in International Relations from Stanford University and a J.D. from George Washington University.

Michael F. Angelo. Mr. Angelo has been a Director since July 2007. He has been a Senior Architect at NetIQ Corporation since August 2005. From October 2003 to August 2005, Mr. Angelo was a Security Architect and Manager, Government Engagements SBU with Microsoft Corporation. From July 1989 to October 2003, Mr. Angelo was a Staff Fellow at both Hewlett Packard Company and Compaq Computer Corp. Mr. Angelo also served as Senior Systems Programmer at the John von Neumann National Supercomputer Center from September 1985 to July 1989. He was a Sub-Chairman of the National Institute of Standards and Technology Board of Assessment for Programs/National Research Council responsible for the CISD review, for fiscal years 2000-2001 and 2001-2002, and a technology contributor and participant on the U.S. Commerce Department’s Information Systems Technical Advisory Council, or ISTAC, from 1999 to the present. Mr. Angelo was named a distinguished lecturer for 2004 and 2005 by Sigma XI, the Scientific Research Society. He currently holds 49 patents, most in the area of security and authentication, and was also named the 2003 Inventor of the Year for the City of Houston by the Houston Intellectual Property Lawyers Association.

Thomas M. O’Brien. Mr. O’Brien has been a Director since July 2007. He has been Senior Vice President of Reit Management & Research LLC, an institutional manager of real estate, public real estate investment trusts, or REITs, and other public companies, since April 2006 and served as a Vice President from May 1996 to April 2006. During the last five years, Mr. O’Brien has held various positions with public entities managed by Reit Management or its affiliates, including serving as: (1) Chief Executive Officer and President of TravelCenters of America LLC (AMEX: TA), since February 2007 and a Managing Director since October 2006; (2) Chief Executive Officer and President of RMR Funds, a group of publicly traded closed-end investment management companies which invest in equity and fixed income securities in the United States and international real estate, hospitality and finance sectors, from 2003 to May 2007; and (3) Executive Vice President of Hospitality Properties Trust (NYSE: HPT), a REIT that invests in hotels and travel centers, from 2002 to 2003 and Chief Financial Officer from 1996 to 2002. From 1988 to 1996, Mr. O’Brien was a senior manager with Arthur Andersen LLP where he served a number of public company clients. Mr. O’Brien graduated cum laude from the University of Pennsylvania, Wharton School of Business, with a B.S. in Economics.

Significant Employees

Robert Dunham Short III. Mr. Short has been the Chief Scientist for VirnetX since May 2006. From February 2000 to April 2007, Mr. Short was Assistant Vice President and Division Manager at Science Applications International Corporation, or SAIC. From 1994 to February 2000, he also held various other positions at SAIC. Prior to SAIC, he worked at ARCO Power Technologies, Inc. (Atlantic Richfield Petroleum), Sperry Corporate Technology Center and Sperry Research Center. Mr. Short is named as a co-inventor on substantially all of the patents in the VirnetX patent portfolio. He holds a TS/SCI security clearance. He has a Ph.D in Electrical Engineering from Purdue University along with a M.S. in Mathematics and a B.S. in Electrical Engineering from Virginia Tech.

Kathleen Sheehan. Ms. Sheehan is our Chief Administrative Officer. Prior to this position, she served as our Vice President, Administration and Human Resources since February 2005. From September 2004 until February 2005, Ms. Sheehan focused on equity raise and pre-incorporation activities related to VirnetX. Ms. Sheehan also served as the Treasurer and Chief Financial Officer of VirnetX from March 2006 until July 2007. From September 2002 to September 2004, Ms. Sheehan was a Commercial Property Manager for JBD Properties, a real estate developer. Ms. Sheehan’s experience includes Executive Recruiter at Armen and Associates, Senior Director of Human Resources at CHW Advertising and Human Resource and Office Manager at Realtime Consulting, Inc./MODIS.

Sameer Mathur. Mr. Mathur has been the Vice President of Corporate Development and Marketing for VirnetX since July 2007. Prior to that date, Mr. Mathur was the Vice President of Business Development of VirnetX since April 2006. From March 2004 to April 2006, Mr. Mathur was Product Line Manager for SonicWALL Inc. From April 2003 to March 2004, Mr. Mathur was Senior Product Manager for Zone Labs Inc, a leading provider of Internet security software. From June 1996 to April 2003, he was Senior Product Marketing Manager of Phoenix Technologies Ltd. Prior to June 1996, Mr. Mathur worked in various engineering and marketing roles for OEC Japan, IBM Japan, and Pertech Computers Ltd. Mr. Mathur has a B.S. in Engineering from Gujarat University, India.

Dr. Victor Larson. Dr. Larson is the Director of Research and Development and a co-inventor of the VirnetX technologies. Prior to joining VirnetX, Dr. Larson worked for over 20 years doing system engineering, software design and technical program management under contract to many branches of the Department of Defense and the intelligence community. Dr. Larson worked on numerous advanced prototypes to implement new solutions to secure communications, remote sensing data extraction and processing, intelligence information extraction and data visualization. Dr. Larson holds a Ph.D. in Information Technology from George Mason University, an M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute, and a B.S. in Mechanical Engineering from Virginia Tech.

Greg Wood. Mr. Wood has been with VirnetX since October 2007 and has been our Senior Director of Corporate Communications since May 2008. His executive brand experience includes McDonalds, Safeway, Nissan, Burger King, Taco Bell, Nutri-System, Supercuts and Pacific Gas & Electric with advertising agencies that include J. Walter Thompson, Chiat/Day, Tracy-Locke/BBDO, Hoefer Dietrich & Brown and Crossover Creative. Mr. Wood’s areas of marketing expertise include strategic branding, new business development, direct, licensing, product merchandising, consumer education, multicultural, investor relations and public relations. Mr. Wood holds a B.A. degree from the University of California, Davis.

Advisory Board Members

The VirnetX advisory board collaborates with and provides advice and assistance to the Company, with a focus on facilitating the development and commercialization of the Company’s licensing program.

John Cronin. Mr. Cronin has been a member of our advisory board since October 2008. He is Managing Director and Chairman of ipCapital Group. John spent over 17 years at IBM Corporation and became its top inventor with over 100 patents and 150 patent publications. He created and ran “The IBM Patent Factory” which was essential to helping IBM become number one in US patents and the team contributed to the start of and success of IBM’s successful licensing program. Mr. Cronin holds a BSEE, an MSEE, and a B.A. degree in Psychology from the University of Vermont.

Paul Henderson. Mr. Henderson has been a member of our advisory board since October 2008. He is Managing Director of Clarify LLC, a business advisory firm specializing in intellectual property strategy for both early stage and established companies. Prior to this, Mr. Henderson was Director of IP acquisition at Hewlett Packard, or HP. Mr. Henderson also managed HP’s Product Generation Consulting Group, providing internal advisory and consulting services to senior leaders of HP businesses. Mr. Henderson holds MBAs from UC Berkeley Haas School of Business and Columbia Graduate School of Business and a degree in Chemical Engineering from the University of Washington.

John F. Slitz. Mr. Slitz has been a member of our advisory board since October 2008. He is the founder of World Series of Golf, Inc. and has been its Chairman of the Board of Directors since 2003. Mr. Slitz was also Vice President of IBM from 2005 to 2007. From 2002 to 2005, Mr. Slitz served as Chief Executive Officer and President of Systems Research and Development (acquired by IBM in 2005). From 2000 to 2002, he was a venture partner at Osprey Ventures, focusing on investments in middleware software companies. Mr. Slitz was also a principal at Slitz & Company, a consulting firm to software and Internet companies. From 1997 to 1999, he was Senior Vice President of Marketing with Novell, Inc. Mr. Slitz holds a B.A. in Economics from SUNY at Cortland, MALS in Psychology/Sociology from the Graduate Faculty New School for Social Research, and an MBA in Management from Farleigh-Dickinson University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of Executive Compensation

We maintain a peer-based executive compensation program comprised of multiple elements. We conducted our benchmarking analysis by evaluating:

•	early and late stage private companies using a semi-annual survey of private, venture-backed companies that have received at least one (1) round of financing from a professional U.S.-based venture capital firm. This semi-annual survey was prepared by CompensationPro (a Dow Jones company). Of the companies in this survey, over one-half are in the information technology business and the remainder are divided between healthcare, products and services and other companies;

•	a key comparable company, Medivation, Inc., which also completed a reverse merger followed by an underwritten direct primary public offering. This company had similar market capitalization compared to us and was similarly early stage and pre-revenue at the time of their reverse merger, although this company is a medical device company; and

•	public company peers using data we gathered from the SEC filings of ten public companies with the same industry code as us and otherwise in a comparable industry, having a market capitalization of between $25 million and $500 million, and in a similar geographic region.

The primary objectives of our peer-based executive compensation program are:

•	attracting and retaining the most talented and dedicated executives possible;

•	correlating annual and long-term cash and stock incentives to achievement of measurable performance objectives; and

•	aligning executives’ incentives with stockholder value creation.

To achieve these objectives, we implement and maintain compensation plans that tie a substantial portion of each executive’s overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates, the identification and advancement of additional product candidates, and the performance of our common stock price. Our compensation committee’s approach emphasizes the setting of compensation at levels the committee believes are competitive with executives in other companies of similar size and stage of development operating in the information technology industry while taking into account our relative performance and our own strategic goals.

Tax Deductibility of Executive Compensation

Our compensation committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of our executive officers, unless compensation is performance based. In approving the amount and form of compensation for our executive officers, our compensation committee will continue to consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m).

Role of Executive Officers

Our compensation committee exclusively makes all compensation decisions with regard to our chief executive officer and it approves recommendations regarding compensation for our other employees. Our president and chief executive officer generally attends compensation committee meetings and sometimes makes recommendations to our compensation committee regarding the amount and form of the compensation of the other executive officers and key employees. He is not present for any of the executive sessions or for any discussion of his own compensation.

Elements of Executive Compensation

Executive compensation consists of the following elements:

•	Base salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, the program is designed to deliver executive base salaries within the range of salaries for executives with the requisite skills in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Executives with more experience, critical skills, and/or considered key performers may be compensated above the range as part of our strategy for attracting, motivating and retaining highly experienced and high performing employees. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. This review occurs each year in the fourth quarter and adjustments are made from time to time to ensure market competitiveness.

•	Discretionary annual incentive bonus. Each year, our compensation committee establishes a target discretionary annual incentive bonus pool based on a percentage of an executive’s base salary and the achievement of corporate and individual objectives. Our compensation committee has the sole authority to award discretionary annual incentive bonuses to our chief executive officer and has authority along with our Board to award discretionary annual incentive bonuses to other employees. Our compensation committee utilizes annual incentive bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as establishment and maintenance of key strategic relationships, development and implementation of our licensing strategy, development of our product, identification and advancement of additional products, and to financial factors such as raising capital, improving our results of operations, and increasing the price per share of our common stock.

•	Long-term incentive program. We believe that long-term performance is achieved through an ownership culture that encourages high performance by our executive officers through the use of stock and stock-based awards. Our 2007 Stock Plan was established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. Our compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle.

•	Stock option grants. Stock option grants are made at the commencement of employment, may be made annually based upon performance and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. Our compensation committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, and the value of stock options in relation to other elements of the individual executive’s total compensation. We expect to continue to use stock options as a long-term incentive vehicle because:

•	stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders;

•	stock options are performance based and all the value received by the recipient of a stock option is based on the growth of the stock price;

•	stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation, while the vesting of stock options increases stockholder value over the longer term; and

•	the vesting period of stock options encourages executive retention and the preservation of stockholder value.

Stock Ownership Guidelines

We have not adopted stock ownership guidelines and our 2007 Stock Plan has provided the principal method for our executive officers to acquire equity in the Company. We currently do not require our directors or executive officers to own a particular amount of our common stock. Our compensation committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Perquisites

Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time we do not provide special benefits or other perquisites to our executive officers.

Change of Control Arrangements

Our 2007 Stock Plan allows our Board to determine the terms and condition of awards issued thereunder. Our Board has made the determination that all options issued under our 2007 Stock Plan will include the provision that in the event of a “Change of Control” (as defined in our 2007 Stock Plan), all unvested shares underlying the option will vest and become exercisable immediately prior to the consummation of such Change of Control transaction.

Named Executive Officers’ Compensation

Base Salary

Mr. Larsen is our president and chief executive officer, as well as a director. Relative to the benchmarking surveys described above, his base salary is above the 75th percentile for early and late stage private companies, below our key comparable company and between the median and the 75th percentile of our public company peers. Mr. Larsen, a founder of VirnetX, has driven the organization’s performance, leading it from inception, through the early start-up phase and through several rounds of financing. Mr. Larsen will be critical to our ability to pursue our licensing strategy going forward.

Mr. Sliney is our chief financial officer and his base salary is below the median of early stage private companies, below the median for late stage private companies and our public company peers, and below our key comparable company. In establishing Mr. Sliney’s base salary, our compensation committee primarily considered Mr. Sliney’s experience in public company work, his transactional and strategic skills, his level of responsibility, past contributions to our performance and expected contributions to our further success.

Discretionary Annual Incentive Bonus

Actual bonus awards for each Named Executive Officer are listed in “Executive Compensation — Summary Compensation Table” on page 32 of this report. No bonuses were paid to Mr. Larsen or Mr. Sliney in the fiscal year 2008.

Long-Term Incentive Program

In determining the amount of the stock option grants made to Mr. Larsen and to Mr. Sliney in 2008, our compensation committee evaluated data derived from the same benchmarking analysis described above that was used to establish cash compensation amounts.

In 2008, Mr. Larsen was not granted any options such that the aggregate of all of his equity incentive shares outstanding under our 2007 Stock Plan represents a fully diluted percentage ownership of the Company that was below the median for early stage private companies, and between the median and the 75th percentile for late stage private companies. In addition, the Black-Scholes option value of all of his equity incentive shares outstanding under our 2007 Stock Plan is higher than our key comparable company and between the median and 75th percentile of our public company peers.

In 2008, Mr. Sliney was not granted any options such that the aggregate of all of his equity incentive shares outstanding under our 2007 Stock Plan represents a fully diluted percentage ownership of the Company that was below the median for early stage private companies, and at the median for late stage private companies. In addition, the Black-Scholes option value of all of his equity incentive shares outstanding under our 2007 Stock Plan is below our key comparable company and between the median and 75th percentile of our public company peers.

Summary Compensation Table

The table that follows shows the compensation earned for the last three (3) fiscal years by our “Named Executive Officers,” as defined in Item 407(m) of Regulation S-K:

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name & Principal Position	Year	($)	($)	($)	($)(1)	($)	($)	($)(2)	($)

Kendall Larsen	2008	275,000							275,000
Chief Executive Officer,	2007	245,000	244,211		1,015,612			—	1,504,823
President and Director	2006	237,039		—	7,665			—	244,704
William E. Sliney	2008	98,442							98,442
Chief Financial Officer	2007	36,460	15,313		1,882,146				1,933,919
	2006	—	—	—	—			30,000	30,000

(1)	The amounts in this column reflect the estimated grant date present value of (1) $4.761 for the stock options granted to Kendall Larsen during fiscal year 2007, and (2) $4.913 for the stock options granted to William E. Sliney during fiscal year 2007, which have been calculated using the Black-Scholes stock option pricing model. Reference Note 6 “Stock Plan” in our Form 10-K for the period ended December 31, 2007, filed with the SEC on March 31, 2008, identifies the assumptions made in the valuation of option awards in accordance with SFAS 123(R).

(2)	The amounts in this column reflect compensation earned by the Named Executive Officer for consulting services he provided to the Company.

2008 Grants of Plan-Based Awards

The following table reflects that no grants of stock options were made during the fiscal year ended December 31, 2008 to our Named Executive Officers:

Grant
										All Other		Date
										Stock	Exercise	Fair
			Estimated Future Payouts			Estimated Future Payouts			All Other	Awards:	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Stock	Number of	Price of	Stock or
			Plan Awards			Plan Awards			Awards:	Securities	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of	Underlying	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)(1)	(#)	(#)(1)	Shares	Options	($/share)	($)(2)

Kendall Larsen	n/a	n/a	n/a	n/a	n/a	—	n/a	—	n/a	n/a	n/a	n/a
Chief Executive Officer, President & Director
William E. Sliney	n/a	n/a	n/a	n/a	n/a	—	n/a	—	n/a	n/a	n/a	n/a
Chief Financial Officer

(1)	Our equity incentive plan does not include thresholds or maximums as defined in Item 402(d) of Regulation S-K.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth, for each of our Named Executive Officers, the number and exercise price of unexercised options, and the number and market value of stock awards that have not vested as of the end of fiscal year 2008:

Equity
Incentive
Plan Awards
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options	Options	Unearned	Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)	Options (#)	Price ($)	Date

Kendall Larsen	99,290	155,545	—	6.468	12/31/2012	(1)
Chief Executive Officer, President and Director
William E. Sliney	103,755	279,340	—	5.88	12/30/2017
Chief Financial Officer

(1)	As Mr. Larsen is a holder of more than 10% of the Company’s equity, per our equity incentive plan, his options expire five (5) years from grant.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table shows the options exercised and stock vested held by our Named Executive Officers in the fiscal year 2008:

	Options Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Kendall Larsen	—	—	n/a	n/a
Chief Executive Officer, President and Director
William E. Sliney	—	—	n/a	n/a
Chief Financial Officer

Pension Benefits for Fiscal Year 2008

None.  We do not maintain a pension plan as such term is described in Item 402(h) of Regulation S-K.

Nonqualified Deferred Compensation for Fiscal Year 2008

None.  We do not maintain a nonqualified defined contribution or other nonqualified deferred compensation plan as such term is described in Item 402(i) of Regulation S-K.

Transactions with Related Persons

Our Code of Ethics requires each of our directors, employees, officers, and consultants to disclose any significant interest in any related party transaction and that interest must be approved in writing by our legal department. If it is determined that the transaction is required to be reported under SEC rules, then the transaction will be subject to the review and approval by our audit committee of our Board. A copy of our Code of Ethics is available on our website at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab.

The charter of our audit committee affirms that one of our audit committee’s responsibilities is to review and approve material related party transactions and related party transactions that are required to be disclosed in our public filings. We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

The following is a description of each transaction in the last fiscal year and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Stock Option Grants

We have granted stock options to our executive officers and certain of our directors under our 2007 Stock Plan.

In connection with the consummation of the merger between VirnetX Holding Corporation and VirnetX, we assumed certain obligations under an Advisory Service Agreement dated November 6, 2006 by and between VirnetX and MDB Capital Group LLC, as amended by the terms of that certain Release Agreement between the same parties, which was executed on July 5, 2007. MDB Capital Group was a stockholder of VirnetX prior to the merger and Christopher Marlett, a principal at MDB Capital Group, is currently one of our stockholders as a result of the merger. Christopher Marlett, as of December 31, 2008 beneficially owned approximately 5.14% of our issued and outstanding shares of common stock. MDB Capital Group’s affiliates include Anthony DiGiandomenico and Robert Levande, each of whom is one of our existing stockholders as a result of the merger.

Additionally, in connection with the consummation of the merger, we entered into the following agreements and transactions with certain of our directors, executive officers and 5% stockholders:

Indemnification Agreements

We entered into Indemnification Agreements with each person who became one of VirnetX Holding Corporation’s directors or officers in connection with the consummation of the merger, pursuant to which, among other things, we will indemnify such directors and officers to the fullest extent permitted by Delaware law, and provide for advancement of legal expenses under certain circumstances.

Registration Rights Agreement

Effective as of July 5, 2007, we entered into a Registration Rights Agreement with all of the persons who were issued shares of our common stock and securities convertible into shares of our common stock in the merger.

Pursuant to the Registration Rights Agreement, commencing six months after the closing of the merger, the security holders have a right to request that we register for resale (a) the shares of common stock issued to such persons in the merger and (b) the shares of common stock underlying convertible notes, options and warrants issued to such persons in the merger. We are required to cause each such registration statement filed as a result of such requests to be declared effective under the Securities Act as promptly as possible after the filing thereof and to keep such registration statement continuously effective under the Securities Act until the earlier of (1) the date when all shares included in the registration statement have been sold; (2) the date that all shares can be sold pursuant to Rule 144; and (3) one year from the effective date of such registration statement.

Additionally, the Registration Rights Agreement provides the security holders with “piggyback” registration rights such that at any time there is not an effective registration statement covering the common stock described above and we file a registration statement relating to an offering for our own account or the account of others under the Securities Act, other than in connection with any acquisition of any entity or business or equity securities issuable in connection with stock options or other employee benefit plans and other than in connection with this offering, then we are required to send notice to the security holders of such intended filing at least 20 days prior to filing such registration statement and we are required to automatically include in such registration statement all shares of common stock issued in the merger and all shares of common stock underlying convertible notes, options and warrants issued in the merger.

Each security holder also has indemnified us, our directors, officers, agents, and certain other control persons against damages arising out of or based upon: (1) such security holder’s failure to comply with the prospectus delivery requirements of the Securities Act or (2) such security holder’s provision of any untrue or alleged untrue statement of a material fact to be contained in any registration statement or prospectus, or arising out of or relating to any such security holder’s omission or alleged omission of a material fact required to be stated therein or necessary to make the statements contained in such registration statement or prospectus not misleading.

Lock-Up Agreements

Effective as of July 5, 2007, we entered into a lock-up agreement with certain of the persons who were issued shares of our common stock in the merger and all persons who exchanged VirnetX options for VirnetX Holding Corporation options in the merger, pursuant to which we imposed certain restrictions on the sale of our common stock or any securities convertible into or which may be exercised to purchase any shares of our common stock acquired in connection with the merger for a period of at least 12 months after the consummation of the merger. That lock-up agreement expired on July 5, 2008. In addition, all of our officers and directors, as well as certain of our stockholders, entered into a lock-up agreement with the underwriter of our December 2007 public offering, which restricts sales of their shares until December 31, 2008. Certain of those shares are now no longer subject to the transfer restrictions of such underwriter’s lock-up agreement from our December 2007 offering. Only shares beneficially owned by our directors and officers, which represent 26.16% of our outstanding common stock as of December 31, 2008, currently remain subject to the provisions of such underwriter’s lock-up agreement.

Transactions Between the Company and William E. Sliney

From March 2002 until July 5, 2007, the Company utilized the office space and equipment of its then officer, William E. Sliney, at no cost. Management estimates the value thereof to be immaterial.

Promoters and Control Persons

Glenn Russell was a founder and owned approximately 60% of the outstanding shares of VirnetX Holding Corporation immediately prior to the merger between VirnetX Holding Corporation and VirnetX. Mr. Russell received no compensation in connection with the merger between VirnetX and VirnetX Holding Corporation. Mr. Russell’s historical compensation from VirnetX Holding Corporation in his capacity as its Chief Executive Officer prior to the merger has been disclosed in VirnetX Holding Corporation’s reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

On December 12, 2007, we entered into a Voting Agreement with the following stockholders that collectively own 4,766,666 shares of our common stock, representing approximately 13.66% of our 34,899,985 shares outstanding as of December 31, 2008:

•	San Gabriel Fund, LLC

•	JMW Fund, LLC

•	John P. McGrain

•	The John P. McGrain Grantor Retained Annuity Trust u/t/d/ June 25, 2007

•	John P. McGrain, SEP IRA

•	John P. McGrain, 401K

•	The Westhampton Special Situations Fund, LLC

•	The Kirby Enterprise Fund, LLC

•	Kearney Properties, LLC

•	Kearney Holdings, LLC

•	Charles F. Kirby, Roth IRA

•	Charles F. Kirby

The Voting Agreement requires each of the above stockholders to vote all of the shares of our voting stock held by them from time to time in favor of the directors nominated by our Board of Directors and in a manner proportional to all the other votes cast by shares present and voting with respect to any other matter brought to the stockholders for a vote. This voting arrangement is an initial and continuing listing requirement for our common stock to be and remain listed on the American Stock Exchange.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received, we believe that during the 2007 fiscal year all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were satisfied.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of December 31, 2008 by:

•	all persons known to us, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of our common stock and based on the records of U.S. Stock Transfer Corporation, our transfer agent;

•	each director;

•	each of our Named Executive Officers in the table under “Executive Compensation — Summary Compensation Table”; and

•	all current directors and executive officers as a group.

Except as otherwise noted and subject to applicable community property laws, the persons named in this table have, to our knowledge, sole voting and investing power for all of the shares of common stock held by them.

This table lists applicable percentage ownership based on 34,899,985 shares of common stock outstanding as of December 31, 2008. Options to purchase shares of our common stock that are exercisable within 60 days of December 31, 2008 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the number of shares owned by, and percentage ownership of, that person, but are not treated as outstanding for the purpose of computing any other person’s number of shares owned or ownership percentage.

Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless indicated otherwise, is c/o VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066.

	Number of
	Shares		Percent
	Beneficially		of
Name and Address of Beneficial Owner	Owned(l)		Class(2)

5% or Greater Stockholders:
Gregory Hugh Bailey	2,343,342	(10)	6.71%
15 Barbery Place, Suite 809 Toronto, Canada
Kendall Larsen	8,402,482	(3)	24.01%
Robert M. Levande	2,084,101	(4)	5.97%
575 Madison Ave. Suite 1006 New York, NY 10022
Blue Screen LLC	1,764,428	(5)	5.06%
7663 Fisher Island Drive Miami, Florida 33109
Christopher A. Marlett Living Trust	1,792,766	(6)	5.14%
420 Wilshire Boulevard, Suite 1020 Santa Monica, California 90401
Directors and Executive Officers:
Kendall Larsen	8,402,482	(3)	24.01%
Edmund C. Munger	760,200	(7)	2.14%
William E. Sliney	103,921	(8)	*
Thomas M. O’Brien	25,833	(9)	*
Michael F. Angelo	67,349	(9)	*
Scott C. Taylor	25,833	(9)	*
All directors and executive officers as a group (6 persons):	9,385,618	(3)(7)(8)(9)	26.16%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are exercisable or convertible at or within 60 days of December 31, 2008 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based upon 34,899,985 shares of common stock issued and outstanding on December 31, 2008.

(3)	Includes 99,290 shares issuable pursuant to options exercisable within 60 days.

(4)	Includes 1,876,521 shares held by Robert M. Levande, who has voting and investment power with respect to the 207,580 shares held by the Arthur Brown Trust FBO Carolyn Brown Levande.

(5)	Includes 103,790 shares held by Nicholas Lewin directly who has voting and investment power with respect to the 1,660,638 shares held by Blue Screen LLC.

(6)	Christopher A. Marlett has voting and investment power with respect to the 1,792,766 shares held by the Christopher A. Marlett Living Trust.

(7)	Includes 691,933 shares issuable pursuant to options exercisable within 60 days.

(8)	Includes 103,755 shares issuable pursuant to options exercisable within 60 days.

(9)	Includes 25,833 shares issuable pursuant to options exercisable within 60 days.

(10)	Includes 2,275,075 shares directly held by Gregory H. Bailey who has voting and investment power with respect to the 68,267 shares held by Palantir Group, Inc.

(*)	Less than 1%.

CORPORATE GOVERNANCE
Our Corporate Governance Guidelines

Our Board of Directors has established guidelines that it follows in matters of corporate governance. The following is a summary of those guidelines. A complete copy of the documents underlying our guidelines is available online at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or in paper form upon request to our corporate secretary.

Role of the Board

Our directors are appointed to oversee the actions and results of our management. They were selected for their educational background, professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and ability to represent the best interests of our stockholders. Their responsibilities include:

•	providing general oversight of the business;

•	approving corporate strategy;

•	approving major management initiatives;

•	providing oversight of legal and ethical conduct;

•	overseeing our management of significant business risks;

•	selecting, compensating, and evaluating directors;

•	evaluating Board processes and performance; and

•	reviewing and implementing recommendations and reports of the compensation committee on our compensation practices.

Composition of the Board of Directors

Mix of Independent Directors and Officer-Directors

Our Board has determined that it is beneficial for us and our stockholders to have a Board with a majority of independent directors and for our chief executive officer to also be a Board member. Other officers may, from time to time, be Board members, but no officer other than the chief executive officer should expect to be elected to our Board by virtue of his or her office.

Selection of Director Candidates

Our Board is responsible for selecting candidates for Board membership and for establishing the criteria to be used in identifying potential candidates. Our Board delegates the screening process to the nominating and corporate governance committee.

Independence Determinations

Our Board annually determines the independence of directors based on a review by the directors and the nominating and corporate governance committee. No director is considered independent unless our Board has determined that he or she has no material relationship with the Company, either directly or as a partner, stockholder, or officer of an organization that has a material relationship with the Company.

We have adopted the following standards for director independence in compliance with the American Stock Exchange and Item 407 of Regulation S-K’s corporate governance listing standards:

•	no director qualifies as “independent” if such person has a relationship which, in the determination of at least a majority of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

•	a director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is an executive officer of us or our subsidiaries, is not “independent” until three years after the end of such employment relationship;

•	a director who accepts, or whose immediate family member accepts, more than $100,000 in compensation from us or any of our subsidiaries during any period of 12 consecutive months within the three years preceding the determination of independence, other than certain permitted payments such as compensation for Board or Board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan is not considered “independent”;

•	a director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold;

•	a director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our, or any of our subsidiaries’, present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and

•	a director who is, or who has a family member who is, a current partner of our independent registered public accounting firm, Farber Hass Hurley LLP, or was a partner or employee of Farber Hass Hurley LLP who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.

Our Board has determined that Michael F. Angelo, Thomas M. O’Brien and Scott C. Taylor meet the aforementioned independence standards. There are no family relationships among any of our directors or executive officers.

Director Compensation and Equity Ownership

Our compensation committee annually reviews director compensation. Any recommendations for changes are made to our full Board by our compensation committee.

In order to align directors’ incentives with the creation of stockholder value, we believe that directors should hold meaningful equity ownership positions in the Company; accordingly, a significant portion of overall director compensation is in the form of equity of the Company.

Board Meetings and Committees and Annual Meeting Attendance

Our Board held a total of nine meetings and acted by written consent four times during the calendar year ended December 31, 2008. Mr. O’Brien attended eight out of the nine Board meetings; otherwise, every director has attended every Board meeting and the meetings of all committees to which he is a member. Since June 29, 2007, our Board had a standing audit committee, compensation committee and nominating and corporate governance committee. Our audit committee charter, compensation committee charter, and nominating and corporate governance committee charter, each as adopted by the Board, are posted on our website at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab.

We encourage, but do not require, our Board members to attend our annual meetings of stockholders. We expect all Board members to be present at this Annual Meeting.

Stockholders’ Communications Process

Any of our stockholders who wish to communicate with our Board, a committee of our Board, our non-management directors as a group, or any individual member of our Board, may send correspondence to our

Corporate Secretary at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066.

Our Corporate Secretary will compile and submit on a periodic basis all stockholder correspondence to our entire Board, or, if and as designated in the communication, to a committee of our Board, our non-management directors as a group, or an individual Board member. The independent directors of our Board review and approve the stockholders’ communications process periodically to ensure effective communication with stockholders.

Code of Ethics

We have adopted a Code of Ethics for all employees and directors to prohibit conflicts of interest between our employees and the Company. A copy of our Code of Ethics is available on our website at http://www.virnetx.com/ in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

We intend to post on our website any amendment to, or waiver from, a provision of our Code of Ethics within four (4) business days following the date of such amendment or waiver. We do not anticipate any such amendments or waivers.

Committees of the Board of Directors

Nominating
and
Corporate
	Governance	Compensation	Audit
Director	Committee	Committee	Committee

Michael F. Angelo	Chair	X	X
Kendall Larsen
Edmund C. Munger
Thomas M. O’Brien	X	X	Chair
Scott C. Taylor	X	Chair	X

Nominating and Corporate Governance Committee Matters

Membership and Independence

Our nominating and corporate governance committee met once during the fiscal year ended December 31, 2008.

Messrs. Angelo, O’Brien and Taylor, each of whom is a non-employee member of our Board, comprise our nominating and corporate governance committee. Mr. Angelo is the chairman of our nominating and corporate governance committee. Our Board has determined that each of Messrs. Angelo, O’Brien and Taylor meet current SEC and American Stock Exchange requirements for independence. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending to the Board director nominees for each annual meeting of stockholders, vacancy or newly created director position;

•	developing and recommending to our Board governance principles applicable to us, including the Code of Ethics;

•	overseeing the evaluation of our Board and management; and

•	delegating such of its authority and responsibilities as it deems proper to members of the committee or a subcommittee.

A more detailed description of our nominating and corporate governance committee’s functions can be found in our nominating and corporate governance committee charter at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

Stockholder Recommendations and Nominees

The policy of our nominating and corporate governance committee is to consider properly submitted recommendations for candidates to our Board from stockholders. In evaluating such recommendations, our nominating and corporate governance committee seeks to achieve a balance of experience, knowledge, integrity, and capability on our Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by our nominating and corporate governance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and the Company within the last three years, at least three personal references, a statement of recommendation of the candidate from the stockholder, a description of Common Stock beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on our Board, and a written indication to provide such other information as the nominating and corporate governance committee may reasonably request.

Stockholder recommendations to our Board should be sent to our Corporate Secretary at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066.

Director Qualifications

Our nominating and corporate governance committee evaluates and recommends candidates for membership on our Board consistent with criteria established by the committee. Our nominating and corporate governance committee has not formally established any specific, minimum qualifications that must be met by each candidate for our Board or specific qualities or skills that are necessary for one or more of the members of our Board to possess. However, our nominating and corporate governance committee, when considering a potential non-incumbent candidate, will factor into its determination the following qualities of a candidate: educational background, professional experience, including whether the person is a current or former chief executive officer or chief financial officer of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, wisdom and ability to represent the best interests of our stockholders.

Identification and Evaluation of Nominees for Directors

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating and corporate governance committee regularly assesses the appropriate size and composition of our Board, the needs of our Board and the respective committees of our Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominating and corporate governance committee through stockholders, management, current members of our Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate, or other actions the committee deems appropriate, including the use of third parties to review candidates.

Audit Committee Matters

Membership and Independence

Our audit committee met eight times during the fiscal year ended December 31, 2008.

Messrs. Angelo, O’Brien and Taylor, each of whom is a non-employee member of our Board, comprise our audit committee. Mr. O’Brien is the chairman of our audit committee. Our Board has determined that Messrs. Angelo, O’Brien and Taylor each satisfy the requirements for independence under the rules and regulations of the American Stock Exchange and the SEC. Our Board has also determined that Mr. O’Brien qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the American Stock Exchange. Our audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Responsibilities

Our audit committee’s responsibilities include the following:

•	appointment of and approval of compensation for our independent public accounting firm, including oversight of its independence;

•	oversight of our accounting and financial reporting processes;

•	oversight of the audits of our financial statements;

•	oversight of the effectiveness of our internal control over financial reporting; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

A more detailed description of our audit committee’s functions can be found in our audit committee charter at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

Compensation Committee Matters

Membership and Independence

Messrs. Angelo, O’Brien and Taylor, each of whom is a non-employee member of our Board, comprise our compensation committee. Mr. Taylor is the chairman of our compensation committee. Our Board has determined that each member of our compensation committee meets the requirements for independence under the rules of the American Stock Exchange, and is a “non-employee director” within the meaning of the Exchange Act, and is an “outside director,” within the meaning of the Code.

Scope of Authority

Our compensation committee’s responsibilities include the following:

•	exclusive authority for determining our chief executive officer’s compensation;

•	determining for other executive officers: annual base salary, annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits or compensation arrangement, including delegating its authority on these matters with regard to our non-officer employees and consultants to appropriate supervisory personnel;

•	evaluating and recommending to our Board compensation plans, policies, and programs for our chief executive officer and other executive officers;

•	administering our equity incentive plans; and

•	preparing the compensation committee report that the SEC requires in our annual proxy statement.

Except with respect to determining the chief executive officer’s compensation, the Committee may delegate its authority to a subcommittee of the committee and, to the extent permitted by applicable law, the committee may delegate to officers or appropriate supervisory personnel the authority to grant stock awards to non-executive, non-director employees.

A more detailed description of our compensation committee’s functions can be found in our compensation committee charter at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

Our Compensation Committee’s Processes and Procedures

Our compensation committee’s primary processes for establishing and overseeing executive compensation include:

•	Meetings. Our compensation committee acted by written consent one time during the fiscal year ended December 31, 2008; and

•	Role of executive officers. Our president and chief executive officer generally attends compensation committee meetings and sometimes makes recommendations to our compensation committee regarding the amount and form of the compensation of the other executive officers and key employees. He is not present for any of the executive sessions or for any discussion of his own compensation.

Directors’ compensation is established by our Board upon the recommendation of our directors and our compensation committee.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Angelo, O’Brien and Taylor, who comprise our compensation committee, has served as one of our officers or employees in the past year. Other than our subsidiaries, no executive officer currently serves, or in the past year has served, as a member of a board or compensation committee of another entity where that entity’s executive officer serves on our Board or compensation committee.

DESCRIPTION OF SECURITIES

On a post-split basis, we are authorized to issue an aggregate of 110,000,000 shares of capital stock, 100,000,000 of which are shares of common stock, par value $0.0001 per share, and 10,000,000 of which are shares of preferred stock, par value $0.0001 per share. As of December 31, 2008, on a post-split basis, 34,899,985 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Common Stock

All outstanding shares of our common stock are of the same class and have equal rights and attributes.

Voting.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends.  Subject to the preferential dividend rights and consent rights of any series of preferred stock that we may from time to time designate, holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available.

Liquidation and dissolution.  In the event of our liquidation, dissolution or winding up, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our common stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

The descriptions of our common stock and preferred stock above are only summaries and are qualified in their entirety by the provisions of our Certificate of Incorporation and By-Laws, copies of which are attached or referenced as exhibits to the registration statement of which this prospectus forms a part.

Warrants Issued in Previous Securities Offerings

On a post-split basis, warrants for the issuance of 266,667 shares of our common stock were issued in July 2007 and exercisable at $0.75 per share. All of these warrants were net exercised by the warrant holders on January 21, 2008 and March 26, 2008. The net aggregate shares issued in the amount of 232,771 are issued and outstanding.

In addition, we issued warrants to purchase 300,000 shares of our common stock at $4.80 per share to the underwriter of our December 2007 stock issuance. Those warrants are first exercisable in 2008 and expire in 2012. These warrants provide for anti-dilution protection in the event of stock splits and dividends.

Warrants to be Issued as Part of this Offering

We are offering three types of warrants in this offering: warrants to purchase 1,500,000 shares of our common stock at an exercise price of $2.00 per share; warrants to purchase 1,500,000 shares of our common stock at an exercise price of $3.00 per share; and warrants to purchase 1,500,000 shares of our common stock at an exercise price of $4.00 per share. We refer to the three types of warrants, collectively, as the warrants. You should review a copy of the form of warrant, which is attached thereto, for a complete description of the terms and conditions applicable to the warrants. The form of common stock purchase warrant has been filed as an exhibit to the registration statement filed with the SEC in connection with this offering. The following is a brief summary of the warrants and is subject in all respects to the provisions contained in the warrants.

Each warrant represents the right to purchase 0.5 additional shares of our common stock at an exercise price equal to either $2.00, $3.00, or $4.00, subject to adjustment as described below, and depending on the particular warrant. Each warrant may be exercised on or after the applicable closing date of this offering through and including the 18-month anniversary of the first closing date. The warrants may be exercised by surrendering to us the warrant certificate evidencing the warrants to be exercised with the accompanying exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price.

Upon surrender of the warrant certificate, with the exercise notice appropriately completed and duly signed and cash payment of the exercise price, on and subject to the terms and conditions of the warrant, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of common stock to which the holder is entitled, which shares may be delivered in book-entry form. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

Holders of warrants will be able to exercise their warrants only if a registration statement relating to the shares of common stock underlying the warrants is then in effect, or the exercise of such warrants is exempt from the registration requirements of the Securities Act. A holder of a warrant also will be able to exercise warrants only if the shares of common stock underlying the warrant are qualified for sale or are exempt from qualification under the applicable securities or blue sky laws of the states in which such holder (or other persons to whom it is proposed that shares be issued on exercise of the warrants) reside.

All warrants will include a company call feature that will give the company the right to require the holder of the warrant to exercise the warrant when the Company’s average closing stock price on the American Stock Exchange, or any successor national securities exchange thereto, equals or exceeds two times the applicable warrant’s purchase price on any five consecutive trading days.

The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to such reorganization event.

No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will round up such fractional interest to the next whole share. A warrant may be transferred by a holder without our consent, upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant). The warrants will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

Anti-Takeover Effects of Delaware Law, our Certificate of Incorporation and our By-Laws

We have a number of protective provisions that could delay, discourage or prevent a third party from acquiring the company without the approval of our Board of Directors. Our protective provisions include:

•	A staggered Board of Directors: This means that only one or two directors (since we have a five-person Board of Directors) will be up for election at any given annual meeting. This has the effect of delaying the ability of stockholders to effect a change in control of the Board of Directors since it will take two annual meetings to effectively replace at least three directors which represents a majority of the Board of Directors;

•	Blank check preferred stock: Our Board of Directors has the authority to establish the rights, preferences and privileges of our 10,000,000 authorized but unissued shares of preferred stock. Therefore, this stock may be issued at the discretion of our Board of Directors with preferences over your shares of common stock in a manner that is materially dilutive to existing stockholders. In addition, blank check preferred stock can be used to create a “poison pill” which is designed to deter a hostile bidder from buying a controlling interest in our stock without the approval of our Board of Directors. We have not adopted such a “poison pill,” but our Board of Directors will have the ability to do so in the future very rapidly and without stockholder approval;

•	Advance notice requirements for director nominations and for new business to be brought up at stockholder meetings: Stockholders wishing to submit director nominations or raise matters to a vote of the stockholders must provide notice to us within very specific date windows in order to have the matter voted on at the meeting. This has the effect of giving our Board of Directors and management more time to react to stockholder proposals generally and could also have the effect of delaying a stockholder proposal to a subsequent meeting to the extent such proposal is not raised in a timely manner for an upcoming meeting;

•	Elimination of stockholder actions by written consent: This has the effect of eliminating the ability of a stockholder or a group of stockholders representing a majority of the outstanding shares to take actions rapidly and without prior notice to our Board of Directors and management or to the minority stockholders. Along with the advance notice requirements described above, this provision also gives our Board of Directors and management more time to react to proposed stockholder actions;

•	Super majority requirement for stockholder amendments to the By-laws: Our By-laws may be altered or amended or new By-laws adopted by the affirmative vote of at least 66 2/3% of the outstanding shares. This has the effect of requiring a substantially greater vote of the stockholders to approve any changes to our By-laws; and

•	Elimination of the ability of stockholders to call a special meeting of the stockholders: Only the Board of Directors or management can call special meetings of the stockholders. This could mean that stockholders, even those who represent a significant block of shares, may need to wait for the annual meeting before nominating directors or raising other business proposals to be voted on by the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc. of Denver, Colorado.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

Our common stock was previously traded in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbols “VNXH” and prior to that “PASW.” On December 26, 2007, our common stock began trading on the AMEX under the symbol “VHC.” The following table shows the price range of our common stock, as reported on the OTC Bulletin Board and on the American Stock Exchange for each quarter ended during the last two fiscal years and the first three quarters of fiscal 2008 on a post-split basis.

Quarter Ended	High	Low

3/31/06	$0.60	$0.36
6/30/06	$0.53	$0.21
9/30/06	$0.50	$0.30
12/31/06	$0.90	$0.36
3/31/07	$5.97	$0.63
6/30/07	$5.10	$3.36
9/30/07	$5.10	$3.96
12/31/07	$6.75	$4.08
3/31/08	$6.95	$4.26
6/30/08	$7.06	$3.50
9/30/08	$7.06	$1.26
12/31/08	$2.85	$0.89

Holders

As of December 31, 2008, there were 96 holders of record of our common stock.

Dividends

We have not paid any cash dividends on our common stock, and do not anticipate paying cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, to fund operations, and the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operation results, capital requirements, applicable contractual restrictions, restrictions in our organizational documents, and any other factors that our Board of Directors deems relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

On April 17, 1998, when we operated under the name PASW, Inc., we adopted an equity incentive program. Under this program, we may grant incentive stock options, non-statutory stock options, stock appreciation rights, stock bonuses and rights to acquire restricted stock to employees, directors and consultants (except for incentive stock options which may only be granted to employees). The number of shares of common stock initially reserved for issuance under this program was 150,580 shares post-split. As of September 30, 2008, there were no outstanding options or rights under this program and we don’t intend to grant any equity incentives in the future under this plan.

In connection with the merger between VirnetX Holding Corporation and VirnetX, our Board of Directors approved our adoption of the VirnetX 2005 Stock Plan, as amended, to cover grants of stock options and restricted stock units to our employees and consultants. Our Board of Directors renamed this stock plan the VirnetX 2007 Stock Plan. The total number of shares of our common stock reserved for issuance under the VirnetX 2007 Stock Plan is 11,624,469, of which as of October 31, 2007, there were 4,028,418 shares remaining available for future grants. Our stockholders approved the VirnetX 2007 Stock Plan at our 2008 annual stockholders’ meeting.

LEGAL PROCEEDINGS

We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court of the Eastern District of Texas, Tyler Division. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. Discovery has begun, a Markman hearing on claim construction is scheduled for February 2009, and the trial is scheduled to begin on October 12, 2009. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications. On March 31, 2008, Microsoft filed a Motion to Dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008. Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit as a plaintiff. On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator. Microsoft was ordered to provide further information regarding its non-infringement contentions and invalidity contentions in light of the amended infringement contentions. Microsoft was also ordered to provide additional e-mail discovery to us. Microsoft was not required to search disaster recovery tapes for additional information.

Except for those filing that are “under seal” because they contain confidential information, filings made by the parties to the United States District Court of the Eastern District of Texas, Tyler Division in connection with this lawsuit are publicly available, after registration and payment of a fee, on the Public Access to Court Electronic Records, or PACER, website. In order to review such filings made in connection with this lawsuit, please follow the following instructions:

•	Go to www.pacer.uscourts.gov

•	Click “Register for PACER” and register

•	On PACER Web Links page, scroll down and click “Texas Eastern District Court”

•	Click “Court Information”

•	Click “Reports” at top of page

•	Click “Docket Sheet”

•	Enter “6:07-cv-80” in case number box

•	Click “Run Report”

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this registration statement, of which this prospectus forms a part, in whole or in part, the information set forth on the Public Access to Court Electronic Records, or PACER, website shall not be deemed to be a part of or incorporated by reference into any such filings. The Company does not warrant the accuracy or completeness of the PACER website, or the adequacy of the PACER website and expressly disclaims liability for errors or omissions on such website.

Because we have determined that Microsoft’s alleged unauthorized use of our patents would cause us severe economic harm and the failure to cause Microsoft to discontinue its use of such patents could result in the termination of our business, we have dedicated a significant portion of our economic resources, to date, to the prosecution of the Microsoft litigation and expect to continue to do so for the foreseeable future.

Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty. Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief. Should the District Court issue a judgment in favor of Microsoft, and in connection with such judgment determine that we had acted in bad faith or with fraudulent intent, or we were otherwise found to have exhibited inequitable conduct, the Court could award attorney fees to Microsoft, which would be payable by us.

In the near term, we will dedicate significant time and resources to the Microsoft litigation. The risks associated with such dedication of time and resources are set forth in the “Risk Factors” section of this prospectus.

One or more potential intellectual property infringement claims may also be available to us against certain other companies who have the resources to defend against any such claims. Although we believe these potential claims are worth pursuing, commencing a lawsuit can be expensive and time-consuming, and there is no assurance that we will prevail on such potential claims. In addition, bringing a lawsuit may lead to potential counterclaims which may preclude our ability to commercialize our initial products, which are currently in development.

Currently, we are not a party to any other pending legal proceedings, and are not aware of any proceeding threatened or contemplated against us by any governmental authority or other party.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, Gilford Securities Incorporated has agreed to purchase 3,000,000 shares of common stock, warrants to purchase 1,500,000 shares at an exercise price of $2.00 per share, warrants to purchase 1,500,000 shares at an exercise price of $3.00 per share and warrants to purchase 1,500,000 shares at an exercise price of $4.00 per share from us. The underwriting agreement will provide that our underwriter is committed to purchase all shares and associated warrants offered in this offering, other than those covered by the over-allotment option described below. In the underwriting agreement, our underwriter’s obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and validity of the securities offered hereby, and of various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by our underwriter of officers’ certificates and legal opinions of our counsel.

The shares of common stock sold in this offering will be listed on the American Stock Exchange, subject to notice of issuance. We do not intend to apply for listing of the warrants offered in this offering on any securities exchange.

Commissions and Discounts

Our underwriter has advised us that it proposes to offer the shares and associated warrants directly to the public at the price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority, Inc., or FINRA, at such price less a concession not in excess of $      per share and associated warrants. Our underwriter may allow, and the selected dealers may reallow, a concession not in excess of $      per share and associated warrants to certain brokers and dealers. After the offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by our underwriter.

We have agreed to pay our underwriter a cash payment of 7% of the aggregate public offering price of the shares and associated warrants offered (including any shares and associated warrants offered upon exercise of the over-allotment option). We have agreed to pay our underwriter up to $35,000 as a reimbursement for our underwriter’s travel, due diligence and other road show expenses and expenses incurred by the underwriter’s counsel. In addition, we have paid approximately $186,000 in fees and expenses of our underwriter’s outside legal counsel.

The following table sets forth the public offering price and underwriting discount to be paid by us to our underwriter and the proceeds, before expenses, to us. The underwriting agreement between the underwriter and us has been filed as an exhibit to the registration statement filed with the SEC in connection with this offering. This information assumes either no exercise or full exercise by our underwriter of its over-allotment option.

Per Share and
	Associated	Without	With
	Warrants	Option(1)	Option

Public offering price	$	$	$
Discount	$	$	$
Proceeds before expenses(2)	$	$	$

(1)	We have granted our underwriter an option, exercisable for 45 days after the date of this prospectus, to purchase a number of shares of common stock and associated warrants equal to 15% of the number of shares and associated warrants sold in this offering by us solely to cover over-allotments, if any, at the same price as the initial shares and associated warrants offered.

(2)	The offering expenses are estimated to be $1,239,679.

Underwriter Warrants

In addition, we have agreed to issue to our underwriter at the closing of this offering, for nominal consideration, warrants to purchase 300,000 shares of common stock (representing a number of shares of common stock equal to 10% of the number of shares sold in this offering), exclusive of the over-allotment option. These warrants will be exercisable for a four year period commencing on the first anniversary of the closing date of this offering at an exercise price equal to 120% of the price of our common stock offered by this prospectus, or $      per share. These warrants will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the closing of this offering by our underwriter, except to officers of our underwriter and broker-dealers participating in this offering and their bona fide officers and partners, by operation of law or by reason of our reorganization. The FINRA views these warrants as underwriting compensation and requires that the warrants be locked up for 180 days following the effectiveness of this offering pursuant to FINRA Conduct Rule 2710 (g)(1).

These warrants contain provisions for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The warrants do not entitle our underwriter or a permissible transferee to any rights as a shareholder until the warrants are exercised and shares of our common stock are purchased pursuant to the exercise of the warrants.

These warrants and the shares of our common stock issuable upon their exercise may not be offered for sale except in compliance with the applicable provisions of the Securities Act of 1933, as amended. We are registering the shares of our common stock issuable upon exercise of the warrants in the registration statement of which this prospectus forms a part.

Electronic Distribution; Directed Share Program

Our underwriter has advised us that it will not engage in any electronic offer, sale or distribution of our shares. Neither we nor our underwriter will use any third party to host or provide access to our preliminary prospectus on the Internet.

We will not have a directed share program for our employees or any others.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit our underwriter from bidding for and purchasing our common stock. In connection with this offering, however, our underwriter may engage in stabilizing transactions, over-allotment transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by our underwriter of shares and associated warrants in excess of the number of shares and associated warrants our underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares and associated warrants over-allotted by our underwriter is not greater than the number of shares and associated warrants that it may purchase in the over-allotment option. In a naked short position, the number of shares and associated warrants involved is greater than the number of shares and associated warrants in the over-allotment option. Our underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market.

•	Covering transactions involve the purchase of common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, our underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If our underwriter sells more shares than could be covered by the over-allotment option (a naked short position) the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if our underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit our underwriter to reclaim a selling concession from a selected dealer when the common stock originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor our underwriter makes any prediction or any representation as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. Neither we nor our underwriter makes any representation that our underwriter will engage in these transactions. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued without notice at any time.

Lock-Up Arrangements

We and each of our executive officers and directors have agreed to lock-up provisions regarding future transfers or sales of our equity securities for a period of 90 days after this offering, subject to extension in certain circumstances, as described in our agreement with the underwriter.

Our officers and directors who beneficially own 9,130,097 shares of common stock, including 716,956 shares issuable upon exercise of stock options, have agreed with our underwriter not to sell their shares of common stock for 90 days from the closing of this offering without the written consent of our underwriter. Following the expiration of the lock-up agreement with our underwriter, shares of our common stock held beneficially by our officers and directors will remain subject to holding period restrictions on sale or other transfer under Rule 144 of the Securities Act.

Our underwriter has no present intention to waive or shorten the lock-up period. The granting of any waiver of release would be conditioned, in the judgment of our underwriter, on such sale not materially adversely impacting the prevailing trading market for our common stock on the American Stock Exchange. Specifically, factors such as average trading volume, recent price trends and the need for additional public float in the market for our common stock would be considered in evaluating such a request to waive or shorten the lockup period.

Indemnification

We have agreed to indemnify our underwriter and its controlling persons against specified liabilities, including liabilities under the Securities Act or to contribute to payments that our underwriter may be required to make for such liabilities. However, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California. Lowell Ness, a partner of Orrick, Herrington & Sutcliffe LLP, is our Secretary. As of the completion of this offering, Orrick, Herrington & Sutcliffe LLP and partners in that firm beneficially own an aggregate of 124,548 shares of our common stock. Certain legal matters will be passed upon for the underwriter by DLA Piper LLP (US), East Palo Alto, California and New York, New York.

EXPERTS

The consolidated financial statements of VirnetX Holding Corporation as of and for the periods therein indicated included in the prospectus have been audited by the independent registered public accounting firm of Farber Hass Hurley LLP, to the extent and for the periods set forth in their report appearing in this prospectus, and are included in reliance upon such report given upon the authority of Farber Hass Hurley LLP as experts in auditing and accounting. The financial statements of VirnetX, Inc. as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from August 1, 2005 (date of inception) to December 31, 2005 included in the prospectus have been included in reliance upon such report given upon the authority of Burr, Pilger & Mayer LLP as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC of which this prospectus is a part under the Securities Act with respect to the offered securities. This prospectus does not contain all of the information included in the registration statement, and statements contained in this prospectus concerning the provisions of any document are not necessarily complete. For further information about us and the offered securities covered by this prospectus, you should read the registration statement including its exhibits.

COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and their respective controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROVISION FOR INDEMNIFICATION

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation

Our Certificate of Incorporation provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Our Certificate of Incorporation provides that the company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

FINANCIAL STATEMENTS

Financial Statements Index

Page

Report of Farber Hass Hurley LLP, Independent Registered Public Accounting Firm	F-2
Report of Burr, Pilger & Mayer LLP, Independent Accountants	F-3
Consolidated Balance Sheets of VirnetX Holding Corporation as of December 31, 2007 and December 31, 2006	F-4
Consolidated Statements of Operations of VirnetX Holding Corporation for the year ended December 31, 2007 and December 31, 2006 and for the periods from August 2, 2005 (date of inception) to December 31, 2005 and 2007
F-5
Consolidated Statements of Stockholder’s Equity (Deficit) of VirnetX Holding Corporation for the year ended December 31, 2007 and December 31, 2006 and for the periods from August 2, 2005 (date of inception) to December 31, 2005 and 2007
F-6
Consolidated Statements of Cash Flows of VirnetX Holding Corporation for the year ended December 31, 2007 and December 31, 2006 and for the periods from August 2, 2005 (date of inception) to December 31, 2005 and 2007
F-7
Notes to Financial Statements of VirnetX Holding Corporation	F-8
Condensed Consolidated Balance Sheets at September 30, 2008 and December 31, 2007	F-22
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2008 and 2007	F-23
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2008 and 2007	F-24
Notes to Condensed Consolidated Financial Statements	F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
VirnetX Holding Corporation

We have audited the accompanying consolidated balance sheet of VirnetX Holding Corporation (the “Company”; a development stage enterprise) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2007 and the period from August 2, 2005 (date of inception) to December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2007, and the results of their operations and their cash flows for the year ended December 31, 2007 and the period from August 2, 2005 (date of inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/  Farber Hass Hurley LLP

Granada Hills, California
March 31, 2008

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
VirnetX, Inc.

We have audited the accompanying balance sheet of VirnetX, Inc., (a development stage enterprise) as of December 31, 2006 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2006 and the period from August 2, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (United States) and in accordance with the auditing standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VirnetX, Inc., as of December 31, 2006, and the results of its operations and cash flows for the year ended December 31, 2006 and for the period from August 2, 2005 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/  Burr, Pilger & Mayer LLP

Palo Alto, CA
April 30, 2007, except for the
effects of the 1-for-3 reverse
stock split discussed in Note 1
as to which the date is March 31, 2008.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEETS

	As of	As of
	December 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$8,589,447	$139,997
Accounts receivable	5,860	—
Prepaid expenses and other current assets	399,201	26,945

Total current assets	8,994,508	166,942
Property and equipment, net	32,658	27,087
Intangible and other assets	252,000	1,094

Total assets	$9,279,166	$195,123

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$531,790	$87,386
Current portion of long-term obligation	48,000	—

Total current liabilities	579,790	87,386

Long-term obligation, net of current portion	204,000	—
Commitments and contingencies:	—	—
Stockholders’ equity (deficit):
Preferred stock, par value $0.0001 per share
Authorized: 10,000,000 shares and 12,285,715, shares at December 31, 2007 and December 31, 2006, respectively
Issued and outstanding: 0 shares and 1,404,000 shares, at December 31, 2007 and December 31, 2006, respectively Liquidation preference: $0 and $1,404,000, at December 31, 2007 and December 31, 2006, respectively		1,377,625
Common stock, par value $0.0001 per share
Authorized: 100,000,000 shares and 20,000,000 shares, at December 31, 2007 and December 31, 2006, respectively
Issued and outstanding: 34,667,214 shares and 17,582,009 shares, at December 31, 2007 and December 31, 2006, respectively	3,467	1,758
Additional paid-in capital	19,467,890	1,012,321
Due from stockholder	—	(150)
Deficit accumulated during the development stage	(10,975,981)	(2,283,817)

Total stockholders’ equity (deficit)	8,495,376	107,737

Total liabilities and stockholders’ equity (deficit)	$9,279,166	$195,123

The accompanying notes are an integral part of these consolidated financial statements.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF OPERATIONS

			Period from	Cumulative from
			August 2, 2005	August 2, 2005
			(Date of	(Date of
	Year Ended	Year Ended	Inception) to	Inception) to
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2007

Revenue — Royalties	$74,866	$—	$—	$74,866
Operating expenses:
Research and development	684,316	554,187	56,000	1,294,503
Selling, general and administrative	8,040,894	853,488	826,478	9,720,860

Total operating expenses	8,725,210	1,407,675	882,478	11,015,363

Loss from operations	(8,650,344)	(1,407,675)	(882,478)	(10,940,497)
Interest and other income (expense), net	(41,820)	6,336	—	(35,484)

Net loss	$(8,692,164)	$(1,401,339)	$(882,478)	$(10,975,981)

Basic and diluted loss per share	$(.36)	$(.08)	$(.06)

Weighted average shares outstanding	24,312,287	17,087,462	15,217,092

The accompanying notes are an integral part of these consolidated financial statements.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

							Deficit
							Accumulated
					Additional		During	Total
	Series A Preferred Stock		Common Stock		Paid-in	Due from	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stockholder	Stage	Equity (Deficit)

Balance at inception (August 2, 2005)	—	$—	—	$—	$—	$—	$—	$—
Common stock issued to founders		—	13,285,107	1,329	(1,129)	—	—	200
Proceeds from issuance of restricted stock units to employees at $0.0001 per share in October 2005	—	—	3,321,277	332	(252)	—	—	80
Stock-based compensation from restricted stock units	—	—	—	—	799,920	—	—	799,920
Net loss	—	—	—	—	—	—	(882,478)	(882,478)

Balance at December 31, 2005	—	—	16,606,384	1,661	798,539	—	(882,478)	(82,278)
Proceeds from issuance of preferred stock at $1.00 per share in February 2006, net of issuance cost of $26,375	1,404,000	1,377,625	—	—	—	—	—	1,377,625
Proceeds from issuance of restricted stock units to employees at $0.01 per share in March and October 2006	—	—	975,625	97	1,953	(150)	—	1,900
Stock-based compensation:
Restricted stock units	—	—	—	—	130,210	—	—	130,210
Stock-based compensation:
Employee stock options	—	—	—	—	81,619	—	—	81,619
Net loss	—	—	—	—	—	—	(1,401,339)	(1,401,339)

Balance at December 31, 2006	1,404,000	1,377,625	17,582,009	1,758	1,012,321	(150)	(2,283,817)	107,737

Proceeds from exercise of options			124,548	12	29,988			30,000
Shares issued for merger			1,665,800	167	—			167
Debt converted to stock, net			2,016,016	202	1,499,648	150		1,500,000
Stock issued for cash at $.75 per share, net			4,000,000	400	2,953,249			2,953,649
Stock issued for cash at $4.00 per share, net			3,450,000	345	11,776,773			11,777,118
Stock based compensation					818,869			818,869
Preferred stock converted to common stock	(1,404,000)	(1,377,625)	5,828,841	583	1,377,042			—
Net loss							(8,692,164)	(8,692,164)

Balance at December 31, 2007	—	$—	34,667,214	$3,467	$19,467,890	$—	$(10,975,981)	$8,495,376

The accompanying notes are an integral part of these consolidated financial statements.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS

				Cumulative
			Period from	Period from
			August 2, 2005	August 2, 2005
			(Date of	(Date of
	Year Ended	Year Ended	Inception) to	Inception) to
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2007

Cash flows from operating activities:
Net loss	$(8,692,164)	$(1,401,339)	$(882,478)	$(10,975,981)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	818,869	211,829	799,920	1,830,618
Depreciation and amortization	18,609	7,689	—	26,298
Changes in assets and liabilities:
Prepaid expenses and other current assets	(392,256)	34,225	(61,170)	(419,201)
Other assets	—	(1,094)	—	(1,094)
Accounts payable	444,404	87,386	—	531,790

Net cash used in operating activities	(7,802,538)	(1,061,304)	(143,728)	(9,007,570)

Cash flows from investing activities:
Purchase of property and equipment	(22,955)	(34,776)	—	(57,731)
Cash acquired in acquisition	14,009			14,009

Net cash used in investing activities	(8,946)	(34,776)	—	(43,722)

Cash flows from financing activities:
Issuance of notes payable	250,000			250,000
Repayment of notes payable	(250,000)			(250,000)
Proceeds from issuance of preferred stock, net of issuance costs		1,147,625	—	1,147,625
Proceeds from issuance of restricted stock units		1,900	280	2,180
Proceeds from advance from preferred stockholders		—	230,000	230,000
Proceeds from exercise of options	30,000			30,000
Proceeds from convertible debt	1,500,000			1,500,000
Proceeds from sale of common stock	14,730,934			14,730,934

Net cash provided by financing activities	16,260,934	1,149,525	230,280	17,640,739

Net increase in cash and cash equivalents	8,449,450	53,445	86,552	8,589,447
Cash and cash equivalents, beginning of period	139,997	86,552	—	—

Cash and cash equivalents, end of period	$8,589,447	$139,997	$86,552	$8,589,447

Supplemental disclosure of cash flow information:
Cash paid during the year for taxes	$800	$800	$—	$1,600

Cash paid during the year for interest	41,630	—	—	41,630

Supplemental disclosure of noncash investing and financing activities:
Conversion of advance into preferred stock	$—	$230,000	$—	$230,000
Royalty obligation assumed to obtain intangible assets	$252,000	$—	$—	$252,000

The accompanying notes are an integral part of these consolidated financial statements.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

Note 1	Formation and Business of the Company

VirnetX Holding Corporation (“we,” “us,” “our” or the “Company”) is a development stage company focused on commercializing a patent portfolio for providing solutions for secure real-time communications such as instant messaging, or “IM,” and voice over Internet protocol, or “VoIP.”

In July 2007 we effected a merger between PASW, Inc., a company which had at the time of the merger, publicly traded common stock with limited operations, and VirnetX, Inc., which became our principal operating subsidiary. As a result of this merger, the former security holders of VirnetX, Inc. came to own a majority of our outstanding common stock.

Under generally accepted accounting principles in the United States, the accompanying financial statements have been prepared as if VirnetX, Inc., a company whose inception date was August 2, 2005, who is our predecessor for accounting purposes, had acquired PASW, Inc. on July 5, 2007. Accordingly, the accompanying statement of operations include the operations of VirnetX, Inc. from August 2, 2005 to December 31, 2007 and the operations of PASW, Inc. from July 5, 2007 to December 31, 2007. The historical share activity of VirnetX, Inc. has been retroactively restated to account for the 12.454788 to one exchange rate which was applicable to certain convertible instruments as explained in Note 10 and Note 11 and for our one for three reverse stock split which was implemented on October 29, 2007.

Our principal business activities to date are our efforts to commercialize our patent portfolio. We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain Internet-based communications by a wholly owned Japanese subsidiary of PASW pursuant to the terms of a single license agreement. The revenue generated by this agreement is not significant.

Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date. As such, we are in the development stage and consequently are subject to the risks associated with development stage companies, including the need for additional financings, the uncertainty that our patent and technology licensing program development efforts will produce revenue-bearing licenses for us, the uncertainty that our development initiatives will produce successful commercial products as well as the uncertainty of marketing and customer acceptance of such products.

These financial statements are prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities in the normal course of business. We have incurred net operating losses and negative cash flows from operations. At December 31, 2007, we had a deficit accumulated in the development stage of $10,975,891. However, management believes the $8,589,000 cash on hand at December 31, 2007 is sufficient to meet our working capital needs for 2008 or until significant revenue is generated from operations.

Note 2	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the VirnetX Holding Company, a development stage enterprise, and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

These financial statements reflect the historical results of VirnetX, Inc. and subsequent to the merger date of July 5, 2007, the historical consolidated results of VirnetX Holding Corporation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin 104. We are a licensor of software and generate revenue primarily from the one-time sales of licensed software. Generally, revenue is recognized upon shipment of the licensed software. For multiple element license arrangements, the license fee is allocated to the various elements based on fair value. When a multiple element arrangement includes rights to a post-contract customer support, the portion of the license fee allocated to each function is recognized ratably over the term of the arrangement.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less at the date of purchase to be cash equivalents.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the accelerated and straight line methods over the estimated useful lives of the assets, which range from five to seven years. Repair and maintenance costs are charged to expense as incurred.

Concentration of Credit Risk and Other Risks and Uncertainties

Our cash and cash equivalents are primarily maintained at one financial institution in the United States. Deposits held with this financial institution may exceed the amount of insurance provided on such deposits. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. During the year ended December 31, 2007 we had, at times, funds that were uninsured. The uninsured balance at December 31, 2007 was in excess of $8,000,000. We have not experienced any losses on our deposits of cash and cash equivalents.

Intangible Assets

We record intangible assets at cost, less accumulated amortization. Amortization of intangible assets is provided over their remaining estimated useful lives, which range from 3 to 16 years, on either a straight line basis or as revenue is generated by the assets.

Impairment of Long-Lived Assets

We identify and record impairment losses on intangible and other long-lived assets used in operations when events and changes in circumstances indicate that the carrying amount of an asset might not be recoverable. Recoverability is measured by comparison of the anticipated future net undiscounted cash flows to the related assets’ carrying value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Research and Development

Research and development costs include expenses paid to outside development consultants and compensation related expenses for our engineering staff. Research and development costs are expensed as incurred. Acquired research and development costs are expensed upon acquisition and are part of total research and development expense.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Effective January 1, 2007, we have adopted FASB Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes using the prospective method allowed by FIN 48. The adoption of FIN 48 did not have a material impact on our financial statements.

Fair Value of Financial Instruments

Carrying amounts of our financial instruments, including cash and cash equivalents, accounts payable, notes payable, and accrued liabilities approximate their fair values due to their short maturities. The carrying amount of our minimum royalty payment obligation approximates fair value because it is recorded at a discounted calculation.

Stock-Based Compensation

Our accounting for share-based compensation is in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123(R), which requires the measurement and recognition of compensation expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock-options based on estimated fair values. Using the modified retrospective transition method of adopting SFAS 123(R), the herein financial statements presented reflect compensation expense for stock-based awards as if the provisions of SFAS 123(R) had been applied from the date of inception.

In addition, as required by Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” we record stock and options granted to non-employees at fair value of the consideration received or the fair value of the equity instruments issued as they vest over the performance period.

Earnings Per Share

SFAS No. 128, “Earnings Per Share” requires presentation of basic earnings per share, or Basic EPS, and diluted earnings per share, or Diluted EPS. Basic earnings per share is computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of share outstanding including potentially dilutive securities such as options, warrants and convertible debt. Since we incurred a loss for the period, any common stock equivalents have been excluded because their effect would be anti-dilutive.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51.” These Standards will significantly change the accounting and reporting for business combination transactions and noncontrolling (minority) interests in consolidated financial statements, including capitalizing at the acquisition date the fair value of acquired in-process research and development, and, remeasuring and writing down these assets, if necessary, in subsequent periods during their development. These new standards will be applied prospectively for business combinations that occur on or after January 1, 2009, except that presentation and disclosure requirements of SFAS 160 regarding noncontrolling interests shall be applied retroactively. The implementation of these standards is not expected to have a material impact on the consolidated statements of operations or financial position.

In December 2007, the FASB ratified EITF No. 07-1, “Accounting for Collaborative Agreements.” This standard provides guidance regarding financial statement presentation and disclosure of collaborative agreements, as defined, which includes arrangements regarding the developing and commercialization of products and product candidates. EITF 07-01 is effective as of January 1, 2009. Implementation of this standard is not expected to have a material impact on the consolidated statements of operations or financial position.

In June 2007, the FASB ratified EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to be used in Future Research and Development Activities.” This standard requires that nonrefundable advance payments for goods and services that will be used or rendered in future research and development activities pursuant to executory contractual arrangements be deferred and recognized as an expense in the period the related goods are delivered or services are performed. EITF No. 07-3 became effective as of January 1, 2008 and it did not have a material impact on the consolidated statements of operations or financial position upon adoption.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, or SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ request for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair valued measurements on earnings. SFAS No. 157 applies whenever standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted, except for the impact of FASB Staff Position (FSP) 157-2. FSP 157-2 deferred the adoption of SFAS 157 for non financial assets and liabilities until years ended after November 15, 2008. The Company must adopt these requirements no later than the first quarter of 2008.

On March 19, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”, an amendment of FASB Statement No. 133, or SFAS No. 161. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We have not determined the impact, if any SFAS No. 161 will have on our consolidated financial statements.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 3	Property

Our major classes of property and equipment were as follows:

	December 31
	2007	2006

Office furniture	$10,129	$9,150
Computer equipment	48,827	25,626

Total	58,956	34,776
Less accumulated depreciation	(26,298)	(7,689)

	$32,658	$27,087

Depreciation expense for the years ended December 31, 2007 and 2006 was $18,609 and $7,689, respectively. There was no depreciation expense for the period from August 2, 2005 (date of inception) to December 31, 2005.

Note 4	Patent Portfolio

As of December 31, 2007, we had ten issued U.S. and 8 issued foreign technology related patents, in addition to pending U.S. and foreign patent applications. The term of our issued U.S. and foreign patents runs through the period 2019 to 2024. Most of our issued patents were acquired by our principal operating subsidiary, VirnetX, Inc., from Science Applications International Corporation, or SAIC, pursuant to an Assignment Agreement dated December 21, 2006, and a Patent License and Assignment Agreement dated August 12, 2005, as amended on November 2, 2006, including documents prepared pursuant to the November amendment, and as further amended on March 12, 2008. We are required to make payments to SAIC based on the revenue generated from our ownership or use of the patents assigned to us by SAIC. Minimum annual royalty payments of $50,000 are due beginning in 2008. Royalty amounts vary depending upon the type of revenue generating activities, and certain royalty categories are subject to maximums and other limitations. SAIC is entitled to receive a portion of the proceed revenues, monies or any form of consideration paid for the acquisition of VirnetX or from the settlement of certain patent infringement claims of ours. We have granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure these payment obligations.

Generally upon our default of our agreement with SAIC and certain other events, we are required to convey to SAIC our interests in the patents and patent applications acquired from SAIC without consideration.

At December 31, 2007, in accordance with SFAS 142, “Accounting for Goodwill and Other Intangible Assets”, we recorded the fair value of the $50,000 annual guaranteed payments we have agreed to pay to SAIC in 2008 through 2012 as a liability, calculated using a discount rate of 8%. This liability will accrue interest at the 8% rate during the period it is outstanding. We recorded a related asset equal in amount to the liability as an intangible asset which will be amortized over the expected revenue generating period of our agreement with SAIC.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of December 31, 2007, the expected amortization of the intangible assets is as follows:

2008	$48,000
2009	48,000
2010	48,000
2011	48,000
2012	48,000
Thereafter	12,000

Total	$252,000

As of December 31, 2007, the obligation matures as follows:

2008	$48,000
2009	44,000
2010	40,000
2011	36,000
2012	32,000
Thereafter	52,000

Total	$252,000

Note 5	Commitments

We lease our office facility under a non-cancelable operating lease that expires in August 2012.

Rent expense for the years ended December 31, 2007 and 2006 was $14,925 and $8,209 respectively. For the period from August 2, 2005 (date of inception) to December 31, 2005, there was no rent expense.

Note 6	Stock Plan

In 2005, VirnetX, Inc. adopted the 2005 Stock Plan, or the Plan, which was assumed by us upon the closing of the transaction between VirnetX Holding Corporation and VirnetX, Inc. on July 5, 2007. The Plan provides for the granting of stock options and restricted stock units to employees and consultants of ours. Stock options granted under the Plan may be incentive stock options or nonqualified stock options. Incentive stock options, or ISOs, may only be granted to our employees (including officers and directors). Nonqualified stock options, or NSOs, may be granted to our employees and consultants.

Options under the Plan may be granted for a period of up to ten years and at prices no less than 85% of the estimated fair market value of the shares on the date of grant as determined by the board of directors, provided, however, that the exercise price of an ISO and NSO shall not be less than 100% or 85% of the estimated fair market value of the shares at the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Activity under the Plan is as follows:

		Options Outstanding
	Shares		Weighted
	Available	Number of	Average
	for Grant	Shares	Exercise Price

Shares reserved for the Plan at inception	11,624,469	—	—
Restricted stock units granted	(3,321,277)	—	—
Options granted	—	—	—
Options exercised	—	—	—
Options cancelled	—	—	—

Balance at December 31, 2005	8,303,192	—	—

Restricted stock units granted	(1,058,657)	—	—
Options granted	(1,868,218)	1,868,218	$.24
Options exercised	—	—	—
Options cancelled	—	—	—

Balance at December 31, 2006	5,376,317	1,868,218	$.24

Restricted stock units granted	—	—	—
Options granted	(2,324,925)	2,324,925	4.96
Options exercised		(124,548)	.24
Options cancelled	—	—	—

Balance at December 31, 2007	3,051,392	4,068,595	$2.94

Note 7	Stock-Based Compensation

We account for equity instruments issued to employees in accordance with the provision of SFAS 123(R) which requires that such issuances be recorded at their fair value on the grant date. The recognition of the expense is subject to periodic adjustment as the underlying equity instrument vests.

We have elected to adopt the modified retrospective application method as provided by SFAS 123(R) and, accordingly, financial statement amounts for the periods presented herein reflect results as if the fair value method of expensing equity awards had been applied from inception.

Stock-based compensation expense is included in general and administrative expense for each period as follows:

				Cumulative
				Period from
				August 2, 2005
				(Date of
	Year Ended	Year Ended	Year Ended	Inception) to
	December 31,	December 31,	December 31,	December 31,
Stock-Based Compensation by Type of Award	2007	2006	2005	2007

Restricted stock units	$0	$130,210	$799,920	$930,130
Employee stock options	818,869	81,619	0	900,488

Total stock-based compensation	$818,869	$211,829	$799,920	$1,830,618

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of December 31, 2007, the unrecorded deferred stock-based compensation balance related to stock options was $8,806,496, which will be amortized as expense over an estimate weighted average vesting amortization period of approximately 3.1 years.

The fair value of each option grant was estimated on the date of grant using the following assumptions:

	Year Ended		Year Ended
	December 31,		December 31,
	2007		2006

Volatility	100%		100%
Risk-free interest rate	3.32%		4.77%
Expected life	6.5	years	6	years
Expected dividends	0%		0%

Based on the Black-Scholes option pricing model, the weighted average estimated fair value of employee stock option grants was $4.96 and $.19 for the years ended December 31, 2007 and 2006, respectively.

The expected life was determined using the simplified method outlined in Staff Accounting Bulletin No. 107, or SAB 107, taking the average of the vesting term and the contractual term of the option. Expected volatility of the stock options was based upon historical data and other relevant factors, such as the volatility of comparable publicly-traded companies at a similar stage of life cycle. The Company has not provided an estimate for forfeitures because the Company has no history of forfeited options and believes that all outstanding options at December 31, 2007 will vest. In the future, the Company may change this estimate based on actual and expected future forfeiture rates.

The following table summarizes activity under the equity incentive plans for the indicated periods:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value

Outstanding at December 31, 2005	—	$—	—	$—
Options granted	1,868,218	0.24	—	—
Options exercised	—	—	—	—
Options cancelled	—	—	—	—

Outstanding at December 31, 2006	1,868,218	0.24	—	—
Options granted	2,324,925	4.96	9.7	—
Options exercised	(124,548)	0.24	—	$468,300
Options cancelled	—	—	—	—

Outstanding at December 31, 2007	4,068,595	$2.94	9.1	$11,961,669

Intrinsic value is calculated at the difference between the market price of the Company’s stock on the last trading day of the year ($5.88) and the exercise price of the options. For options exercised, the intrinsic value is the difference between market price and the exercise price on the date of exercise.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about stock options at December 31, 2007:

Options Outstanding				Options Vested and Exercisable
		Weighted				Weighted
		Average			Weighted	Average
		Remaining	Weighted		Average	Remaining
Range of	Number	Contractual	Average	Number	Exercise	Contractual
Exercise Price	Outstanding	Life (Years)	Exercise Price	Exercisable	Price	Life (Years)

$0.24	1,743,690	8.4	$0.24	560,669	$0.24	8.4
4.20	1,347,899	9.5	4.20	572,925	4.20	9.5
5.88 - 6.47	977,026	9.9	6.00	—	—	—

	4,068,595	9.1	$2.94	1,133,594	$2.24	8.9

Note 8	Warrants

During 2007, we issued warrants to purchase 266,667 of our common shares at $.75 per share in conjunction with the July stock issuance. The warrants expire in 2012. We issued warrants to purchase 300,000 of our common shares at $4.80 per share to the underwriter of our December 2007 stock issuance. Those warrants are first exercisable in 2008 and expire in 2012.

Note 9	Earnings Per Share

Basic earnings per share is based on the weighted average number of shares outstanding for a period . Diluted earnings per share is based upon the weighted average number of shares and potentially dilutive common shares outstanding. Potential common shares outstanding principally include stock options, warrants, restricted stock units and other equity awards under our stock plan. Since the Company has incurred losses, the effect of any common stock equivalent would be anti-dilutive.

The following table sets forth the basic and diluted earnings per share calculations (in 000s, except per share information):

	Period Ended December 31,
	2007	2006	2005

Net loss	$(8,692)	$(1,401)	$(882)
Weighted average number of shares outstanding	24,312	17,087	15,217
Basic earnings (loss) per share	$(0.36)	$(0.08)	$(0.06)

For the years ended December 31, 2007 and 2006, there were the following stock equivalents:

	2007	2006

Options	4,068,595	1,868,218
Warrants	566,667	—

	4,635,262	1,868,218

Note 10	Preferred Stock

Our Amended and Restated Certificate of Incorporation, as amended in October 2007, authorizes us to issue 10,000,000 shares of $0.0001 par value per share preferred stock having rights, preferences and privileges to be designated by our Board of Directors. There were no shares of preferred stock outstanding at

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2007. All of the VirnetX, Inc. preferred stock converted into VirnetX, Inc. common stock on a 1-for-1 basis immediately prior to the merger between us and VirnetX, Inc., so at the date of the merger, each preferred share of VirnetX, Inc. converted to 12.454788 shares of our common stock. These shares were subsequently adjusted for the impact of the one for three reverse split in October 2007. The VirnetX, Inc. preferred stock outstanding at December 31, 2006 consisted of the following:

		Original	Shares	Shares
Series	Date Issued	Issue Price	Authorized	Outstanding

Series A Preferred	March 27, 2006	$1.00	2,000,000	1,404,000

The preferred stock at December 31, 2006 had voting rights equal to an equivalent number of the common stock into which it was convertible, and voted together as one class with the common stock.

The preferred stock at December 31, 2006 were entitled to receive dividends prior to and in preference to any declaration or payment of dividends on the common stock, at the rate of $0.08 per share per annum on each outstanding share of Series A preferred stock, payable quarterly. Such dividends were payable only when and if declared by the Board of Directors and are not cumulative. No such dividends were ever declared or paid. After payment of such dividends, any additional dividends would be distributed among Series A preferred stock and common stock pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all such Series A preferred stock into common stock.)

The preferred stock at December 31, 2006 had a preference in liquidation of $1,404,000 or $1.00 per share. In the event of liquidation, the holders of Series A preferred shares were entitled to receive preference on any distribution of any assets equal to $1.00 per share, plus any declared but unpaid dividends. The remaining assets, if any, would then be distributed among the holders of common stock and preferred stock, pro rata based on the number of shares of common stock held by each holder, assuming the conversion of all such redeemable convertible preferred stock, until the holders of a the Series A preferred stock shall have received an aggregate of $2.00 per share. If VirnetX, Inc.’s legally available assets were insufficient to satisfy the liquidation preferences, the assets would be distributed ratably among the holders of the Series A preferred stock, in proportion to the amounts each holder would receive if VirnetX, Inc. had sufficient assets and funds to pay the full preferential amount.

The preferred stock at December 31, 2006 had conversion rights, at the option of the holder, into a number of fully paid and non assessable shares of common stock as is determined by dividing $1.00 by the conversion price applicable to such share, determined as hereafter provided, in effect on the due date the certificate is surrendered for conversion. The initial conversion price per share of Series A preferred stock was $1.00 and was subject to adjustments in accordance with antidilution provisions, including stock splits and stock dividends, contained in VirnetX, Inc.’s certificate of incorporation. Each share of Series A preferred stock automatically converted into shares of common stock at the conversion price at the time in effect for such share immediately upon the earlier of (1) VirnetX, Inc.’s sale of its common stock in a firm commitment underwritten public offering resulting in aggregate cash proceeds to VirnetX, Inc. of not less than $8 million, (2) any reverse merger yielding working capital to VirnetX, Inc. of at least $8 million and resulting in VirnetX, Inc.’s shares being registered under Securities Exchange Act of 1934, (3) the date specified by the written consent or agreement of the holders of a majority of the then outstanding shares of Series A preferred stock.

At December 31, 2006, VirnetX, Inc. had reserved sufficient shares of common stock for issuance upon conversion of the convertible preferred stock.

At December 31, 2006 and 2007, the Series A preferred stock was not mandatorily redeemable.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 11	Common Stock

Each share of common stock has the right to one vote. The holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared by the Board from inception through December 31, 2007. The Company’s restated articles of incorporation authorizes the Company to issue up to 100,000,000 shares of $.0001 par value common stock.

In August 2005, the Company issued 13,285,107 shares to founders for aggregate proceeds of $200.

The Company also issued Restricted Stock Units, or RSUs, to employees and consultants as discussed in Note 7.

All share amounts have been retroactively restated to reflect the conversion rate of 12.454788/1 used to effect the merger between VirnetX, Inc. and VirnetX Holding Corporation and the reverse stock split of 1/3 effective in October 2007.

Note 12	Employee Benefit Plan

During 2007, we sponsored a defined contribution, 401K plan, covering substantially all our employees. The Company’s matching contribution to the plan in 2007 was approximately $5,600. There was no plan in 2006 or 2005.

Note 13	Convertible Debt

In February 2007 we borrowed $500,000 from a group of preferred shareholders. The note accrued interest at 6% and was convertible into our common stock at $.75 per share upon the completion of the transaction in which VirnetX, Inc. came to be our wholly owned subsidiary, or the “Transaction.” Also in February 2007 we borrowed $1,000,000 from a third party. That note paid interest, in cash, at 10% and was convertible into our common stock at $.75 per share upon the completion of the Transaction. A portion, $350,000 of the proceeds of that note were placed as a retainer with our litigation counsel. The same investor purchased $3,000,000 in common stock at $.75 per share, net of expenses of approximately $47,000. That deposit was placed in an escrow account which was released at the close of the Transaction.

Note 14	Short Term Borrowings

During 2007 we borrowed funds on a short-term basis. In June 2007 we borrowed $50,000 at 10% interest. These funds were repaid in July 2007. In December 2007, we borrowed $200,000 in the aggregate from two investors. These funds were repaid, with an aggregate of $2,000 interest, in December 2007.

Note 15	Income Taxes

The Company has Federal and state net operating loss carryforwards of approximately $9,100,000 available to offset future taxable income. The Federal and state loss carryforwards expire beginning in 2025 and 2015 respectively. There are restrictions on the ability of the Company to utilize the benefit in any one year. As a result, the Company has fully reserved any deferred tax benefit from these net operating loss carryforwards.

The Company has Federal and state tax credit carryforwards of approximately $300,000 to reduce future income tax expense. The Federal tax credits expire beginning in 2025. The state tax credits currently do not have an expiration date.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The components of the income tax provision are as follows:

	Period Ended December 31,
	2007	2006	2005

Provision for income taxes at the federal & state statutory rate	$(3,200,000)	$(600,000)	$(390,000)
Stock-based compensation	300,000	100,000	350,000
Research and development credits	(100,000)	(200,000)	—
Valuation allowance	3,000,000	700,000	40,000

Tax provision	$0	$0	$0

The elements of deferred taxes are as follows:

	Period Ended December 31,
	2007	2006	2005

Tax benefit of net operating loss carryforwards	$3,400,000	$500,000	$40,000
Research and development credits	300,000	200,000

Subtotal	3,700,000	700,000	40,000
Less valuation allowance	(3,700,000)	(700,000)	(40,000)

	$0	$0	$0

The change in the deferred tax valuation allowance was an increase of $3,000,000, $660,000 and $40,000 in the periods ended 2007, 2006 and 2005, respectively.

Note 16	Merger of VirnetX, Inc. and VirnetX Holding Corporation

In July 2007, VirnetX Holding Corporation consummated a reverse triangular merger in which the Company’s wholly-owned subsidiary merged with and into VirnetX, Inc. with VirnetX, Inc. as the surviving Corporation to the merger. As a result of the merger VirnetX, Inc. became a wholly-owned subsidiary of the Company, and the pre-merger shareholders of VirnetX Inc. exchanged their shares in VirnetX, Inc. for shares of the common stock of the Company. As a result, the VirnetX, Inc. is considered the acquiror of VirnetX Holding Corporation for accounting purposes.

The key terms of the merger include the following:

•	Our officers and directors, except for the chief financial officer, were replaced upon completion of the transaction so that the officers and directors of VirnetX, Inc. became our officers and directors.

•	VirnetX, Inc.’s convertible notes payable for $1,000,000 and $500,000 were converted into the Company’s common stock in July 2007.

•	VirnetX, Inc.’s escrowed convertible note proceeds of $3,000,000 were released from escrow and converted into the Company’s common stock in July 2007.

•	The Company issued 29,551,398 shares of our common stock and options to purchase 1,743,670 shares of common stock to the pre-merger shareholders, convertible note holders and option holders of VirnetX, Inc. in exchange for 100% of the issued and outstanding capital stock and securities of VirnetX, Inc. Additionally, we issued to MDB Capital Group LLC and its affiliates, warrants to purchase an aggregate of 266,667 shares of our common stock of the Company pursuant to the provisions of the MDB Service Agreement, which we assumed from VirnetX, Inc. in connection with the merger.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 17	Litigation

We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court for the Eastern District of Texas, Tyler Division. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. Discovery has begun and the trial is scheduled to begin on October 12, 2009. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications. On March 31, 2008, Microsoft filed a Motion to Dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008. Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit as a plaintiff. On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator. Microsoft was ordered to provide further information regarding its non-infringement contentions and invalidity contentions in light of the amended infringement contentions. Microsoft was also ordered to provide additional e-mail discovery to VirnetX. Microsoft was not required to search disaster recovery tapes for additional information.

Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty. Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief. Should the District Court issue a judgment in favor of Microsoft, and in connection with such judgment determine that we had acted in bad faith or with fraudulent intent, or we were otherwise found to have exhibited inequitable conduct, the Court could award attorney fees to Microsoft, which would be payable by us.

Because the outcome of this litigation cannot be estimated at this time, we have made no provision for loss or expenses in the accompanying financial statements.

VIRNETX HOLDING CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 18	Quarterly Financial Information (unaudited)

	First	Second	Third	Fourth
	(amounts in thousands except per share)

2007
Revenue	$0	$0	$47	$28
Loss from operations	(410)	(1,526)	(2,589)	(4,125)
Net loss	(410)	(1,572)	(2,566)	(4,144)
Net loss per common share	$(0.02)	$(0.10)	$(0.09)	$(.015)
2006
Revenue	$0	$0	$0	$0
Loss from operations	(376)	(340)	(294)	(398)
Net loss	(374)	(349)	(284)	(394)
Net loss per common share	$(0.02)	$(0.02)	$(0.02)	$(0.02)

VIRNETX HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$2,260,170	$8,589,447
Accounts receivable, net	4,144	5,860
Prepaid expense and other current assets	529,531	399,201

Total current assets	2,793,845	8,994,508

Property and equipment, net	33,307	32,658
Intangible and other assets	252,000	252,000

Total assets	$3,079,152	$9,279,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,467,412	$531,790
Current portion long-term obligation	44,000	48,000

Total current liabilities	1,511,412	579,790

Long-term obligation, net of current portion	160,000	204,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.0001 per share, authorized 10,000,000 shares, issued and outstanding: 0 shares at September 30, 2008 and December 31, 2007, respectively	0	0
Common stock, par value $0.0001 per share, authorized 100,000,000 shares, issued and outstanding: 34,899,985 shares at September 30, 2008 and 34,667,214 at December 31, 2007, respectively	3,489	3,467
Additional paid-in capital	21,383,434	19,467,890
Accumulated deficit	(19,979,183)	(10,975,981)

Total stockholders’ equity	1,407,740	8,495,376

Total liabilities and stockholders’ equity	$3,079,152	$9,279,166

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

			For the period
	Three Months	Three Months	August 2, 2005
	Ended	Ended	(Date of Inception)
	September 30, 2008	September 30, 2007	to September 30, 2008

Revenue — royalties	$23,905	$46,664	$182,821
Operating expense
Research and development	215,513	200,062	1,927,839
General and administrative	2,755,568	2,435,262	18,341,135

Total operating expense	(2,971,081)	(2,635,324)	(20,268,974)

Loss from operations	(2,947,176)	(2,588,660)	(20,086,153)
Interest and other income, net	24,301	22,377	106,970

Net loss	$(2,922,875)	$(2,566,283)	$(19,979,183)

Basic and diluted loss per share	$(0.08)	$(0.08)

Weighted average shares outstanding	34,899,985	30,580,000

			For the period
	Nine Months	Nine Months	August 2, 2005
	Ended	Ended	(Date of Inception)
	September 30, 2008	September 30, 2007	to September 30, 2008

Revenue — royalties	$107,955	$46,664	$182,821
Operating expense
Research and development	633,335	468,240	1,927,839
General and administrative	8,620,276	4,103,509	18,341,135

Total operating expense	(9,253,611)	(4,571,749)	(20,268,974)

Loss from operations	(9,145,656)	(4,525,085)	(20,086,153)
Interest and other income (expense), net	142,454	(23,111)	106,970

Net loss	$(9,003,202)	$(4,548,196)	$(19,979,183)

Basic and diluted loss per share	$(0.26)	$(0.41)

Weighted average shares outstanding	34,866,480	11,135,000

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			For the period
	Nine Months	Nine Months	August 2, 2005
	Ended	Ended	(Date of Inception)
	September 30, 2008	September 30, 2007	to September 30, 2008

Cash flows from operating activities:
Net loss	$(9,003,202)	$(4,548,196)	$(19,979,183)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	13,470	12,425	39,768
Stock-based compensation	1,915,544	348,572	3,746,162
(Increase) in current assets	(128,614)	(561,195)	(548,909)
Increase in accounts payable and accrued expenses	937,644	678,622	1,469,434

Net cash used in operating activities	(6,265,158)	(4,069,772)	(15,272,728)

Cash flow from investing activities:
Cash acquired in acquisition	0	0	14,009
Purchase of fixed assets	(14,119)	(17,401)	(71,850)

Net cash used in investing activities	(14,119)	(17,401)	(57,841)

Cash flow from financing activities:
Proceeds from convertible debt	0	1,500,000	1,500,000
Payment of long-term obligation	(50,000)	0	(50,000)
Proceeds from sale of common stock	0	2,983,439	14,730,934
Proceeds from issuance of preferred stock	0	0	1,147,625
Proceeds from issuance of restricted stock and options	0	0	262,180

Net cash used in financing activities	(50,000)	4,483,439	17,590,739

Net increase (decrease) in cash	(6,329,277)	396,266	2,260,170
Cash — beginning	8,589,447	139,997	0

Cash — ending	$2,260,170	$536,263	$2,260,170

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 —	Basis of Presentation

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, have been condensed or omitted. Results of operations for the interim periods presented are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The accompanying unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation. The information contained in this quarterly report on Form 10-Q should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2007 which are contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 31, 2008.

Note 2 —	Formation and Business of the Company

VirnetX Holding Corporation (“we,” “us,” “our” or the “Company”) is a development stage company focused on commercializing a patent portfolio for providing solutions for secure real-time communications such as instant messaging, or IM, and voice over Internet protocol, or VoIP.

In July 2007 we effected a merger between PASW, Inc., a company which had at the time of the merger, publicly traded common stock with limited operations, and VirnetX, Inc., which became our principal operating subsidiary. As a result of this merger, the former security holders of VirnetX, Inc. came to own a majority of our outstanding common stock.

Under GAAP, the accompanying financial statements have been prepared as if VirnetX, Inc., a company with an inception date of August 2, 2005 and which is our predecessor for accounting purposes, had acquired PASW, Inc. on July 5, 2007. Accordingly, the accompanying statements of operations include the consolidated results for the periods ended September 30, 2008 as well as the deficit accumulated during the development stage, which includes the operations of VirnetX, Inc. from August 2, 2005 to September 30, 2008 and the operations of PASW, Inc. from July 5, 2007 to September 30, 2008. The historical share activity of VirnetX, Inc. has been retroactively restated to account for the exchange rate used in affecting the merger and for a one for three reverse stock split completed on October 29, 2007.

Our principal business activities to date are our efforts to commercialize our patent portfolio. We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain Internet-based communications by a wholly owned Japanese subsidiary of PASW, Inc. pursuant to the terms of a single license agreement. The revenue generated by this agreement is not significant.

Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date. As such, we are in the development stage and consequently are subject to the risks associated with development stage companies, including the need for additional financings, the uncertainty that our patent and technology licensing program development efforts will produce revenue-bearing licenses for us, the uncertainty that our development initiatives will produce successful commercial products as well as the uncertainty of marketing and customer acceptance of such products.

Note 3 —	Earnings Per Share

SFAS No. 128, “Earnings Per Share” requires presentation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding

VIRNETX HOLDING CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

including potentially dilutive securities such as options, warrants and convertible debt. Because we incurred a loss for each period presented, all such potentially dilutive securities have been excluded because their effect would be anti-dilutive.

Note 4 —	Patent Portfolio

As of September 30, 2008, we had 11 issued U.S. and eight issued foreign technology related patents, and have several pending U.S. and foreign patent applications. The term of our issued U.S. and foreign patents runs through the period 2019 to 2024. Most of our issued patents were acquired by our principal operating subsidiary, VirnetX, Inc., from Science Applications International Corporation, or SAIC, pursuant to an Assignment Agreement dated December 21, 2006, and a Patent License and Assignment Agreement dated August 12, 2005, as amended on November 2, 2006, including documents prepared pursuant to the November amendment, and as further amended on March 12, 2008. We are required to make payments to SAIC based on the revenue generated from our ownership or use of the patents assigned to us by SAIC. Minimum annual royalty payments of $50,000 are due beginning in 2008. Royalty amounts vary depending upon the type of revenue generating activities, and certain royalty categories are subject to maximums and other limitations. We have granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure these payment obligations.

Generally upon our default of our agreement with SAIC and certain other events, we are required to convey to SAIC our interests in the patents and patent applications acquired from SAIC without consideration.

During the nine months ended September 30, 2008, we made our first minimum annual payment of $50,000 to SAIC. As of September 30, 2008, we had not received any royalty revenue on the patents nor begun to amortize the related intangible asset.

Note 5 —	Commitments

We lease our office facility under a non-cancelable operating lease that ends in 2012. We recognize rent expense on a straight-line basis over the term of the lease.

Minimum Required Lease
For the Period	Payments in Period

October 1 through December 31, 2008	$9,409
2009	42,100
2010	53,400
2011	58,900
2012	40,300

$204,109

Note 6 —	Stock Plan

In 2005, VirnetX, Inc. adopted the 2005 Stock Plan, or the Plan, which was assumed by us upon the closing of the transaction between VirnetX Holding Corporation and VirnetX, Inc. on July 5, 2007. The Plan provides for the granting of stock options and restricted stock units to our employees, directors and consultants. Stock options granted under the Plan may be incentive stock options or nonqualified stock options. Incentive stock options, or ISOs, may only be granted to our employees (including officers and directors). Nonqualified stock options, or NSOs, may be granted to our employees and consultants.

VIRNETX HOLDING CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Options under the Plan may be granted for a period of up to ten years and at prices not less than 85% of the estimated fair market value of the shares on the date of grant as determined by the board of directors, provided, however, that the exercise price of an ISO and NSO shall not be less than 100% or 85% of the estimated fair market value of the shares at the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant.

There were 4,318,596 options outstanding at September 30, 2008 and 4,068,595 at December 31, 2007 with an average exercise price of $4.34 at September 30, 2008 and $2.94 at December 31, 2007. As of September 30, 2008, there were 2,801,391 shares available to be granted under the Plan.

There were 100,000 options granted during the period July 1, 2008 through September 30, 2008. No options were exercised in the nine months ended September 30, 2008.

Note 7 —	Stock-Based Compensation

We account for equity instruments issued to employees in accordance with the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Shared-Based Payment, or SFAS 123(R), which requires that such issuances be recorded at their fair value on the grant date. Expense recognized is subject to periodic adjustment as the underlying equity instrument vests. We have elected to adopt the modified retrospective application method as provided by SFAS 123(R) and, accordingly, financial statement amounts for the periods presented herein reflect results as if the fair value method of expensing equity awards had been applied from inception.

Stock-based compensation expense is included in general and administrative expense for each period ended September 30, 2008. Total stock-based compensation expense was $678,646 and $1,915,544 for the three and nine months ended September 30, 2008 respectively.

As of September 30, 2008, the unrecorded deferred stock-based compensation balance related to stock options was $7,886,317, which will be amortized as expense over the related vesting period. As of September 30, 2008, the weighted average vesting period was approximately 2.0 years.

The fair value of option grants was estimated on the date of grant using the following assumptions:

	Period
	Ended	Year Ended
	September 30,	December 31,
	2008	2007

Volatility	190.00%	100.00%
Risk-free interest rate	3.83%	3.32%
Expected life	6.3 years	6.5 years
Expected dividends	0.00%	0.00%
Weighted-average grant date fair value of stock options granted	$3.54	$4.96

The expected life was determined using the simplified method outlined in Staff Accounting Bulletin No. 107, extended by SAB 110, using the average of the vesting term and the contractual term of the option. Expected volatility of the stock options was based upon historical data and other relevant factors, such as the volatility of comparable publicly-traded companies at a similar stage of life cycle. The Company has not provided an estimate for forfeitures because the Company has no history of forfeited options and believes that all outstanding options at September 30, 2008 will vest. In the future, the Company may change this estimate based on actual and expected future forfeiture rates.

Note 8 —	Warrants

During 2007, we issued warrants to purchase 266,667 shares of our common stock at $0.75 per share. The warrants expire in 2012. In January 2008, 233,334 of these warrants were exercised in a cashless exercise transaction. As a result of the January 2008 exercise, a total of 203,911 shares of our common stock were issued. In March 2008, 33,333 of these warrants were exercised in a cashless exercise transaction. As a result of the March 2008 exercise, a total of 28,860 shares of our common stock were issued.

During 2007, we issued warrants to purchase 300,000 shares of our common stock at $4.80 per share to the underwriter of our December 2007 stock issuance. Those warrants are first exercisable in 2008 and expire in 2012.

Note 9 —	Litigation

We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court for the Eastern District of Texas, Tyler Division, or the District Court. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link between Computers of Virtual Private Network without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications.

A Markman hearing on claim construction is scheduled for February 2009, and the trial is scheduled to begin on October 12, 2009. On March 31, 2008, Microsoft filed its Motion to Dismiss our case. On June 3, 2008, the court denied the Motion to Dismiss filed by Microsoft. The court’s order denying Microsoft’s motion expressly confirms our constitutional standing to sue for patent infringement. Also pursuant to the court decision on June 10, 2008, SAIC joined us in our lawsuit as a plaintiff. On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator. Microsoft was ordered to provide further information regarding its non-infringement contentions and invalidity contentions in light of the amended infringement contentions. Microsoft was also ordered to provide additional e-mail discovery to us. Microsoft was not required to search disaster recovery tapes for additional information.

Although we believe Microsoft infringes three of our patents and we intend to vigorously pursue this case, at this stage of the litigation the outcome cannot be predicted. Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief. Should the District Court issue a judgment in favor of Microsoft, and in connection with such judgment determine that we had acted in bad faith or with fraudulent intent, or we were otherwise found to have exhibited inequitable conduct, the Court could award attorney fees to Microsoft, which would be payable by us.

Because the outcome of this litigation cannot be estimated at this time, we have made no provision for loss or future expenses in the accompanying financial statements.

3,000,000 Shares of Common Stock
Warrants to Purchase 4,500,000 Shares of Common Stock

VIRNETX HOLDING CORPORATION

PROSPECTUS

Gilford Securities Incorporated

          , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us in connection with this offering based on an assumed public offering price of $1.75. All amounts shown are estimates other than the registration fee and assume no exercise of warrants.

Amount to be
Paid

SEC registration fee	$1,179
Printing and engraving	50,000
Underwriter’s fees and expenses (including fees and expenses associated with underwriter’s outside legal counsel)	588,500
Legal fees and expenses	300,000
Accounting fees and expenses	13,000
Miscellaneous	287,000
Total	1,239,679

Item 15.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation

Our Certificate of Incorporation provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Our Certificate of Incorporation provides that the company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 16.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17.	Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 6 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California, on January 2, 2009.

VIRNETX HOLDING CORPORATION

By:	/s/ Kendall Larsen
Name:     Kendall Larsen

Title:	President and Chief Executive Officer

In accordance with the requirements of the Securities Act, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated:

Signature and Name		Capacity	Date

/s/ Kendall Larsen Kendall Larsen		President, Chief Executive Officer (Principal Executive Officer) and Director	January 2, 2009

* William E. Sliney		Chief Financial Officer (Principal Accounting and Financial Officer)	January 2, 2009

* Edmund C. Munger		Director	January 2, 2009

* Scott C. Taylor		Director	January 2, 2009

* Michael F. Angelo		Director	January 2, 2009

* Thomas M. O’Brien		Director	January 2, 2009

*By:	/s/ Kendall Larsen Kendall Larsen Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Form of Underwriting Agreement between VirnetX Holding Corporation and Gilford Securities Incorporated
2.1	Agreement and Plan of Merger of PASW, Inc., a Delaware corporation and PASW, Inc., a California corporation dated May 25, 2007(1)
2.2	Certificate of Merger filed with the Secretary of State of the State of Delaware on May 30, 2007(1)
2.3	Agreement and Plan of Merger and Reorganization among PASW, Inc., VirnetX Acquisition, Inc. and VirnetX, Inc. dated as of June 12, 2007(1)
3.1	Certificate of Incorporation of the Company(1)
3.2	By-Laws of the Company(1)
4.1	Form of Common Stock Purchase Warrant*
4.2	Form of Underwriter Warrant
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP*
10.1	Amendment No. 2 to Patent License and Assignment Agreement by and between VirnetX, Inc. and Science Applications International Corporation, dated as of March 12, 2008(2)
10.2	IP Brokerage Agreement by and between ipCapital Group, Inc. and VirnetX, Inc., effective as of March 13, 2008(2)
10.3	Engagement Letter by and between VirnetX Holding Corporation and ipCapital Group, Inc. dated March 12, 2008(2)
21.1	Subsidiaries of the Registrant(3)
23.1	Consent of Farber Hass Hurley LLP, Independent Auditors
23.2	Consent of Burr, Pilger & Mayer LLP, Independent Accountants
23.3	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (contained in the signature pages hereto)
99.1	2007 Stock Plan(4)

*	Previously filed.

(1)	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 12, 2007.

(2)	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 18, 2008.

(3)	Incorporated by reference to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2008.

(4)	Incorporated by reference to the Company’s Form S-8 filed with the Securities and Exchange Commission on March 25, 2008.